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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/ /	Soliciting Material Pursuant to §240.14a-12
The Allstate Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE ALLSTATE CORPORATION
 2775 Sanders Road
Northbrook, Illinois 60062-6127

March 26, 2001

Notice of Annual Meeting and Proxy Statement

Dear Stockholder:

    You are invited to attend Allstate's 2001 annual meeting of stockholders to be held on Tuesday, May 15, 2001. The meeting will be held at 11 a.m. in the Harris Bank Auditorium, 111 W. Monroe, Chicago, Illinois.

    Following this page are the following:

  •
  The notice of meeting

  •
  The proxy statement

  •
  Financial information about Allstate and management's discussion and analysis of Allstate's operations and financial condition

    Also enclosed are the following:

  •
  A proxy card/voting instruction form

  •
  A postage-paid envelope

  •
  Allstate's 2000 summary Annual Report

    Your vote is important. You may vote by telephone, internet or mail. Please use one of these methods to vote before the meeting even if you plan to attend the meeting.

                        Sincerely,

                        Edward M. Liddy
                        Chairman, President and
                        Chief Executive Officer

THE ALLSTATE CORPORATION
 2775 Sanders Road
Northbrook, Illinois 60062-6127

March 26, 2001

Notice of Annual Meeting of Stockholders

    The annual meeting of stockholders of The Allstate Corporation will be held at the Harris Bank Auditorium which is located at 111 W. Monroe, Chicago, Illinois on Tuesday, May 15, 2001, at 11 a.m. for the following purposes:

  1.
  To elect to the Board of Directors thirteen directors to serve until the 2002 annual meeting

  2.
  To ratify the appointment of Deloitte & Touche LLP as Allstate's independent public accountants for 2001

  3.
  To approve Allstate's 2001 Equity Incentive Plan

  4.
  To consider a stockholder proposal for cumulative voting in elections of directors

  5.
  To consider a stockholder proposal for the endorsement of CERES Principles

    In addition, any other business properly presented may be acted upon at the meeting.

    Allstate began mailing this proxy statement and proxy cards/voting instruction forms to its stockholders and to participants in its profit sharing fund on March 26, 2001.

                      By Order of the Board,

                      Robert W. Pike
                      Secretary

Proxy and Voting Information

Who is asking for your vote and why

    The annual meeting will be held only if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you vote before the meeting or if you attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. To ensure that there will be a quorum, the Allstate Board of Directors is requesting that you vote before the meeting and allow your Allstate stock to be represented at the annual meeting by the proxies named on the enclosed proxy card/voting instruction form. Voting before the meeting will not prevent you from voting in person at the meeting. If you vote in person at the meeting, your previous vote will be automatically revoked.

Who can vote

    You are entitled to vote if you were a stockholder of record at the close of business on March 16, 2001. On March 16, 2001, there were 725,388,907 Allstate common shares outstanding and entitled to vote at the annual meeting.

How to vote

    If you hold your shares in your own name as a record holder, you may instruct the proxies how to vote your shares in any of the following ways:

  •
  By using the toll-free telephone number printed on the proxy card/voting instruction form

  •
  By using the internet voting site and instructions listed on the proxy card/voting instruction form

  •
  By signing and dating the proxy card/voting instruction form and mailing it in the enclosed postage-paid envelope to The Allstate Corporation, c/o First Chicago Trust Company, a division of EquiServe, P.O. Box 8010, Edison, NJ 08818-9007

    You may vote by telephone or internet 24 hours a day, seven days a week. If you vote using the internet, such votes are valid under Delaware law. If you hold your shares through a bank, broker, or other record holder, you may vote your shares by following the instructions they have provided.

How votes are counted and discretionary voting authority of proxies

    When you vote you may direct the proxies to withhold your votes from particular director nominees. With respect to each of the other items, you may vote "for" or "against," or you may "abstain" from voting.

    The thirteen nominees who receive the most votes will be elected to the open directorships even if they get less than a majority of the votes. For any other item to be ratified or approved, a majority of the shares present at the meeting and entitled to vote on the item must be voted in favor of it.

    Abstention with respect to any of items 2 through 5 will be counted as shares present at the meeting and will have the effect of a vote against the matter. Broker non-votes (that is, if the broker holding your shares in street name does not vote with respect to a proposal) and shares as to which proxy authority is withheld with respect to a particular matter will not be counted as shares voted on the matter and will have no effect on the outcome of the vote.

    If you use the telephone, the internet or the proxy card/voting instruction form to allow your shares to be represented at the annual meeting by the proxies but you do not give voting instructions, then the proxies will vote your shares as follows on the five matters set forth in this proxy statement:

  •
  For all of the nominees for director listed in this proxy statement

  •
  For the ratification of the appointment of Deloitte & Touche LLP as Allstate's independent public accountants for 2001

  •
  For the approval of Allstate's 2001 Equity Incentive Plan

  •
  Against the stockholder proposal for cumulative voting in elections of directors

  •
  Against the stockholder proposal relating to CERES Principles

    Other than the five items set forth in this proxy statement, Allstate knows of no other matters to be brought before the meeting. If you use the telephone, the internet or the proxy card/voting instruction form to allow your shares to be represented at the annual meeting, the proxies may vote your shares in accordance with their judgment on any other matters presented at the meeting.

How to change your vote

    Before your shares have been voted at the annual meeting by the proxies, you may change or revoke your vote in the following ways:

  •
  Voting again by telephone, by internet or in writing

  •
  Attending the meeting and voting your shares in person

    Unless you attend the meeting and vote your shares in person, you should use the same method as when you first voted—telephone, internet or writing. That way, the inspectors of election will be able to identify your latest vote.

    If your shares are held in the name of a bank, broker or other record holder and you plan to attend the meeting, please bring proof of ownership that documents your right to attend and personally vote your shares.

Confidentiality

    All proxies, ballots and tabulations that identify the vote of a particular stockholder are kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet certain legal requirements. Representatives of EquiServe Trust Company, N.A. will act as the inspectors of election and will count the votes. They are independent of Allstate and its directors, officers and employees.

    Comments written on proxy cards/voting instruction forms or ballots may be provided to the Secretary of Allstate with the name and address of the stockholder. The comments will be provided without reference to the vote of the stockholder, unless the vote is mentioned in the comment or unless disclosure of the vote is necessary to understand the comment. At Allstate's request, the inspectors of election may provide Allstate with a list of stockholders who have not voted and periodic status reports on the aggregate vote. These status reports may include breakdowns of vote totals by different types of stockholders, as long as Allstate is not able to determine how a particular stockholder voted.

Profit Sharing Participants

    If you hold Allstate common shares through The Savings and Profit Sharing Fund of Allstate Employees, your proxy card/voting instruction form for those shares will instruct the profit sharing trustee how to vote those shares. If you return a proxy card/voting instruction form on a timely basis, the trustee shall vote as instructed for all Allstate common shares allocated to your profit sharing account unless to do so would be inconsistent with the trustee's duties.

    If you do not return your proxy card/voting instruction form on a timely basis for the shares allocated to your profit sharing account, or you submit it with unclear voting instructions, those shares will be considered "unvoted". The trustee will vote all unvoted shares and all unallocated shares held by the profit sharing fund as follows:

  •
  If the trustee receives instructions (through proxy card/voting instruction forms) on a timely basis for at least 50% of the votable shares in the profit sharing fund, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the trustee's duties.

  •
  If the trustee receives instructions for less than 50% of the votable shares, the trustee shall vote all unvoted and unallocated shares in its sole discretion. However, the trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

    Profit sharing votes receive the same level of confidentiality as all other votes. You may not vote the shares allocated to your profit sharing account by attending the meeting and voting in person. You must instruct The Northern Trust Company, as trustee for the profit sharing fund, as to how you want your profit sharing fund shares voted.

If You Receive More Than One Proxy Card/Voting Instruction Form

    If you receive more than one proxy card/voting instruction form, your shares are probably registered in more than one account or you may hold shares as a registered stockholder and through The Savings and Profit Sharing Fund of Allstate Employees. You should vote each proxy card/voting instruction form you receive.

Annual Report Delivery

    Some banks, brokers and other record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that you and other holders of Allstate common stock in your household may not receive separate copies of our proxy statement or annual report. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Investor Relations, The Allstate Corporation, 3075 Sanders Road, Northbrook, IL 60062-7127, (800) 416-8803.

Item 1
Election of Directors

    Each nominee was previously elected by the stockholders at Allstate's 2000 Annual Meeting on May 18, 2000, and has served continuously since then. The terms of all directors will expire at this annual meeting in May 2001. No person, other than the directors of Allstate acting solely in that capacity, is responsible for the naming of the nominees. The Board of Directors expects all nominees named in this proxy statement to be available for election. If any nominee is not available, then the proxies may vote for a substitute.

    Information as to each nominee follows. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held.

Nominees

F. Duane Ackerman (Age 58)
 Director since 1999

Chairman, President and Chief Executive Officer since 1997 of BellSouth Corporation, a communications services company. Mr. Ackerman previously served as President and Chief Executive Officer of BellSouth Corporation from 1996 to 1997 and as Chief Operating Officer and Vice Chairman from 1995 to 1996. Mr. Ackerman also serves as a director of Wachovia Bank.

James G. Andress (Age 62)
 Director since 1993

Chairman and Chief Executive Officer of Warner Chilcott PLC, a pharmaceutical company, from February 1997 until his retirement in January 2000. Mr. Andress had been President, Chief Executive Officer and a director of Warner Chilcott since 1996. Mr. Andress also served as its President and Chief Executive Officer from November 1996 until 1998. Mr. Andress is also a director of Information Resources, Inc., OptionCare, Inc., Sepracor, Inc., and Xoma Corporation.

Warren L. Batts (Age 68)
 Director since 1993

Chairman and Chief Executive Officer of Tupperware Corporation, a consumer products company, from June 1996 until his retirement in September 1997. He served as Chairman and Chief Executive Officer of Premark International, Inc. from September 1986 to June 1996 and as Chairman of the Board of Premark International, Inc. until September 1997. He is also a director of Cooper Industries, Inc., Sears, Roebuck and Co., and Sprint Corporation.

Edward A. Brennan (Age 67)
 Director since 1993

Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from January 1986 until his retirement in August 1995. Mr. Brennan is also a director of AMR Corporation, Dean Foods Company, Exelon Corporation, Minnesota Mining and Manufacturing Company, and Morgan Stanley Dean Witter & Co.

James M. Denny (Age 68)
 Director since 1993

Chairman since January 2001 of Gilead Sciences, Inc., a biopharmaceutical company. Mr. Denny is also an advisor to investors and investment managers including William Blair Capital Partners LLC, a private equity fund, where he had been Managing Director from September 1995 until December 2000. Previously, Mr. Denny was Vice Chairman of Sears, Roebuck and Co. until his retirement in August 1995. He is also a director of ChoicePoint, Inc. and GATX Corporation.

W. James Farrell (Age 58)
 Director since 1999

Chairman since May 1996 and Chief Executive Officer since September 1995 of Illinois Tool Works Inc., a manufacturer of engineering and industrial components. Mr. Farrell served as President of Illinois Tool Works from September 1994 to May 1996. He is also a director of the Federal Reserve Bank of Chicago, Sears, Roebuck and Co. and the Quaker Oats Company.

Ronald T. LeMay (Age 55)
 Director since 1999

President and Chief Operating Officer since October 1997 of Sprint Corporation, a global communications company. Mr. LeMay was Chairman, President and Chief Executive Officer of Waste Management, Inc., a provider of waste management services, from July 1997 to October 1997. Previously, Mr. LeMay was President and Chief Operating Officer of Sprint from February 1996 to July 1997 and Vice Chairman from April 1995 to February 1996. He was Chief Executive Officer of Sprint Spectrum L.P. from March 1995 to September 1996. Mr. LeMay is also a director of Ceridian Corporation, Imation Corporation and Sprint Corporation.

Edward M. Liddy (Age 55)
 Director since 1999

Chairman, President and Chief Executive Officer of Allstate since January 1999. Mr. Liddy served as President and Chief Operating Officer of Allstate from January 1995 until 1999. Before joining Allstate, Mr. Liddy was Senior Vice President and Chief Financial Officer of Sears, Roebuck and Co. He is also a director of Minnesota Mining and Manufacturing Company and The Kroger Co.

Michael A. Miles (Age 61)
 Director since 1993

Special Limited Partner since 1995 of Forstmann Little & Co., an investment firm. He is also a director of AMR Corporation, AOL Time Warner Inc., Community Health Systems, Inc., Dell Computer Corporation, Exult, Inc., The Interpublic Group of Companies, Inc., Morgan Stanley Dean Witter & Co. and Sears, Roebuck and Co.

H. John Riley, Jr. (Age 60)
 Director since 1998

Chairman, President and Chief Executive Officer since April 1996 of Cooper Industries Inc., a diversified manufacturer of electrical products and tools and hardware. Mr. Riley had served as President and Chief Executive Officer of Cooper since 1995. He is also a director of Baker Hughes Inc.

Joshua I. Smith (Age 59)
 Director since 1997

Vice Chairman and Chief Development Officer since June 2000 of iGate, Inc., a manufacturer of broadband convergence products for communications companies. Previously, Mr. Smith had been Chairman and Chief Executive Officer of The MAXIMA Corporation, a provider of technology systems support services, from 1978 until 2000. In June 1998, The MAXIMA Corporation filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Reform Act of 1978 in the United States Bankruptcy Court, District of Maryland. Mr. Smith is also a director of Cardio Comm Solutions, Caterpillar, Inc. and Federal Express Corporation.

Judith A. Sprieser (Age 47)
 Director since 1999

Chief Executive Officer since September 2000 of Transora, a global eMarketplace for consumer packaged goods. Ms. Sprieser was Executive Vice President of Sara Lee Corporation from 1998 until 2000 and had also served as Chief Financial Officer from 1994 to 1998. Ms. Sprieser also serves as a director of USG Corporation and is a trustee of Northwestern University.

Mary Alice Taylor (Age 51)
 Director since 2000

Chairman and Chief Executive Officer of HomeGrocer.com, an internet e-commerce company from September 1999 until her retirement in October 2000. Ms. Taylor was Corporate Executive Vice President of Citigroup, Inc. from January 1997 until September 1999. Previously, Ms. Taylor was Senior Vice President of Federal Express Corporation from June 1980 until December 1996. Ms. Taylor also serves as a director of Autodesk, Inc., Blue Nile, Inc., Dell Computer Corporation, Sabre Inc. and Webvan Group, Inc.

Meetings of the Board and Board Committees

    The Board held six meetings during 2000. Each incumbent director attended at least 75% of the Board meetings and meetings of committees of which he or she was a member. The following table identifies each committee, its members and the number of meetings held during 2000. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent" as required by the applicable listing standards of the New York Stock Exchange. A summary of each committee's functions and responsibilities follows the table.

Director	Audit	Compensation and Succession	Nominating and Governance
F. Duane Ackerman		X
James G. Andress	X	X
Warren L. Batts		X	X
Edward A. Brennan		X	X*
James M. Denny	X*		X
W. James Farrell		X
Ronald T. LeMay	X	X
Michael A. Miles	X		X
H. John Riley, Jr.		X*	X
Joshua I. Smith	X		X
Judith A. Sprieser	X
Mary Alice Taylor	X
Number of Meetings in 2000	5	5	4
* Committee Chair

Functions of Board Committees

    Audit Committee Functions:

  •
  Review Allstate's annual financial statements, annual report on Form 10-K and annual report to stockholders and prepare the Audit Committee Report for the proxy statement

  •
  Review Allstate's accounting, auditing and internal control principles and practices affecting the financial statements

  •
  Examine the scope of audits conducted by the independent public accountants and the internal auditors

  •
  Review reports by the independent public accountants and internal auditors concerning management's compliance with law and Allstate's policies on ethics and business conduct

  •
  Confer with the General Counsel on the status of potentially material legal matters affecting Allstate's financial statements

  •
  Periodically review and evaluate the qualifications, independence and performance of the independent public accountants

  •
  Advise the Board on the appointment of independent public accountants

  •
  Conduct independent inquiries when deemed necessary by the Committee to discharge its duties

  •
  Conduct annual review and assessment of Audit Committee charter

    Compensation and Succession Committee Functions:

  •
  Recommend nominees for certain officer positions

  •
  Administer Allstate's executive compensation, stock option and benefit plans

  •
  Advise the Board on the proxy statement and form of proxy for the annual meeting

  •
  Annually review management organization and succession plans for the corporation and senior officers of each significant operating subsidiary

    Nominating and Governance Committee Functions:

  •
  Recommend nominees for election to the Board and its committees

  •
  Recommend nominees for election as Chairman and Chief Executive Officer

  •
  Determine the criteria for the assessment of the performance of the Board and administer non-employee director compensation

  •
  Conduct periodic reviews of the performance of the Chairman and Chief Executive Officer

  •
  Advise the Board on the proxy statement and form of proxy for the annual meeting

  •
  Advise the Board on the establishment of guidelines on corporate governance

  •
  Advise the Board on policies and practices on stockholder voting

Compensation Committee Interlocks and Insider Participation

    During 2000, the Compensation and Succession Committee consisted of H. John Riley, Jr., Chairman, F. Duane Ackerman, James G. Andress, Warren L. Batts, Edward A. Brennan, W. James Farrell, Ronald T. LeMay. None is a current or former officer of Allstate or any of its subsidiaries. There were no committee interlocks with other companies in 2000 within the meaning of the Securities and Exchange Commission's proxy rules.

Directors' Compensation and Benefits

    The following table lists the compensation and benefits provided in 2000 to directors who are not employees of Allstate or its affiliates ("non-employee directors"):

  Non-Employee Directors' Compensation and Benefits

	Cash Compensation	Equity Compensation
	Annual Retainer Fee(a)	Grant of Allstate Shares(b)	Stock Option for Allstate Shares(c)
Board Membership	$25,000	1,000 shares	3,000 shares
Committee Chairperson:
Audit, Compensation and Succession, Nominating and Governance Committees	$5,000
Committee Members:
Audit, Compensation and Succession, Nominating and Governance Committees	–0–

(a)
Under the Equity Incentive Plan for Non-Employee Directors, directors may elect to receive Allstate common stock in lieu of cash compensation. In addition, under Allstate's Deferred Compensation Plan for Directors, directors may elect to defer directors' fees to an account which generates earnings based on:

  1. The market value of and dividends on Allstate's common shares ("common share equivalents")

  2. The average interest rate payable on 90-day dealer commercial paper

  3. Standard & Poor's 500 Composite Stock Price Index (with dividends reinvested)

  4. A money market fund

  No director has voting or investment powers in common share equivalents, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan (together with earnings thereon) may be transferred between accounts and are distributed in a lump sum or over a period not in excess of ten years.

(b)
Granted each December 1st under the Equity Incentive Plan for Non-Employee Directors and subject to restrictions on transfer until the earliest of six months after grant, death or disability or termination of service. Grants are accompanied by a cash payment to offset the increase in the director's federal, state and local tax liabilities (assuming the maximum prevailing individual tax rates) resulting from the grant of shares. Directors who are elected to the board between annual shareholder meetings are granted a pro-rated number of Allstate shares on June 1st following the date of the director's initial election.

(c)
Granted each June 1st at exercise prices equal to 100% of value on the date of grant. Effective June 1, 2001, the option grant will change to 4,000 shares. Directors who are elected to the board between annual shareholder meetings are granted an option for a pro-rated number of shares on the date of their election at an exercise price equal to 100% of value on the date of their election. The options become exercisable in three annual installments, expire ten years after grant, and have a "reload" feature. The reload feature permits payment of the exercise price by tendering Allstate common stock, which in turn gives the option holder the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. The options permit the option holder to exchange shares owned or have option shares withheld to satisfy all or part of the exercise price. The vested portion of options may be transferred to any immediate family member, to a trust for the benefit of the director or immediate family members, or to a family limited partnership.

Security Ownership of Directors and Executive Officers

    The following table sets forth certain information as to shares of Allstate common stock beneficially owned by each director and executive officer named in the Summary Compensation Table, and by all executive officers and directors of Allstate as a group. Shares reported include shares held as nontransferable restricted shares awarded under Allstate's employee benefit plans, subject to forfeiture under certain circumstances, and shares subject to stock options exercisable on or prior to April 1, 2001. The percentage of Allstate shares beneficially owned by any Allstate director or nominee or by all directors and officers of Allstate as a group does not exceed 1%. Unless indicated otherwise in the footnotes below, all shares are directly owned as of January 31, 2001.

Name	Amount and Nature of Beneficial Ownership of Allstate Shares(a)
F. Duane Ackerman	14,400	(b)
James G. Andress	15,661
Warren L. Batts	28,350
Edward A. Brennan	286,152	(c)
John L. Carl	109,717	(d)
Richard I. Cohen	103,756	(e)
James M. Denny	112,596	(f)
W. James Farrell	3,000	(g)
Ronald T. LeMay	4,000	(h)
Edward M. Liddy	1,236,113	(i)
Michael A. Miles	32,498
H. John Riley, Jr.	16,667	(j)
Joshua I. Smith	9,250	(k)
Judith A. Sprieser	4,305	(l)
Mary Alice Taylor	6,178
Casey J. Sylla	279,264	(m)
Thomas J. Wilson, II	467,258	(n)
All directors and officers as a group	4,223,222	(o)

(a)
Each of the totals for Messrs. Andress, Batts, Brennan, Denny and Miles includes 9,000 Allstate shares subject to option.

(b)
Includes 500 shares subject to option.

(c)
Does not include 36,894 shares held by Mr. Brennan's spouse. Mr. Brennan disclaims beneficial ownership of these shares.

(d)
Includes 73,912 shares subject to option.

(e)
Includes 69,793 shares subject to option. Does not include 130 shares held by Mr. Cohen's spouse. Mr. Cohen disclaims beneficial ownership of these shares.

(f)
Does not include 18,000 shares held by Northcote LLC, of which Mr. Denny's spouse is a managing member. Also does not include 370 shares held in a trust of which Mr. Denny is co-trustee. Mr. Denny disclaims beneficial ownership of these shares.

(g)
Includes 1,000 shares subject to option.

(h)
Includes 1,500 shares subject to option.

(i)
Includes 939,768 shares subject to option.

(j)
Includes 2,667 shares subject to option.

(k)
Includes 6,750 shares subject to option.

(l)
Includes 834 shares subject to option.

(m)
Includes 239,504 shares subject to option.

(n)
Includes 424,003 shares subject to option.

(o)
Includes 2,930,120 shares subject to option.

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Northern Trust Corporation 50 S. LaSalle Street Chicago, IL 60675	45,611,933(a)	6.24%
Common	Capital Research & Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071	48,470,500(b)	6.6%

(a)
As of December 31, 2000. Held by Northern Trust Corporation together with certain subsidiaries (collectively "Northern"). Of such shares, Northern held 2,974,781 with sole voting power; 42,528,784 with shared voting power; 2,960,520 with sole investment power; and 181,504 with shared investment power. 42,188,039 of such shares were held by The Northern Trust Company as trustee on behalf of participants in Allstate's profit sharing plan. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(b)
As of December 29, 2000 based on Form 13G reflecting sole investment power over shares, filed by Capital Research and Management Company on February 12, 2001.

Item 2
Ratification of Appointment of Independent Public Accountants

    Item 2 is the ratification of the appointment by the Board of Deloitte & Touche LLP as Allstate's independent public accountants for 2001. The Board's appointment was based on the Audit Committee's recommendation. Although stockholder approval of the Board's appointment of Deloitte & Touche LLP is not required by law, the Board of Directors believes it is advisable to give stockholders an opportunity to ratify its selection. If the appointment is not ratified, the Board of Directors may reconsider its selection.

    Representatives of Deloitte & Touche LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

    The Board unanimously recommends that stockholders vote for the ratification of the appointment of Deloitte & Touche LLP as independent public accountants for 2001 as proposed.

Item 3
Approval of The Allstate Corporation
2001 Equity Incentive Plan

    We are asking stockholders to approve The Allstate Corporation 2001 Equity Incentive Plan, which the Board approved on March 13, 2001. The Board believes the plan will help attract and retain key employees by providing a means by which such employees can acquire and maintain equity ownership, aligning their interests with those of the stockholders.

    Under the existing equity incentive plan, only 3,199,503 shares remain available for awards as of March 15, 2001. Thus, additional shares are needed in order to continue the Company's equity based compensation for officers and other key employees. No awards will be made under the plan unless it is approved by stockholders.

    The following is a summary of the material features of the plan and is qualified in its entirety by reference to Appendix A, which contains the complete text of the plan.

Summary of the 2001 Equity Incentive Plan

Administration.  The plan will be administered by the Compensation and Succession Committee or another committee appointed by the Board of Directors. The Committee will have full and final authority under the plan to determine eligibility and types and terms of awards and to interpret and administer the plan.

Shares Available Under the Plan.  A maximum of 37,000,000 shares of common stock would be reserved for issuance under the plan. In addition, any unused shares available for awards under The Allstate Corporation Equity Incentive Plan will be available for awards under this plan. The Committee may use either authorized but unissued shares or treasury shares for awards.

    As of March 15, 2001, the closing price of Allstate common stock as reported on the New York Stock Exchange Composite Tape was $40.07.

Eligibility.  Awards may be made to key employees of Allstate or any of its subsidiaries. In determining which key employees will receive awards, the Committee will consider such factors as it deems relevant in order to promote the purposes of the plan. As of March 15, 2001, there were approximately 1,500 key employees of Allstate and its subsidiaries.

Types of Awards

Stock Options.  The plan provides for the grant of nonqualified options and incentive stock options. Each award will include the option exercise price, its term (which shall not be greater than 10 years) and vesting schedule (which has been a four-year schedule for recent grants under the Company's existing equity plan), and any rights to dividend equivalents and reload options. The Committee will not have the right to amend an outstanding option grant for the sole purpose of reducing its exercise price.

    The option exercise price must be at least the fair market value of Allstate common stock on the date of grant. To exercise an option, the employee must deliver written notice of intent to purchase a specific number of shares subject to the option terms. The exercise price for the shares must be paid in full at the time of exercise. Payment may be made by cash, previously acquired shares of common stock, simultaneous sale through a broker of common stock acquired on exercise, or any combination of the foregoing.

    An option may contain a reload feature. If an employee pays the exercise price by tendering shares of common stock, the employee then receives a reload option for the amount of shares tendered (and, if so provided by the Committee, for shares retained by Allstate to satisfy tax withholding obligations). The reload option will have an exercise price equal to the fair market value of Allstate stock on the date the common stock was tendered to exercise the option and will be subject to new vesting provisions commencing one year from the date of grant. The remaining terms of the reload option shall be the same as the underlying exercised option, including the original expiration dates.

Unrestricted Stock, Restricted Stock, and Restricted Stock Units.  The Committee may also award shares of common stock, which may be subject to restrictions, and restricted stock units. The Committee may establish performance goals, described below, for restricted stock and restricted stock units. Each award shall include the restrictions, period of restriction and performance goals, if applicable.

    Employees holding restricted stock may exercise full voting rights with respect to those shares during the restriction period and, subject to the Committee's right to determine otherwise at grant date, will receive regular cash dividends.

Stock Appreciation Rights.  SARs may be in the form of freestanding SARs or tandem SARs or any combination. Upon exercise of a SAR, an employee will receive payment in an amount equal to the product of the excess of the fair market value on the date of exercise over the base value multiplied by the number of shares of stock with respect to which the SAR is exercised.

Performance Units and Performance Stock.  The Committee may also award performance units and performance stock with performance goals. The extent to which the performance goals are met during the performance periods established by the Committee will determine the number and/or value of performance units/stock that will be paid to employees. Payment of the value of earned performance units/stock after the end of the performance period will be made in cash or stock (or a combination of both) that has an aggregate fair market value equal to the value of the performance units/stock at the end of the performance period. Such stock may be granted subject to any restrictions the Committee determines.

Other Awards.  The Committee may grant other awards which may include the payment of stock in lieu of cash (including cash payable under other company incentive or bonus programs) and the payment of cash based on attainment of performance goals established by the Committee.

Performance Goals.  Certain awards under the plan may be based on achievement of performance goals. These goals are established by the Committee and shall be based on one or more of the following measures: sales or revenues, earnings per share, stockholder return and/or value, funds from operations, operating income, gross income, net income, combined ratio, underwriting income, cash flow, return on equity, return on capital, return on assets, net earnings, earnings before interest, operating ratios, stock price, customer satisfaction, customer retention, accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions, profit returns and margins, financial return ratios and/or market performance. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination, and may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group or other external measure.

Other Limits on Awards.  No more than 9,000,000 shares may be granted as restricted stock, unrestricted stock, restricted stock units or as other awards under Article 10 of the plan, combined. No more than 9,000,000 shares may be granted subject to ISOs. The total number of shares intended to qualify for deduction under Section 162(m) of the Internal Revenue Code with respect to any one type of award that may be granted in any calendar year to any covered employee shall not exceed 1.2 million shares. For purposes of this limit each of: options and SARs; restricted stock and restricted stock units; performance stock and performance units; and other awards are considered separate types of awards. The total cash award under the plan that is intended to qualify for deduction and that may be paid under Article 10 of the plan in any calendar year to any covered employee shall not exceed $1,200,000. The aggregate number of dividend equivalents that are intended to qualify for deduction that a covered employee may receive in any calendar year shall not exceed 4,800,000. A covered employee generally includes the chief executive officer and the next four most highly compensated officers.

Elective Share Withholding.  An employee may elect to have shares withheld in an amount required to satisfy the minimum federal, state and local tax withholding requirements upon the exercise of an option or SAR, the vesting of a restricted stock award or any other taxable event. The shares withheld shall have a fair market value not to exceed the estimated tax liability of the employee with respect to the exercise or vesting.

Loans and Guarantees.  The Committee may allow an employee to defer payment of all or any portion of any amount payable to Allstate with respect to any award (including any taxes) or may cause Allstate to guarantee a loan from a third party to the employee in an amount equal to all or any portion payable to Allstate.

Transferability.  In general, each award shall not be assignable or transferable other than by will or the laws of descent and distribution. Vested portions of non-qualified options may be transferred to certain family members or to a trust, foundation or any other entity meeting certain ownership requirements.

Forfeitability.  Subject to exceptions for death, disability, and retirement, an employee will forfeit all unexercised options three months after termination of employment unless the Committee determines otherwise. Unless otherwise provided by the Committee, all other awards shall terminate and be forfeited on the date of an employee's termination of employment or failure to achieve specific performance goals.

Adjustments for Certain Events.  The Committee will make proportional adjustments to the maximum number of shares of common stock that may be delivered under the plan and to outstanding awards to reflect stock dividends, stock splits, reverse stock splits, share combinations, recapitalizations, mergers, consolidations, acquisitions of property, stock rights offerings, liquidations or similar events of or by Allstate. The Committee may provide in awards for accelerated vesting of stock options or SARs, non-forfeiture of restricted stock and other rights in a change of control, as defined by the Committee.

Amendment of the Plan.  The Board of Directors may amend, modify or terminate the plan at any time and in any respect, without the approval of the stockholders, except to the extent that stockholder approval is required 1) to permit the Company to deduct compensation resulting from awards from its taxable income under the Internal Revenue Code, 2) to retain incentive stock option treatment under the Internal Revenue Code or 3) under the listing requirements of any securities exchange on which Allstate equity securities are listed.

Termination of the Plan.  The plan shall remain in effect until the shares are exhausted or until such earlier time as the Board of Directors may determine. Any termination shall not affect any award then outstanding under the plan, unless otherwise provided in the plan or required by applicable law.

Federal Income Tax Consequences

    The following is a general summary of the federal income tax consequences related to options to be granted under the plan as of the date of this proxy statement. The federal tax laws may change and the federal, state and local tax consequences for any employee will depend upon his or her individual circumstances. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Nonqualified Stock Options.  Generally an employee will not recognize any taxable income and Allstate is not entitled to a tax deduction at the time a nonqualified stock option, or reload option, is granted. Upon the exercise of the nonqualified stock option, (or, generally, upon the exercise of an incentive stock option followed by a disqualifying disposition, described below) the employee recognizes ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price, if any, on the date of exercise. Allstate is generally entitled to a deduction equal to the compensation taxable to the employee as ordinary income. Any such income may be subject to federal income, Social Security and employment tax withholding.

Incentive Stock Options.  Generally an employee does not recognize taxable income on the grant or exercise of an incentive stock option and no federal income, Social Security or employment tax will be withheld upon such grant or exercise. However, the excess of the fair market value on the date of exercise over the option exercise price will generally be included in the employee's alternative minimum taxable income and may subject the employee to alternative minimum tax.

    Upon the disposition of shares of common stock acquired on exercise of an incentive stock option more than one year after the date of exercise, and more than two years after the date of grant, the employee will recognize long-term capital gain or loss, as the case may be. This gain or loss is measured by the difference between the common stock's sale price and the exercise price. Allstate will not be entitled to a tax deduction on the grant or exercise of an incentive stock option, or on the disposition of common stock acquired upon the exercise of an incentive stock option.

    If an employee disposes of the shares of common stock acquired upon the exercise of an incentive stock option either before the one year period after exercise, or before the two year period after the date of grant, the difference between the exercise price of such shares and the lesser of (i) the fair market value of the shares on the date of exercise, or (ii) the sale price, will constitute compensation taxable to the employee as ordinary income subject to federal income tax, Social Security and employment tax withholding. Allstate is generally allowed a corresponding tax deduction equal to the amount of the compensation taxable to the employee. If the sale price of common stock exceeds the fair market value on the date of exercise, the excess will be taxable to the employee as capital gain. Allstate is not allowed a deduction with respect to any such capital gain recognized by the employee.

Use of Common Stock to Pay Option Exercise Price of Nonqualified Option.  If an employee delivers previously acquired common stock in payment of all or part of the option exercise price of a nonqualified stock option, there will be no recognition of taxable income or loss of any appreciation or depreciation in value of the tendered common stock. The employee's tax basis in the tendered stock carries over to any equal number of the option shares received on a share-for-share fair market value basis. The fair market value of the shares received in excess of the tendered shares constitutes compensation taxable to the employee as ordinary income. Allstate may be entitled to a tax deduction equal to the compensation income recognized by the employee.

Use of Common Stock to Pay Option Exercise Price of Incentive Stock Option.  If an employee delivers previously acquired common stock in payment of all or part of the incentive stock option exercise price (other than stock acquired on exercise and not held for the required holding periods), the employee will not recognize as taxable income or loss any appreciation or depreciation in the value of the tendered stock after its acquisition date. The tax basis in, and capital gain holding period for, the tendered stock carries over to an equal number of option shares received on a share-for-share basis. Shares received in excess of the tendered shares have a tax basis equal to the amount paid, if any, in excess of the tendered shares and such shares' holding period will begin on the date of exercise.

    If an employee delivers previously acquired common stock that was acquired upon the exercise of an incentive stock option that was not held for the required holding periods, ordinary income will be recognized by the employee and Allstate will be entitled to a corresponding compensation deduction. The employee's basis in the shares received in exchange for the tendered shares will be increased by the amount of ordinary income recognized.

    It is not possible at this time to determine awards that will be made pursuant to the plan.

    The Board unanimously recommends that stockholders vote for the approval of The Allstate Corporation 2001 Equity Incentive Plan. The text of the entire plan is set forth in Appendix A.

Item 4
Stockholder Proposal on Cumulative Voting

    Mr. William E. Parker and Ms. Terri K. Parker, 600 Belem Court, San Ramon, California, 94583, registered owners of 150 shares of Allstate common stock as of November 15, 2000, intend to propose the following resolution at the Annual Meeting.

    "Resolved: That the stockholders of The Allstate Corporation, assembled at the annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

    The following statement has been submitted in support of the resolution:

"At the 1999 and 2000 stockholders meetings of The Allstate Corporation, this proposal received more than 182,000,000 votes. This proves that there is strong interest on the part of the stockholders to make sure that they have an influence over corporate affairs and management accountability.

We believe the company's financial performance is directly related to its corporate governance procedures and policies.

In the past we pointed out that negative events, like criminal investigations, the reopening of earthquake claims, the investigations by the Department of Labor and being named as defendants in lawsuits involving car repairs are not good for business.

Cumulative voting increases the possibility of electing independent-minded directors that will enforce managements' accountability to shareholders.

Corporations that have independent-minded directors can have an invigorating effect on the Board of Directors, fostering improved financial performance and greater stockholder wealth.

Management nominees to the board often bow to the chairman's desires on business issues and executive pay without question.

Currently, the company's Board of Directors is composed entirely of management nominees. Cumulative voting would aid in placing a check and balance on management nominees by creating more competitive elections.

The National Bank Act provides for cumulative voting for bank company boards.

A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing another example of the recognition of the importance of cumulative voting.

Sears, Roebuck and Company, the company that founded the Allstate Insurance Company in 1931 adopted cumulative voting in 1906.

The standard argument that the adoption of cumulative voting will lead to the election of dissidents to the Board of Directors who will only represent the special interests is misleading, because the standards of fiduciary duty compel all directors to act in the best interest of all shareholders. Any director who fails to respect the duties of loyalty and/or care exposes himself or herself to significant liability.

We also do not believe that honest differences of opinion are necessarily bad for a corporation. Dissent stimulates debate, which leads to thoughtful action and deters complacency on the Board of Directors.

    Please mark your proxy for this resolution, as an abstention has the effect of votes cast "against" this resolution."

    The Board unanimously recommends that stockholders vote against this proposal for the following reasons:

    The Board believes that each director should represent all stockholders. Allstate's current method of electing directors, by a plurality of the votes cast, is the best way to elect an independent board that represents all stockholders.

    Cumulative voting is inconsistent with the principle that each director should represent all stockholders. It permits the election of a director by one stockholder or by a relatively small group of stockholders. Consequently, cumulative voting can result in the election of a director who feels accountable to a particular stockholder constituency, not to stockholders as a whole. A director who represents a particular stockholder constituency may feel obligated to pursue the financial, political or social agenda of that group of stockholders to the detriment of the overall interests and goals of all stockholders.

    The proponents erroneously suggest that Allstate's Board is not independent. With the typical exception of the chairman of the board and chief executive officer, none of the nominees for election to the Board are employees or former employees of Allstate and none have any significant financial or personal ties to Allstate or to its management. Moreover, all of the nominees have been evaluated and recommended for election by the Nominating and Governance Committee, which is comprised entirely of independent, non-employee directors. The Committee is charged with selecting members who not only are highly qualified but also reflect a diversity of experience and viewpoints.

    Each incumbent director seeking re-election stands on his or her own credentials and record of service to Allstate and its stockholders. It is the stockholders, not management, who ultimately elect the Board of Directors by casting their votes for the candidates. The Board believes that this demonstrates that its current method of selection and election ensures the continued independence of the Board and therefore continues to serve the interests of all stockholders equally.

    The Board agrees that financial performance is driven in part by strong corporate governance standards. The Board abides by established internal governance guidelines. These guidelines are annually reviewed by the Board to ensure that the guidelines remain current and consistent with corporate governance best practices.

    The Board also agrees with the proponents that legal action against a company is not "good for business". Unfortunately, large corporations have become a favorite target in today's litigious society. Allstate is committed to conducting its business in full compliance with the law. In that regard, we are heartened by the fact that in February 2001 Allstate was advised by the Los Angeles United States Attorney's office that its investigation into Allstate's claims handling arising from the 1994 Northridge earthquake in California has ended. The office has informed Allstate that it is terminating its investigation with no charges or action being taken against the company. In addition, Allstate continues to vigorously defend itself against the actions related to the use of non-original equipment manufacturer replacement parts.

    For the reasons stated above, the Board recommends a vote against this proposal.

Item 5
Stockholder Proposal Relating to CERES Principles

    The American Friends Service Committee, Catholic Healthcare West and Trillium Asset Management representing Ms. Elizabeth Welsh, beneficial owners of 6,200, 285,406, and 370 shares of Allstate common stock as of November 21, 2000, November 10, 2000 and November 20, 2000, respectively, intend to propose the following resolution at the Annual Meeting.

"ENDORSEMENT OF THE CERES PRINCIPLES
FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY

    WHEREAS: Leaders of industry in the United States now acknowledge their obligation to pursue superior environmental performance and to disclose information about the performance to their investors and other stakeholders.

    The integrity, utility, and comparability of environmental disclosure depend on using a common format, credible metrics, and a set of generally accepted standards. This will enable investors to assess environmental progress within and across industries.

    The Coalition for Environmentally Responsible Economies (CERES)—a ten-year partnership between large investors, environmental groups, and corporations—has established what we believe is the most thorough and well-respected environmental disclosure form in the United States. CERES has also taken the lead internationally, convening major organizations together with the United Nations Environment Programme in the Global Reporting Initiative, which has produced guidelines for standardizing environmental disclosure worldwide.

    Companies that endorse the CERES Principles engage with stakeholders in transparent environmental management and agree to a single set of consistent standard for environmental reporting. That standard is set by the endorsing companies together with CERES.

    The CERES Principles and CERES Report have been adopted by leading firms in various industries: Arizona Public Service, Bank America, BankBoston, Baxter International, Bethlehem Steel, Coca-Cola, General Motors, Interface, ITT Industries, Northeast Utilities, Pennsylvania Power and Light, and Polaroid, and Sun company.

    We believe endorsing the CERES Principles commits a company to the prudent oversight of its financial and physical resources through: 1) protection of the biosphere; 2) sustainable use of natural resources; 3) waste reduction; 4) energy conservation; 5) risk reduction; 6) safe products/services; 7) environmental restoration; 8) informing the public; 9) management commitment; 10) audits and reports. (The full text of the CERES Principles and accompanying CERES Report form are obtainable from CERES, 11 Arlington Street, Boston, Massachusetts 02116, (617) 247-0700, and at its web site at ceres.org.)

    RESOLVED: Shareholders request that the company endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.

    SUPPORTING STATEMENT: Recent studies show that the integration of environmental commitment into business operations provides competitive advantage and improves long-term financial performance for companies. In addition, the depth of a firm's environmental commitment and the quality with which it manages its environmental performance are indicators of prudent foresight exercised by management.

    Given investors' needs for credible information about a firm's environmental performance and given the number of companies that have already endorsed the CERES Principles and adopted its report format, it is a reasonable, widely accepted step for a company to endorse these Principles if it wishes to demonstrate its seriousness about superior environmental performance.

    This resolution received the support of 9.4% of the shares represented at the meeting and entitled to be voted on it last year. Your vote FOR this resolution serves the best interests of our Company and its shareholders."

    The Board unanimously recommends that stockholders vote against this proposal for the following reasons:

    Allstate has long been committed to conducting our business in an environmentally sound manner and we continue to agree, in principle, with the objectives espoused by the CERES organization. However, our environmental efforts and commitments must remain closely aligned with those of our stockholders, our policyholders and their communities. Because the CERES Principles do not effectively advance those interests, the Board again recommends that you vote against the formal endorsement of the CERES Principles.

    Allstate's on-going environmental efforts reflect our dedication to operating in a human-healthy and environmentally sound manner. A fresh example of that dedication is our recently announced decision to become a service provider to the Clean Environment Trust, a non-profit organization created to facilitate the cleanup of hazardous waste sites. The Clean Environment Trust aids the environmental liability settlement process by providing a mechanism to fund these efforts.

    Allstate engages in a variety of recycling programs that include paper, plastics, cans, cutting blades, carpeting, fluorescent lamps, fuel oil, solvents, automobile tires, coolants and scrap metals. We offer an energy-friendly vanpool program for our home office employees. Our Tech-Cor research and training facility works with auto manufacturers to develop innovative ways to make cars more damage resistant, safer and cost-efficient.

    We especially pride ourselves on our history of commitment to various community service programs. Our commitment is demonstrated by our participation in external partnerships, by financial support and by our encouragement of employee volunteerism through our Helping Hands organization. Helping Hands volunteers are active in a variety of projects across the country, from beach clean-ups to soup kitchens to hosting events for senior citizens at our home office. A few of the community-focused organizations that Allstate supports include America's Promise, the Boys and Girls Clubs of America, the NeighborWorks Network, the All-America Cities Awards, the National Council of LaRaza and The American Red Cross. We also manage our investment portfolio with consideration for environmental and community value criteria.

    Allstate's commitment to human safety and risk aversion lies at the very core of our business. We continuously strive to promote awareness of issues aimed at accident- and injury-prevention and safety. In this regard, we published and distributed over fifteen million safety-related communications last year. We also post safety-related tips on our website dealing with the hazards of fires, storms and catastrophes.

    We have considered the CERES Principles carefully again this year and, while we agree with their underlying sentiments, the Board does not recommend their formal endorsement. Allstate's efforts are already consistent with the tenets espoused by the CERES Principles. As an insurer operating across the United States, we must comply with all relevant state and federal environmental laws. Compliance with the CERES Principles and payment of the organization's dues would be both an administrative burden and an unnecessary financial drain, and would not be in the best interests of Allstate or its stockholders.

    For the reasons stated above, the Board recommends a vote against this proposal.

Executive Compensation

    The following Summary Compensation Table sets forth information on compensation earned in 1998, 1999 and 2000 by Mr. Liddy (Allstate's Chief Executive Officer since January 1, 1999) and by each of Allstate's four most highly compensated executive officers (with Mr. Liddy, the "named executives").

  Summary Compensation Table

	Annual Compensation				Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)	Securities Underlying Options/SARs (#)(4)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)
Edward M. Liddy (Chairman, President and Chief Executive Officer)	2000 1999 1998	954,167 890,000 762,143	594,083 538,873 1,714,823	1,153 13,218 11,552	2,930,719 –0– –0–	307,428 400,000 225,000	–0– 2,468,250 –0–	7,889 7,292 8,626
John L. Carl (Vice President and Chief Financial Officer)	2000 1999 1998	442,900 322,000 –0–	352,827 162,324 –0–	769 1,539 –0–	576,308 160,005 –0–	77,996 195,648 –0–	–0– –0– –0–	7,330 305 –0–
Richard I. Cohen (President, Personal Property and Casualty)	2000 1999 1998	492,900 360,100 290,500	414,393 203,251 381,282	1,422 4,737 4,266	772,683 –0– –0–	114,574 115,340 26,727	–0– 596,447 –0–	7,529 6,709 8,384
Casey J. Sylla (Chief Investment Officer of Allstate Insurance Company)	2000 1999 1998	424,575 409,200 386,000	443,540 494,632 362,913	769 3,688 3,742	710,279 –0– –0–	87,942 137,662 35,511	–0– –0– 811,230	7,710 7,142 8,569
Thomas J. Wilson, II (President, Allstate Financial)	2000 1999 1998	479,325 458,700 405,100	645,213 409,213 510,001	913 79,589 2,393	736,617 –0– –0–	109,694 165,340 53,850	–0– 930,864 –0–	7,675 6,998 8,646

  (1)
  Amounts earned under Allstate's Annual Executive Incentive Compensation Plan and Allstate's Annual Covered Employee Incentive Compensation Plan that are paid in the year following performance.

  (2)
  The amount attributed to Mr. Wilson in 1999 includes $35,868 paid for business related spousal travel expenses. The remainder of the amounts for each of the named executives represents tax gross-up payments attributable to income taxes payable on certain travel benefits, tax return preparation fees and financial planning.

  (3)
  On December 31, 2000, the named executives held the following shares of restricted Allstate common stock (all of which were granted in 2000) valued below at the December 29, 2000 closing price of $43.56 per share. The 2000 restricted stock awards will vest in two approximately equal installments on May 18, 2002 and May 18, 2004. The 1999 restricted stock award to John L. Carl became unrestricted in March of 2000. Dividends are paid on the restricted stock shares in the same amount and at the same time as dividends paid to all other owners of Allstate common stock.

Named Executive	# of Shares	12/31/00 Market Value
Edward M. Liddy	109,050	$4,750,218
John L. Carl	21,444	$934,101
Richard I. Cohen	28,751	$1,252,394
Casey J. Sylla	26,429	$1,151,247
Thomas J. Wilson	27,409	$1,193,936
  (4)
  The 2000 awards are set forth below in detail in the table titled "Option/SAR Grants in 2000."

  (5)
  Amounts earned under Allstate's Long-Term Executive Incentive Compensation Plan that are paid in the year following the end of the performance cycle.

  (6)
  Each of the named executives participated in group term life insurance and in Allstate's profit sharing plan, a qualified defined contribution plan sponsored by Allstate. The amounts shown represent the premiums paid for the group term life insurance by Allstate on behalf of each named executive officer and the value of the allocations to each named executive's account derived from employer matching contributions to the profit sharing plan.

Option/SAR Grants in 2000

    The following table is a summary of all Allstate stock options granted to the named executives during 2000. Individual grants are listed separately for each named executive. In addition, this table shows the potential gain that could be realized if the fair market value of Allstate's common stock were not to appreciate, or were to appreciate at either a five or ten percent annual rate over the period of the option term:

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/SARs Granted(1)	% of Total Options/SARs Granted to All Employees in 2000
			Exercise or Base Price ($/SH)
				Expiration Date
					0%	5%($)	10%($)
Edward M. Liddy	307,428	5.15	26.69	5/18/10	–0–	5,160,240	13,077,061
John L. Carl	77,996	1.31	26.69	5/18/10	–0–	1,309,178	3,317,715
Richard I. Cohen	114,574	1.92	26.69	5/18/10	–0–	1,923,147	4,873,633
Casey J. Sylla	87,942	1.47	26.69	5/18/10	–0–	1,476,124	3,740,788
Thomas J. Wilson, II	109,694	1.84	26.69	5/18/10	–0–	1,841,235	4,666,052

  (1)
  These options become exercisable in four annual installments, were granted with an exercise price equal to or higher than the fair market value of Allstate's common shares on the date of grant, expire ten years from the date of grant, and include tax withholding rights and a "reload" feature. Tax withholding rights permit the option holder to elect to have shares withheld to satisfy federal, state and local tax withholding requirements. The reload feature permits payment of the exercise price by tendering Allstate common stock, which in turn gives the option holder the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. The options permit the option holder to exchange shares owned or to have option shares withheld to satisfy all or part of the exercise price. The vested portions of all the options may be transferred to any immediate family member, to a trust for the benefit of the executive or immediate family members, or to a family limited partnership.

Option Exercises in 2000 and Option Values on December 31, 2000

    The following table shows Allstate stock options that were exercised during 2000 and the number of shares and the value of grants outstanding as of December 31, 2000 for each named executive:

			Number of Securities Underlying Unexercised Options/SARs at 12/31/00(#)		Value of Unexercised In-The-Money Options/SARs at 12/31/00($)(1)
	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edward M. Liddy	237,210	7,147,486	939,768	719,928	18,348,138	7,878,060
John L. Carl	–0–	–0–	48,912	224,732	376,437	2,445,103
Richard I. Cohen	–0–	–0–	69,793	214,442	439,734	2,687,511
Casey J. Sylla	–0–	–0–	227,290	208,390	4,257,601	2,242,868
Thomas J. Wilson, II	–0–	–0–	411,503	260,623	9,649,317	2,783,435

  (1)
  Value is based on the closing price of Allstate common stock ($43.56) on December 29, 2000, minus the exercise price.

Long-Term Executive Incentive Compensation Plan

    Allstate made no awards in 2000 under its Long-Term Executive Incentive Compensation Plan. Payments for the 1999-2001 cycle of the Long-Term Executive Incentive Compensation Plan will be reported in Allstate's proxy statement for its annual meeting in 2002.

Pension Plans

    The following table indicates the estimated total annual benefits payable to the named executives upon retirement under the specified compensation and years of service classifications, pursuant to the combined current benefit formulas of the Allstate Retirement Plan and the unfunded Supplemental Retirement Income Plan. The Supplemental Retirement Income Plan will pay the portion of the benefits shown below which exceeds Internal Revenue Code limits or is based on compensation in excess of Internal Revenue Code limits. Benefits are computed on the basis of a participant's years of credited service (generally limited to 28) and average annual compensation over the participant's highest five successive calendar years of earnings out of the ten years immediately preceding retirement. Only annual salary and annual bonus amounts, as reflected in the Summary Compensation Table, are considered annual compensation in determining retirement benefits.

    Annual retirement benefits are generally payable monthly and benefits accrued from January 1, 1978 through December 31, 1988 are reduced by a portion of a participants' estimated social security benefits. Effective January 1, 1989 the retirement benefit calculation was integrated with the employees' social security wage base. Benefits shown below are based on retirement at age 65 and selection of a straight life annuity.

    As of December 31, 2000, Messrs. Liddy and Wilson had 13 and 8 years, respectively, of combined Allstate/Sears service and Messrs. Carl, Cohen and Sylla had 2, 32 and 5 years of service, respectively, with Allstate. As a result of their prior Sears service, a portion of Mr. Liddy's and Mr. Wilson's retirement benefits will be paid from the Sears Plan. Allstate has agreed to provide Mr. Liddy and Mr. Carl with enhanced pension benefits if each retires from Allstate between ages 60 and 65. The enhanced benefit will be calculated based on the existing pension formula assuming an additional five years of age and service. It will be phased out at a rate of 20% a year between ages 60 and 65.

Years of Service
Remuneration	15	20	25	30	35
$1,000,000	$327,000	$435,000	$544,000	$610,000	$610,000
$1,500,000	$492,000	$655,000	$819,000	$918,000	$918,000
$2,000,000	$657,000	$875,000	$1,094,000	$1,226,000	$1,226,000
$2,500,000	$822,000	$1,095,000	$1,369,000	$1,534,000	$1,534,000
$3,000,000	$987,000	$1,315,000	$1,644,000	$1,842,000	$1,842,000
$3,500,000	$1,152,000	$1,535,000	$1,919,000	$2,150,000	$2,150,000
$4,000,000	$1,317,000	$1,755,000	$2,194,000	$2,458,000	$2,458,000

Change of Control Arrangements

    In 1999, the Board approved agreements with the named executives that provide for severance and other benefits upon a "change of control" involving Allstate. In general, a change of control is one or more of the following events: 1) any person acquires more than 20% of Allstate common stock; 2) certain changes are made to the composition of the Board; or 3) certain transactions occur that result in Allstate stockholders owning 70% or less of the surviving corporation's stock.

    Under these agreements, severance benefits would be payable if an executive's employment is terminated by Allstate without "cause" or by the executive for "good reason" as defined in the agreements during the three-year period following such event. Good reason includes a termination of employment by a named executive for any reason during the 13th month after a change of control. Allstate believes these agreements encourage retention of its executives and enable them to focus on managing the Company's business thereby more directly aligning management and shareholder interests in the event of a transaction.

    The principal severance benefits include: 1) pro-rated annual incentive award and long-term incentive award (both at target) for the year of termination of employment; 2) a payment equal to three times the sum of the executive's base salary, target annual incentive award and target annualized long-term incentive award; 3) continuation of certain welfare benefits for three years; 4) an enhanced retirement benefit; and 5) reimbursement (on an after-tax basis) of any resulting excise taxes. In addition, all unvested stock options would become exercisable, all restricted stock would vest and nonqualified deferred compensation and supplemental retirement plan balances would become payable upon a change of control.

Compensation and Succession Committee Report

    Allstate's Compensation and Succession Committee, which is composed entirely of independent, non-employee directors, administers Allstate's executive compensation program. The purposes of the program are to:

  •
  Link executives' goals with stockholders' interests

  •
  Attract and retain talented management

  •
  Reward annual and long-term performance

    In 1996, the Committee created stock ownership goals for executives at the vice president level and above. The goals are for these executives to own, within five years, common stock worth a multiple of base salary, ranging from one times salary to up to three times salary for the Chairman, President and Chief Executive Officer. In 1997, the Committee weighted the compensation opportunities for executive officers, including each of the named executives, more heavily towards compensation payable upon the attainment of specified performance objectives and compensation in the form of Allstate common stock. In 1999, the Committee increased the target award levels for common stock awards for executive officers, including each of the named executives.

    Allstate executives can receive three types of compensation, each of which is described in more detail below:

  •
  Annual cash compensation

  •
  Long-term cash compensation

  •
  Long-term equity compensation

  Annual Cash Compensation

    Annual cash compensation includes base salary and annual incentive awards.

    Base salaries of Allstate executives are set by the Committee at a level designed to be competitive in the U.S. insurance industry. At least annually, the Committee reviews a report based on data prepared by independent compensation consultants comparing Allstate's base salary levels for its executives with base salaries paid to executives in comparable positions at other companies in the peer group of large U.S. public insurance companies. The Committee attempts to set Allstate base salaries at the median level of the peer group.

    Annual incentive awards are designed to provide certain employees, including each of the named executives, with a cash award based on the achievement of both corporate performance and annual performance objectives. These objectives are approved by the Committee prior to the end of the first quarter of the relevant year. Threshold, target and maximum benchmarks are set for each objective. Each award opportunity is based on corporate performance and, for executives other than Mr. Liddy, the executive's potential contribution to the achievement of a particular objective, and is stated as a specified percentage of base salary for the year. For 2000, no award was payable with respect to an objective if the threshold level of performance was not attained.

    Annual incentive awards are paid in March of the year following the year of performance, after the Committee has certified attainment of the objectives. The Committee has the authority to adjust the amount of awards but, with respect to the chief executive officer and the other named executives, has no authority to increase any award above the amount specified for the level of performance achieved with respect to the relevant objective, except with respect to a portion of the award based on individual performance priorities.

    For 2000, 75% of Mr. Liddy's annual cash incentive award was based on an operating earnings per share objective. The other 25% was based on a revenue growth objective for the two property-liability segments and the Allstate Financial segment.

    For 2000, 70% of the annual incentive cash awards for Mr. Cohen, Mr. Sylla and Mr. Wilson were based on one or more performance objectives related to their particular business units (Property and Casualty, Investments and Allstate Financial, respectively). Another 10% was based on achievement of the corporate goals for operating earnings per share and revenue growth. The remaining 20% was based on individual performance priorities.

    For 2000, 50% of the annual incentive cash award for Mr. Carl was based on a roll-up of the results of all of Allstate's business units. Another 30% was based on corporate goals for operating earnings per share and revenue growth. The remaining 20% was based on individual performance priorities.

    Allstate met the threshold level of performance on the operating earnings per share objective. Allstate did not meet the threshold level of revenue growth for the property-liability segments; however, the target level of revenue growth for the Allstate Financial segment was exceeded. Business unit performance varied with Property and Casualty exceeding the threshold performance level, and both Allstate Financial and Investments exceeding the target performance levels on their objectives.

  Long-Term Cash Compensation

    Long-term incentive cash awards are designed to provide certain employees, including each of the named executives, with a cash award based on the achievement of a performance objective over a three-year period. The objective is established by the Committee at the beginning of the three-year cycle. Threshold, target and maximum levels of performance are established on which individual award opportunities are based, stated as a specified percentage of aggregate base salary over the period. A new cycle commences every two years. In years in which performance cycles overlap, 50% of participants' salaries are applied to each cycle. The awards will be adjusted, in specific calibrations, by up to 50%, depending on Allstate's performance as compared to the performance of a group of peer companies over the same period. The Committee must certify in writing the attainment of the objective before awards may be paid. Awards are payable in March of the year following the end of the cycle.

    The current cycle for long-term incentive cash awards covers the years 1999-2001. In this cycle the objective for all participants, including the named executives, is the achievement of a specified return on average equity. For this cycle, the peer calibration is based on growth in operating earnings per share and the peer group of companies is the Standard & Poor's Property & Casualty Index. This peer calibration is intended to more closely link long-term cash compensation to shareholder value.

  Long-Term Equity Compensation

    The Equity Incentive Plan provides for the grant of stock options and restricted or unrestricted common stock of Allstate to plan participants.

    In May 2000, the Committee granted stock options and restricted stock to a number of key Allstate employees, including each of the named executives. The size of each named executive's grant was based on a specified percentage of his base salary and the Committee's assessment of his performance. In general, half of the value of the grant was awarded in restricted stock and half the value of the grant was awarded in stock options. The restricted stock grants will become unrestricted in two equal installments in May 2002 and May 2004. All stock option grants under this plan have been made in the form of nonqualified stock options at exercise prices equal to 100% of the fair market value of Allstate common stock on the date of grant. Except in certain change of control situations, these options are not fully exercisable until four years after the date of grant and expire in ten years. The vested portions of options may be transferred to immediate family members, to trusts for the benefit of the executive or immediate family members or to a family limited partnership.

  Chief Executive Officer Compensation

    In 2000, approximately 12% of Mr. Liddy's total compensation opportunity was base salary. The remaining 88% was variable compensation that was at risk and tied to Allstate's business results.

    Mr. Liddy's last increase in base salary was in February 2000, at which time Mr. Liddy's base salary was increased 7.9% to $960,000.

    For 2000, 75% of Mr. Liddy's annual cash incentive award was based upon the achievement of an operating earnings per share objective and 25% was based on the achievement of revenue growth objectives for the two property-liability segments and the Allstate Financial segment. Allstate met the threshold level of performance for the operating earnings per share objective; did not meet the threshold level of revenue growth for the property-liability segments; and exceeded the target level of revenue growth for the Allstate Financial segment. The payout was calculated accordingly.

    On May 18, 2000, the Committee awarded Mr. Liddy a stock option for 307,428 shares and a restricted stock grant of 109,050 shares under the Equity Incentive Plan. The Committee used a specified percentage of Mr. Liddy's 2000 base salary to determine the awards. In addition, for the stock option award, the Black-Scholes valuation formula was applied. The restricted stock grant will become unrestricted in two equal installments in May 2002 and May 2004.

    Mr. Liddy's 2000 base salary, annual incentive cash award, stock option grant and restricted stock award follow the policies and plan provisions described above. Amounts paid and granted under these policies and plans are disclosed in the Summary Compensation Table.

  Limit on Tax Deductible Compensation

    Under Section 162(m) of the Internal Revenue Code, Allstate cannot deduct compensation paid in any year to certain executives in excess of $1,000,000; however, performance-based compensation is not subject to this limit. The Committee continues to emphasize performance-based compensation for executives and this is expected to minimize the effect of Section 162(m). However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent that is necessary for Allstate's success. Consequently, in any year the Committee may authorize compensation in excess of $1,000,000 that is not performance-based. The Committee recognizes that the loss of a tax deduction may be unavoidable in these circumstances.

Compensation and Succession Committee
H. John Riley, Jr. (Chairman)
F. Duane Ackerman	James G. Andress
Warren L. Batts	Edward A. Brennan
W. James Farrell	Ronald T. LeMay

AUDIT COMMITTEE REPORT

    Deloitte & Touche LLP was Allstate's independent public accountant for the year ended December 31, 2000.

    The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2000.

    The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380).

    In addition, Deloitte & Touche LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and confirmations related to its provision of financial information systems design and implementation services and other non-audit services to Allstate. The Audit Committee has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with maintaining the auditor's independence, and has discussed with Deloitte & Touche LLP that firm's independence.

    Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Allstate's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission and in Appendix D to this Notice of Annual Meeting and Proxy Statement.

    The following fees will be billed by Deloitte & Touche LLP for professional services rendered to Allstate for the fiscal year ending December 31, 2000.

Audit Fees (1)	Financial Information Systems Design and Implementation Fees	All Other Fees (2)
$4,004,796	$84,623	$1,092,611

  (1)
  Fees for the audit of the annual financial statements and for the review of quarterly financial statements.

  (2)
  All other fees primarily relate to professional services provided for accounting consultations relating to new accounting standards, tax services, due diligence assistance, and services relating to other 1933 and 1934 Act filings and registration statements.

    Allstate's Board of Directors adopted a written charter for the Audit Committee on May 18, 2000, a copy of which is included as Appendix B.

Audit Committee
James M. Denny (Chairman)
James G. Andress	Joshua I. Smith
Ronald T. LeMay	Judith A. Sprieser
Michael A. Miles	Mary Alice Taylor

Stock Performance Graph

    The following performance graph compares the performance of Allstate's common stock during the five-year period from December 31, 1995 through December 31, 2000 with the performance of the S&P 500 index and the S&P Property-Casualty Insurance Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested quarterly.

COMPARISON OF TOTAL RETURN
December 31, 1995 to December 31, 2000
Allstate v. Published Indices

	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
Allstate	100.00	142.80	225.66	194.69	124.72	229.31
S&P 500	100.00	122.68	163.29	209.57	253.34	230.46
S&P Prop./Cas.	100.00	121.79	173.33	157.66	114.64	181.06

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Allstate's executive officers, directors and persons who beneficially own more than ten percent of Allstate's common stock to file reports of securities ownership and changes in such ownership with the SEC.

    Based solely upon a review of copies of such reports or written representations that all such reports were timely filed, Allstate believes that each of its executive officers, directors and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2000.

Certain Transactions

    The Northern Trust Company maintains banking relationships, including credit lines, with Allstate and various of its subsidiaries, in addition to performing services for the profit sharing plan. In 2000, revenues received by Northern Trust for cash management activities, trustee, custodian, credit lines and other services for all such entities were approximately $915,700.

    In July 2000, Robert S. Apatoff, Senior Vice President and Chief Marketing Officer of Allstate Insurance Company received a $250,000 loan with an interest rate of 6.51% per annum. This loan was made in connection with his job-related relocation. As of December 31, 2000, the outstanding balance was $250,000.

Stockholder Proposals for Year 2002 Annual Meeting

    Proposals which stockholders intend to be included in Allstate's proxy material for presentation at the annual meeting of stockholders in the year 2002 must be received by the Secretary of Allstate, Robert W. Pike, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062-6127 by November 26, 2001, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2002 annual meeting.

    If a stockholder desires to bring a matter before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in Allstate's By-Laws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of Allstate. One of the procedural requirements in the By-Laws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2002 annual meeting must be received by the Secretary of Allstate no earlier than January 15, 2002 and no later than February 14, 2002 to be presented at the meeting. The notice must describe the business proposed to be brought before the meeting, the reasons for bringing it, any material interest of the stockholder in the business, the stockholder's name and address and the number of shares of Allstate stock beneficially owned by the stockholder. It should be noted that these By-law procedures govern proper submission of business to be put before a stockholder vote at the annual meeting.

    Under Allstate's By-Laws, if a stockholder wants to nominate a person for election to the Board at Allstate's annual meeting, the stockholder must provide advance notice to Allstate. Notice of stockholder nominations for election at the 2002 annual meeting must be received by the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062-6127, no earlier than January 15, 2002 and no later than February 14, 2002. With respect to the proposed nominee, the notice must set forth the name, age, principal occupation, number of shares of Allstate stock beneficially owned and business and residence address. With respect to the stockholder proposing to make the nomination, the notice must set forth the name, address and number of shares of Allstate stock beneficially owned. A copy of these By-law provisions is available from the Secretary of Allstate upon request.

    Alternatively, a stockholder may propose an individual to the Nominating and Governance Committee for its consideration as a nominee for election to the Board by writing to the office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F-8, Northbrook, Illinois 60062-6127.

Proxy Solicitation

    Officers and other employees of Allstate and its subsidiaries may solicit proxies by mail, personal interview, telephone, telex, facsimile, or electronic means. None of these individuals will receive special compensation for these services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. Allstate has also made arrangements with brokerage firms, banks, record holders and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. Allstate will reimburse them for reasonable out-of-pocket expenses. Corporate Investors' Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072 will assist in the distribution of proxy solicitation materials, for a fee estimated at $12,000 plus out-of-pocket expenses. Allstate will pay the cost of all proxy solicitation.

                      By Order of the Board,

                      Robert W. Pike
                       Secretary

                      Dated: March 26, 2001

Appendix A

THE ALLSTATE CORPORATION
2001 EQUITY INCENTIVE PLAN

Article 1. Establishment, Purpose and Duration

    1.1  Establishment of the Plan.  The Allstate Corporation, a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan for key employees, to be known as "The Allstate Corporation 2001 Equity Incentive Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of nonqualified stock options (NQSOs), incentive stock options (ISOs), stock appreciation rights (SARs), unrestricted stock, restricted stock, restricted stock units, performance units, performance stock and other awards.

    The Plan was approved by the Board of Directors on March 13, 2001, shall become effective when approved by the stockholders at the 2001 Annual Meeting of Stockholders (the "Effective Date") and shall remain in effect as provided in Section 1.3 herein.

    1.2  Purpose of the Plan.  The primary purpose of the Plan is to provide a means by which key employees of the Company and its Subsidiaries can acquire and maintain stock ownership, thereby strengthening their commitment to the success of the Company and its Subsidiaries and their desire to remain employed by the Company and its Subsidiaries. The Plan also is intended to attract and retain key employees and to provide such employees with additional incentive and reward opportunities designed to encourage them to enhance the profitable growth of the Company and its Subsidiaries.

    1.3  Duration of the Plan.  The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 15 herein, until all Stock subject to it shall have been purchased or acquired according to the Plan's provisions.

Article 2. Definitions

    Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:

    2.1 Award means, individually or collectively, a grant under the Plan of NQSOs, ISOs, SARs, Unrestricted Stock, Restricted Stock, Restricted Stock Units, Performance Units, Performance Stock or any other type of award permitted under Article 10 of the Plan.

    2.2 Award Agreement means an agreement setting forth the terms and provisions applicable to an Award granted to a Participant under the Plan.

    2.3 Base Value of an SAR means the Fair Market Value of a share of Stock on the date the SAR is granted.

    2.4 Beneficial Owner means such term as defined in Rule 13d-3 under the Exchange Act.

    2.5 Board or Board of Directors means the Board of Directors of the Company.

    2.6 Code means the Internal Revenue Code of 1986, as amended from time to time.

    2.7 Committee means the committee, as specified in Article 3, appointed by the Board to administer the Plan.

    2.8 Company means The Allstate Corporation, a Delaware corporation, or any successor thereto as provided in Article 18 herein.

    2.9 Covered Employee means any Participant who would be considered a "covered employee" for purposes of Section 162(m) of the Code.

    2.10  Disability means a mental or physical condition which, in the opinion of the Committee, renders a Participant unable or incompetent to carry out the job responsibilities which such Participant held or the duties to which such Participant was assigned at the time the disability was incurred, and which is expected to be permanent or for an indefinite duration.

    2.11  Dividend Equivalent means, with respect to Stock subject to an Award, a right to be paid an amount equal to dividends declared on an equal number of outstanding shares of Stock.

    2.12  Eligible Person means a Person who is eligible to participate in the Plan, as set forth in Section 5.1 herein.

    2.13  Employee means an individual who is paid on the payroll of the Company or of one of the Company's Subsidiaries, who is not covered by any collective bargaining agreement to which the Company or any of its Subsidiaries is a party, and is classified on the employer's human resource payroll system as a regular full-time or regular part-time employee.

    2.14  Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

    2.15  Exercise Period means the period during which an SAR or Option is exercisable, as set forth in the related Award Agreement.

    2.16  Fair Market Value means, as of any applicable date, the average of the high and low sale prices as reported in the consolidated transaction reporting system, or, if there was no such sale on the relevant date, then on the last previous day on which a sale was reported.

    2.17  Family Member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, or sibling, including adoptive relationships, a trust in which these persons have more than fifty (50) percent of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than fifty (50) percent of the voting interests.

    2.18  Freestanding SAR means an SAR that is not a Tandem SAR.

    2.19  Incentive Stock Option or ISO means an option to purchase Stock, granted under Article 6 herein, which is designated as an Incentive Stock Option and satisfies the requirements of Section 422 of the Code.

    2.20  Minimum Consideration means the $.01 par value per share or such larger amount determined pursuant to resolution of the Board to be capital within the meaning of Section 154 of the Delaware General Corporation Law.

    2.21  Nonqualified Stock Option or NQSO means an option to purchase Stock, granted under Article 6 herein, which is not intended to be an Incentive Stock Option under Section 422 of the Code.

    2.22  Option means an Incentive Stock Option or a Nonqualified Stock Option.

    2.23  Option Exercise Price means the price at which a share of Stock may be purchased by a Participant pursuant to an Option, as determined by the Committee and set forth in the Option Award Agreement.

    2.24  Participant means an Eligible Person who has outstanding an Award granted under the Plan.

    2.25  Performance Goals means the performance goals established by the Committee, which shall be based on one or more of the following measures: sales or revenues, earnings per share, stockholder return and/or value, funds from operations, operating income, gross income, net income, combined ratio, underwriting income, cash flow, return on equity, return on capital, return on assets, net earnings, earnings before interest, operating ratios, stock price, customer satisfaction, customer retention, accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions, profit returns and margins, financial return ratios and/or market performance. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure.

    2.26  Performance Period means the time period during which Performance Unit/Performance Stock Performance Goals must be met.

    2.27  Performance Stock means an Award described in Article 9 herein.

    2.28  Performance Unit means an Award described in Article 9 herein.

    2.29  Period of Restriction means the period during which the transfer of Restricted Stock is limited in some way, as provided in Article 8 herein.

    2.30  Person means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

    2.31  Plan means The Allstate Corporation 2001 Equity Incentive Plan.

    2.32  Qualified Restricted Stock means an Award of Restricted Stock designated as Qualified Restricted Stock by the Committee at the time of grant and intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C).

    2.33  Qualified Restricted Stock Unit means an Award of Restricted Stock Units designated as Qualified Restricted Stock Units by the Committee at the time of grant and intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C).

    2.34  Reload Option means an additional Option described in Article 6 herein.

    2.35  Restricted Stock means an Award described in Article 8 herein.

    2.36  Restricted Stock Unit means an Award described in Article 8 herein.

    2.37  Retirement means a Participant's termination from employment with the Company or a Subsidiary at the Participant's Early, Normal or Health Retirement Date, as applicable.

  (a)
  Early Retirement Date—shall mean the date prior to the Participant's Normal Retirement Date on which a Participant terminates employment, if such termination date occurs on or after the Participant attains age fifty-five (55) with twenty (20) years of service and such retirement is in accordance with the voluntary early retirement policy of the Company or the Subsidiary with which the Participant is employed on the date of termination of employment.

  (b)
  Normal Retirement Date—shall have the meaning given to it by the Company or the Subsidiary with which the Participant is employed on the date of termination of employment, provided that such termination is voluntary and occurs on or after the Participant attains age sixty (60) with at least one (1) year of service at termination of employment.

  (c)
  Health Retirement Date—shall mean the date on which the Participant terminates employment for health reasons (as determined under the human resource policy of the Company or the Subsidiary with which the Participant is employed on the date of termination of employment), provided that such termination date occurs on or after the Participant attains age fifty (50) but before the Participant attains age sixty (60), with at least ten (10) years of continuous service at termination of employment.

    2.38  Securities Act means the Securities Act of 1933, as amended.

    2.39  Stock means the common stock, $.01 par value, of the Company.

    2.40  Stock Appreciation Right or SAR means a right, granted alone or in connection with a related Option, designated as an SAR, to receive a payment on the day the right is exercised, pursuant to the terms of Article 7 herein. Each SAR shall be denominated in terms of one share of Stock.

    2.41  Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns, directly or indirectly, stock possessing 50 percent or more of the total combined Voting Power of all classes of stock in one of the other corporations in such chain.

    2.42  Tandem SAR means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase Stock under the related Option (and when Stock is purchased under the Option, the Tandem SAR shall be similarly canceled).

    2.43  Termination of Employment occurs the first day on which an individual is for any reason no longer employed by the Company or any of its Subsidiaries, or with respect to an individual who is an Employee of a Subsidiary, the first day on which the Company no longer owns, directly or indirectly, Voting Securities possessing at least 50% of the Voting Power of such Subsidiary. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.

    2.44  Unrestricted Stock means an Award of Stock not subject to restrictions described in Article 8 herein.

    2.45  Voting Power means the combined voting power of the then-outstanding Voting Securities entitled to vote generally in the election of directors.

    2.46  Voting Securities of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

Article 3. Administration

    3.1  The Committee.  The Plan shall be administered by the Compensation and Succession Committee or such other committee (the "Committee") as the Board of Directors shall select, consisting solely of two or more nonemployee members of the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

    3.2  Authority of the Committee.  The Committee shall have full power except as limited by law, the Articles of Incorporation or the Bylaws of the Company, subject to such other restricting limitations or directions as may be imposed by the Board and subject to the provisions herein, to determine the Eligible Persons to receive Awards; to determine when Awards may be granted and to grant Awards under the Plan (which may include substituted Awards as described in Article 17 herein); to determine the size and types of Awards; to determine the terms and conditions of such Awards; to determine whether Performance Goals have been met; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend or waive rules and regulations for the Plan's administration; to amend the terms and conditions of any outstanding Award, including but not limited to amendments with respect to exercisability and non-forfeitability of Awards upon a Termination of Employment; to make such adjustments or modifications to Awards to Participants working outside the United States as are necessary or advisable to fulfill the purposes of the Plan; to accelerate the exercisability of, and to accelerate or waive any or all of the restrictions and conditions applicable to, any Award; and to authorize any action of or make any determination by the Company as the Committee shall deem necessary or advisable for carrying out the purposes of the Plan; provided, however, that the Committee may not amend the terms and conditions of any outstanding Award so as to adversely affect in any material way such Award without the written consent of the Participant holding such Award (or if the Participant is not then living, the Participant's personal representative or estate), unless such amendment is required by applicable law; and provided, further, that any discretion exercised by the Committee pursuant to section 4.2 and the following paragraph of this section 3.2 shall not be deemed to adversely affect in any material way an Award. The Committee may designate which Subsidiaries participate in the Plan and may authorize foreign Subsidiaries to adopt plans as provided in Article 14. Further, the Committee shall interpret and make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

    The Committee may, in its discretion, elect at any time, should it determine it is in the best interest of the Company's stockholders to cancel any Awards granted hereunder, to cancel all or any of the Awards granted hereunder and pay the holders of any such Awards an amount (payable in such proportion as the Committee may determine in cash or in Stock (valued at the Fair Market Value of a share of Stock on the date of cancellation of such Award)) equal to (i) for Options, the number of shares of Stock subject to such cancelled Option, multiplied by the amount (if any) by which the Fair Market Value of Stock on the date of cancellation of the Option exceeds the Option Exercise Price; (ii) for Restricted Stock or Performance Stock, the number of shares of Restricted Stock or Performance Stock multiplied by the Fair Market Value of Stock on the date of cancellation of the Award; and (iii) for Restricted Stock Units or Performance Units, the number of units multiplied by an amount not less than the initial value thereof. Amounts payable may be prorated based upon the number of months elapsed in any related vesting period or Performance Period, in the sole discretion of the Committee. In no event shall the committee have the right to amend an outstanding Option Award for the sole purpose of reducing the exercise price thereof.

    3.3  Delivery of Stock by Company; Restrictions on Stock.  Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Stock or benefits under the Plan unless such delivery would comply with all applicable laws (including, without limitation, the Securities Act) and applicable requirements of any securities exchange or similar entity and unless the Participant's tax obligations have been satisfied as set forth in Article 16.

    The Committee may impose such restrictions on any Stock acquired pursuant to Awards under the Plan as it may deem advisable, including, without limitation, restrictions to comply with applicable Federal securities laws, with the requirements of any stock exchange or market upon which such Stock is then listed and/or traded and with any blue sky or state securities laws applicable to such Stock.

    3.4  Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Eligible Persons, Employees, Participants and their estates. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

    3.5  Costs.  The Company shall pay all costs of administration of the Plan.

Article 4. Stock Subject to the Plan

    4.1  Number of Shares.  Subject to Section 4.2 herein, the maximum number of shares of Stock available for grant under the Plan shall be 37,000,000 plus any shares of Stock remaining available for awards pursuant to the terms of The Allstate Corporation Equity Incentive Plan. Shares of Stock underlying lapsed or forfeited Awards, or Awards that are not paid in Stock, may be reused for other Awards; if the Option Exercise Price is satisfied by tendering Stock, only the number of shares issued net of the shares tendered shall be deemed issued under the Plan. Stock granted pursuant to the Plan may be (i) authorized but unissued shares of common stock or (ii) treasury stock.

    4.2  Adjustments in Authorized Stock and Awards.  In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange or other change in the corporate structure of the Company affecting the Stock, such adjustment shall be made in the number and class of shares of Stock which may be delivered under the Plan, and in the outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be other than an incentive stock option for purposes of Section 422 of the Code.

    4.3  Award Limitations.  Subject to Section 4.2 above, (i) the total number of shares of Stock with respect to which Options or SARs may be granted in any calendar year to any Covered Employee shall not exceed 1,200,000 shares; (ii) the total number of shares of Qualified Restricted Stock or Qualified Restricted Stock Units that may be granted in any calendar year to any Covered Employee shall not exceed 1,200,000 shares or Units, as the case may be; (iii) the total number of shares of Performance Stock or Performance Units that may be granted in any calendar year to any Covered Employee shall not exceed 1,200,000 shares or Units, as the case may be; (iv) the total number of shares of Stock that are intended to qualify for deduction under Section 162(m) of the Code granted pursuant to Article 10 herein in any calendar year to any Covered Employee shall not exceed 1,200,000 shares; (v) the total cash Award that is intended to qualify for deduction under Section 162(m) of the Code that may be paid pursuant to Article 10 herein in any calendar year to any Covered Employee shall not exceed $1,200,000; and (vi) the aggregate number of Dividend Equivalents that are intended to qualify for deduction under Section 162(m) of the Code that a Covered Employee may receive in any calendar year shall not exceed 4,800,000.

    No more than an aggregate of 9,000,000 shares of Stock may be granted under Article 8 (except in the form of Qualified Restricted Stock or Qualified Restricted Stock Units) and Article 10. The maximum number of shares of Stock that may be granted subject to Incentive Stock Options shall be 9,000,000 shares.

Article 5. Eligibility and Participation

    5.1  Eligibility.  Persons eligible to participate in the Plan ("Eligible Persons") include all key Employees of the Company and its Subsidiaries, as determined by the Committee.

    5.2  Actual Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from all Eligible Persons those to whom Awards shall be granted.

Article 6. Stock Options

    6.1  Grant of Options.  Subject to the terms and conditions of the Plan, Options may be granted to an Eligible Person at any time and from time to time, as shall be determined by the Committee.

    The Committee shall have complete discretion in determining the number of shares of Stock subject to Options granted to each Eligible Person (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Options. The Committee may grant ISOs, NQSOs or a combination thereof.

    6.2  Option Award Agreement.  Each Option grant shall be evidenced by an Option Award Agreement that shall specify the Option Exercise Price, the term of the Option (which shall not be greater than ten (10) years), the number of shares of Stock to which the Option pertains, the Exercise Period and such other provisions as the Committee shall determine, including but not limited to special provisions relating to a change of control and any rights to Dividend Equivalents and Reload Options. The Option Award Agreement shall also specify whether the Option is intended to be an ISO or NQSO. The Option Exercise Price shall not be less than 100% of the Fair Market Value of the Stock on the date of grant.

    6.3  Exercise of and Payment for Options.  Options granted under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee shall in each instance approve.

    A Participant may exercise an Option at any time during the Exercise Period. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of shares of Stock with respect to which the Option is to be exercised, accompanied by provision for full payment of the Stock.

    The Option Exercise Price shall be payable: (i) in cash or its equivalent, (ii) by tendering (by actual delivery of shares or by attestation) previously acquired Stock (owned for at least six months) having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price, (iii) by broker-assisted cashless exercise or (iv) by a combination of (i), (ii) and/or (iii).

    Options may not be exercised for less than 25 shares of Stock unless the exercise represents the entire remaining balance of the Award.

    Stock received upon exercise of an Option may be granted subject to any restrictions deemed appropriate by the Committee.

    6.4  Reload Options.  The Committee may provide in an Award Agreement that a Participant who exercises all or any portion of an Option with Stock which has a Fair Market Value equal to not less than 100% of the Option Exercise Price for such Option shall be granted, subject to Article 4, an additional option ("Reload Option") for a number of shares of Stock equal to the sum ("Reload Number") of the number of shares of Stock tendered in payment of the Option Exercise Price for the Options plus, if so provided by the Committee, the number of shares of Stock, if any, retained by the Company in connection with the exercise of the Options to satisfy any federal, state or local tax withholding requirements.

    Reload Options shall be subject to the following terms and conditions:

       (i) the grant date for each Reload Option shall be the date of exercise of the Option to which it relates;

      (ii) subject to (iii) below, the Reload Option, upon vesting, may be exercised at any time during the unexpired term of the Option to which it relates (subject to earlier termination thereof as provided in the Plan and in the applicable Award Agreement); and

      (iii) the terms of the Reload Option shall be the same as the terms of the Option to which it relates, except that (A) the Option Exercise Price shall be the Fair Market Value of the Stock on the grant date of the Reload Option and (B) the Reload Option shall be subject to new vesting provisions, commencing one (1) year after the grant date of the Reload Option and vesting upon the same schedule as the Option to which it relates.

    Reload Options may not be granted to Participants who exercise Options after a Termination of Employment.

    Stock subject to this Plan may be used for Reload Options granted under The Allstate Corporation Equity Incentive Plan.

    6.5  Termination.  Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee (subject to applicable law), shall be included in the Option Award Agreement entered into with Participants, need not be uniform among all Options granted pursuant to the Plan or among Participants and may reflect distinctions based on the reasons for termination.

    To the extent the Option Award Agreement does not set forth termination provisions, the provisions of Article 13 shall control.

    6.6  Transferability of Options.  Except as otherwise determined by the Committee, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant, and no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. ISOs are not transferable other than by will or by the laws of descent and distribution.

    The Committee shall have the authority, in its discretion, to grant (or to sanction by way of amendment to an existing Award) Nonqualified Stock Options, the vested portions of which may be transferred by the Participant during his lifetime to any Family Member. A transfer of an Option pursuant hereto may only be effected by the Company at the written request of a Participant and shall become effective only when recorded in the Company's record of outstanding Options. In the event an Option is transferred as contemplated herein, any Reload Options associated with such transferred Option shall terminate, and such transferred Option may not be subsequently transferred by the transferee except by will or the laws of descent and distribution. Otherwise, a transferred Option shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant Award Agreement, and the transferee shall be entitled to the same rights as the Participant, as if no transfer had taken place.

Article 7. Stock Appreciation Rights

    7.1  Grant of SARs.  Subject to the terms and conditions of the Plan, an SAR may be granted to an Eligible Person at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of these forms of SARs.

    The Committee shall have complete discretion in determining the number of SARs granted to each Eligible Person (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

    7.2  SAR Award Agreement.  Each SAR grant shall be evidenced by an SAR Award Agreement that shall specify the number of SARs granted, the Base Value, the term of the SAR, the Exercise Period and such other provisions as the Committee shall determine, including but not limited to special provisions relating to a change of control.

    7.3  Exercise and Payment of SARs.  Tandem SARs may be exercised for all or part of the Stock subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the shares of Stock for which its related Option is then exercisable.

    Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Exercise Price of the underlying ISO and the Fair Market Value of the shares of Stock subject to the underlying ISO at the time the Tandem SAR is exercised; (iii) the Tandem SAR may be exercised only when the Fair Market Value of the shares of Stock subject to the ISO exceeds the Option Exercise Price of the ISO; and (iv) the Tandem SAR may be transferred only when the underlying ISO is transferable, and under the same conditions.

    Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

    A Participant may exercise an SAR at any time during the Exercise Period. SARs shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of SARs being exercised. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of:

  (a)
  the excess of (i) the Fair Market Value of a share of Stock on the date of exercise over (ii) the Base Value multiplied by

  (b)
  the number of shares of Stock with respect to which the SAR is exercised.

    At the sole discretion of the Committee, the payment to the Participant upon SAR exercise may be in cash, in shares of Stock of equivalent value or in some combination thereof.

    7.4  Termination.  Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the SAR Award Agreement entered into with Participants, need not be uniform among all SARs granted pursuant to the Plan or among Participants and may reflect distinctions based on the reasons for termination.

    To the extent the SAR Award Agreement does not set forth termination provisions, the provisions of Article 13 shall control.

    7.5  Transferability of SARs.  Except as otherwise determined by the Committee, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her legal representative, and no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 8. Unrestricted Stock, Restricted Stock and Restricted Stock Units

    8.1  Grant of Unrestricted Stock, Restricted Stock and Restricted Stock Units.  Subject to the terms and conditions of the Plan, Unrestricted Stock, Restricted Stock and/or Restricted Stock Units may be granted to an Eligible Person at any time and from time to time, as shall be determined by the Committee.

    The Committee shall have complete discretion in determining the number of shares of Unrestricted Stock, Restricted Stock and/or Restricted Stock Units granted to each Eligible Person (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards.

    In addition, the Committee may, prior to or at the time of grant, designate an Award of Restricted Stock or Restricted Stock Units as Qualified Restricted Stock or Qualified Restricted Stock Units, as the case may be, in which event it will condition the grant or vesting, as applicable, of such Qualified Restricted Stock or Qualified Restricted Stock Units, as the case may be, upon the attainment of the Performance Goals selected by the Committee.

    8.2  Unrestricted Stock, Restricted Stock/Restricted Stock Unit Award Agreement.  Each grant of Unrestricted Stock, Restricted Stock and/or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the number of shares of Unrestricted Stock, Restricted Stock and/or Restricted Stock Units granted, the initial value (if applicable), the Period or Periods of Restriction (if applicable), and such other provisions as the Committee shall determine, including but not limited to special provisions relating to a change of control.

    8.3  Transferability.  Restricted Stock and Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement. During the applicable Period of Restriction, all rights with respect to the Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant or his or her legal representative.

    8.4  Certificates.  No certificates representing Stock shall be delivered to a Participant until such time as all restrictions applicable to such shares have been satisfied.

    8.5  Removal of Restrictions.  Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate.

    Payment of Restricted Stock Units shall be made after the last day of the Period of Restriction applicable thereto. The Committee, in its sole discretion, may pay Restricted Stock Units in cash or in shares of Stock of equivalent value (or in some combination thereof).

    8.6  Voting Rights.  During the Period of Restriction, Participants may exercise full voting rights with respect to the Restricted Stock.

    8.7  Dividends and Other Distributions.  Subject to the Committee's right to determine otherwise at the time of grant, during the Period of Restriction, Participants shall receive all regular cash dividends paid with respect to the Restricted Stock while they are so held. All other distributions paid with respect to such Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and shall be paid to the Participant promptly after the full vesting of the Restricted Stock with respect to which such distributions were made.

    Rights, if any, to Dividend Equivalents on Restricted Stock Units shall be established by the Committee at the time of grant and set forth in the Award Agreement.

    8.8  Termination.  Each Restricted Stock/Restricted Stock Unit Award Agreement shall set forth the extent to which the Participant shall have the right to receive Restricted Stock and/or a Restricted Stock Unit payment following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all grants of Restricted Stock/Restricted Stock Units or among Participants and may reflect distinctions based on the reasons for termination.

    To the extent the Restricted Stock/Restricted Stock Unit Award Agreement does not set forth termination provisions, the provisions of Article 13 shall control.

Article 9. Performance Units and Performance Stock

    9.1  Grant of Performance Units and Performance Stock.  Subject to the terms and conditions of the Plan, Performance Units and/or Performance Stock may be granted to an Eligible Person at any time and from time to time, as shall be determined by the Committee.

    The Committee shall have complete discretion in determining the number of Performance Units and/or shares of Performance Stock granted to each Eligible Person (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards.

    9.2  Performance Unit/Performance Stock Award Agreement.  Each grant of Performance Units and/or shares of Performance Stock shall be evidenced by a Performance Unit and/or Performance Stock Award Agreement that shall specify the number of Performance Units and/or shares of Performance Stock granted, the initial value (if applicable), the Performance Period, the Performance Goals and such other provisions as the Committee shall determine, including but not limited to special provisions relating to a change of control and any rights to Dividend Equivalents.

    9.3  Value of Performance Units/Performance Stock.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The value of a share of Performance Stock shall be equal to the Fair Market Value of the Stock. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Performance Stock that will be paid out to the Participants.

    9.4  Earning of Performance Units/Performance Stock.  After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout with respect to the Performance Units/Performance Stock earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.

    9.5  Form and Timing of Payment of Performance Units/Performance Stock.  Payment of earned Performance Units/Performance Stock shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Performance Stock in cash or in Stock (or in a combination thereof), which has an aggregate Fair Market Value equal to the value of the earned Performance Units/Performance Stock at the close of the applicable Performance Period. Such Stock may be granted subject to any restrictions deemed appropriate by the Committee.

    9.6  Termination.  Each Performance Unit/Performance Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive a Performance Unit/Performance Stock payment following termination of the Participant's employment with the Company and its Subsidiaries during a Performance Period. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all grants of Performance Units/Performance Stock or among Participants and may reflect distinctions based on reasons for termination.

    To the extent the Performance Unit/Performance Stock Award Agreement does not set forth termination provisions, the provisions of Article 13 shall control.

    9.7  Transferability.  Except as otherwise determined by the Committee, a Participant's rights with respect to Performance Units/Performance Stock granted under the Plan shall be available during the Participant's lifetime only to such Participant or the Participant's legal representative and Performance Units/Performance Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10. Other Awards

    The Committee shall have the right to grant other Awards which may include, without limitation, the payment of Stock in lieu of cash, the payment of cash based on attainment of Performance Goals established by the Committee and the payment of Stock in lieu of cash under other Company incentive or bonus programs. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

Article 11. Deferrals

    The Committee may, in its sole discretion, permit a Participant to defer the Participant's receipt of the payment of cash or the delivery of Stock that would otherwise be due to such Participant under the Plan. If any such deferral election is permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 12. Rights of Participants

    12.1  Termination.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment or other relationship with the Company or any Subsidiary at any time, for any reason or no reason in the Company's or the Subsidiary's sole discretion, nor confer upon any Participant any right to continue in the employ of, or otherwise in any relationship with, the Company or any Subsidiary.

    12.2  Participation.  No Eligible Person shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

    12.3  Limitation of Implied Rights.  Neither a Participant nor any other Person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any Person.

    Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

    12.4  Waiver.  Each Participant, by acceptance of an Award, waives all rights to specific performance or injunctive or other equitable relief and acknowledges that he has an adequate remedy at law in the form of damages.

Article 13. Termination of Employment

    13.1  Options.  If a Participant has a Termination of Employment, then, unless otherwise provided by the Committee or in the Award Agreement, the following provisions shall apply:

       (i) if the Participant's Termination of Employment is on account of death or Disability, then all outstanding Options, to the extent not vested, shall vest, and all outstanding Options may be exercised, in whole or in part, by the Participant (or his personal representative, estate or transferee, as the case may be) at any time on or before the earlier to occur of (x) the Expiration Date of the Option and (y) the second anniversary of the date of such Termination of Employment;

      (ii) if the Participant's Termination of Employment is on account of Retirement at the Normal Retirement Date or Health Retirement Date, unvested Options shall continue to vest in accordance with their terms, and all outstanding Options, when vested, may be exercised, in whole or in part, by the Participant at any time on or before the earlier to occur of (x) the Expiration Date of the Option and (y) the fifth anniversary of the date of such Termination of Employment;

      (iii) if the Participant's Termination of Employment is on account of Retirement at the Early Retirement Date, unvested Options shall be forfeited, and Options, to the extent they are vested on the date of Termination of Employment, may be exercised, in whole or in part, by the Participant at any time on or before the earlier to occur of (x) the Expiration Date of the Option and (y) the fifth anniversary of the date of such Termination of Employment;

      (iv) if the Participant's Termination of Employment is for any other reason, unvested Options shall be forfeited, and Options, to the extent they are vested on the date of Termination of Employment, may be exercised, in whole or in part, by the Participant at any time on or before the earlier to occur of (x) the Expiration Date of the Option and (y) three months after the date of such Termination of Employment; and

      (v) if (A) the Participant's Termination of Employment is for any reason other than death and (B) the Participant dies after such Termination of Employment but before the date the Options must be exercised as set forth in the preceding subsections, unvested Options shall be forfeited and any Options, to the extent they are vested on the date of the Participant's death, may be exercised, in whole or in part, by the Participant's personal representative, estate or transferee, as the case may be, at any time on or before the earliest to occur of (x) the Expiration Date of the Option, (y) the second anniversary of the date of death and (z) the applicable anniversary of the Termination of Employment as set forth in subsections (i) through (iv) above.

    Reload Options may not be granted after a Termination of Employment.

    13.2  Other Awards.  If a Participant has a Termination of Employment, then, unless otherwise provided by the Committee or in the Award Agreement, all Awards other than Options shall terminate and be forfeited on the date of such Termination of Employment.

Article 14. Equity Incentive Plans of Foreign Subsidiaries

    The Committee may authorize any foreign Subsidiary to adopt a plan for granting Awards ("Foreign Equity Incentive Plan") and awards granted under such Foreign Equity Incentive Plans may be treated as grants under the Plan, if the Committee so determines. Such Foreign Equity Incentive Plans shall have such terms and provisions as the Committee permits not inconsistent with the provisions of the Plan and which may be more restrictive than those contained in the Plan. Awards granted under such Foreign Equity Incentive Plans shall be governed by the terms of the Plan except to the extent that the provisions of the Foreign Equity Incentive Plans are more restrictive than the terms of the Plan, in which case such terms of the Foreign Equity Incentive Plans shall control.

Article 15. Amendment, Modification and Termination

    The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part, without the approval of the stockholders of the Company, except as stockholder approval may be required (i) to permit the Company to deduct, in computing its income tax liability pursuant to the provisions of the Code, compensation resulting from Awards, (ii) to retain incentive stock option treatment under Section 422 of the Code or (iii) under the listing requirements of any securities exchange on which are listed any of the Company's equity securities.

    No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

Article 16. Payment for Awards and Withholding

    16.1  Payment for Awards.  In the event a Participant elects to pay the Option Exercise Price or make payment for any other Award through tender of previously acquired Stock, (i) only a whole number of share(s) of Stock (and not fractional shares of Stock) may be tendered in payment, (ii) such Participant must present evidence acceptable to the Company that he has owned any such shares of Stock tendered in payment (and that such shares of Stock tendered have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise and (iii) Stock must be tendered to the Company, either by actual delivery of the shares or by attestation. When payment is made by tender of Stock, the difference, if any, between the aggregate amount payable and the Fair Market Value of the share(s) of Stock tendered in payment (plus any applicable taxes) shall be paid by check. No Participant may tender shares of Stock having a Fair Market Value exceeding the aggregate Option Exercise Price or other payment due.

    16.2  Loans and Guarantees.  The Committee may, in its discretion:

       (i) allow a Participant to defer payment to the Company of all or any portion of (x) the Option Exercise Price of any option or (y) any taxes associated with a benefit hereunder which is not a cash benefit at the time such benefit is so taxable, or

      (ii) cause the Company to guarantee a loan from a third party to the Participant, in an amount equal to all or any portion of such Option Exercise Price or any related taxes.

    Any such payment deferral or guarantee by the Company pursuant to this section shall be on a secured or unsecured basis, for such periods, at such interest rates, and on such other terms and conditions as the Committee may determine. Notwithstanding the foregoing, a Participant shall not be entitled to defer the payment of such Option Exercise Price or any related taxes unless the Participant (x) enters into a binding obligation to pay the deferred amount and (y) except with respect to treasury stock, pays upon exercise of an Option an amount equal to or greater than the aggregate Minimum Consideration therefor. If the Committee has permitted a payment deferral or caused the Company to guarantee a loan pursuant to this section, then the Committee may, in its discretion, require the immediate payment of such deferred amount or the immediate release of such guarantee upon the Participant's Termination of Employment or if the Participant sells or otherwise transfers the Participant's shares of Stock purchased pursuant to such deferral or guarantee.

    16.3  Notification under Section 83(b).  The Committee may, on the grant date or any later date, prohibit a Participant from making the election described below. If the Committee has not prohibited such Participant from making such election, and the Participant shall, in connection with the exercise of any Option, or the grant of any share of Restricted Stock, make the election permitted under Section 83(b) of the Code (i.e., an election to include in such Participant's gross income in the year of transfer the amounts specified in Section 83(b) of the Code), such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

    16.4  Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount (including any Stock withheld as provided below) sufficient to satisfy Federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to an Award made under the Plan.

    16.5  Stock Withholding.  With respect to tax withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising out of or as a result of Awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by tendering Stock held by the Participant (by actual delivery of the shares or by attestation) or by having the Company withhold Stock having a Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing and signed by the Participant.

Article 17. Substituted Awards

    The Committee may grant substituted awards for any cancelled Award granted under this Plan or any plan of any entity acquired by the Company or any of its Subsidiaries in accordance with this Article. If the Committee cancels any Award (granted under this Plan, or any plan of any entity acquired by the Company or any of its Subsidiaries), and a new Award is substituted therefor, then the Committee may, in its discretion, determine the terms and conditions of such new Award provided that, subject to Section 4.2, if the Award is an Option, the Option Exercise Price for the substituted Award shall not be less than the Option Exercise Price of the cancelled Award, and may provide that the grant date of the cancelled Award shall be the date used to determine the earliest date or dates for exercising or vesting the new substituted Award so that the Participant may exercise the substituted Award, or the substituted Award may vest, at the same time as if the Participant had held the substituted Award since the grant date of the cancelled Award.

Article 18. Successors

    All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.

Article 19. Legal Construction

    19.1  Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

    19.2  Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

    19.3  Requirements of Law.  The granting of Awards and the issuance of Stock under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

    19.4  Governing Law.  To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with, and governed by, the laws of the State of Delaware, except with regard to conflicts of law provisions.

Appendix B

AUDIT COMMITTEE CHARTER

    The size of the Audit Committee shall be set from time to time by the Board of Directors, but will always consist of at least three directors. The members of the Audit Committee shall be appointed by the Board upon the recommendation of the Nominating and Governance Committee in accordance with the independence and experience requirements of the New York Stock Exchange.

    Upon completion of the audit of the Corporation each year, the Committee shall review the Corporation's annual financial statements, including major issues regarding accounting and auditing principles and practices, as well as the adequacy of internal controls that could significantly affect the Corporation's financial statements. The Committee shall review the independent public accountants' report on the annual financial statements. The Committee shall also review any filings with the Securities and Exchange Commission and other published documents containing the Corporation's annual financial statements. In performing these reviews, the Committee will confer with management, the Corporation's independent public accountants and its internal auditors.

    The Audit Committee shall review all recommendations made by the Corporation's independent public accountants and internal auditors to the Audit Committee or the Board of Directors with respect to accounting matters and the system of internal controls used by the Corporation. The Committee shall examine the scope of audits conducted by the Corporation's independent public accountants and internal auditors. The Committee shall review any reports from the Corporation's independent public accountants and internal auditors concerning compliance by management with governmental laws and regulations and with the Corporation's policies relating to ethics, conflicts of interest, perquisites and use of corporate assets. The Committee shall also, pursuant to applicable regulatory requirements and professional standards:

  •
  discuss with the independent public accountants judgments about the quality (not just the acceptability) of the accounting principles used in financial reporting;

  •
  prepare the audit committee report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

    The Audit Committee shall meet with the Corporation's independent public accountants and/or internal auditors without management present whenever the Committee shall deem it appropriate. The Committee shall review with the General Counsel of the Corporation the status of legal matters that may have a material impact on the Corporation's financial statements.

    Annually, the Audit Committee shall review the qualifications of the Corporation's independent public accountants. The Audit Committee shall also receive periodic written reports from the independent public accountants regarding their independence and actively discuss such reports with the accountants. As part of such reviews, the Committee shall consider management's plans for engaging the accountants for management advisory services and shall determine whether any such engagements could impair the accountants' independence. The Committee shall also evaluate the performance of the independent public accountants and, if so determined by the Audit Committee, recommend that the Board replace them. Following this review, the Committee shall advise the Board of Directors with respect to the selection of independent public accountants to audit the Corporation's financial statements and to perform such other duties as the Board of Directors may prescribe. If any subsequent concerns regarding the accountants' independence are identified, the Committee shall recommend that the Board of Directors take appropriate action to satisfy itself of the accountants' independence.

    The Audit Committee shall have the power to conduct or authorize special projects or investigations related to matters that the Committee considers necessary to discharge its duties and responsibilities. It shall have the power to retain independent outside counsel, accountants or others to assist it in the conduct of any investigations and may use the Corporation's internal auditors for such purpose. The Committee is not expected to conduct investigations or to resolve disagreements, if any, between management and the independent public accountants.

    While the Audit Committee has the responsibilities and powers set forth in these By-Laws, the Committee is not required to plan or conduct audits or to determine that the Corporation's financial

B-1

statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountants.

    The Audit Committee shall also review and reassess the adequacy of this Section of these By-Laws on an annual basis and recommend any proposed changes to the Board of Directors.

B-2

Appendix C

Executive Officers

    The following table sets forth the names of our executive officers, their current ages, their positions, and the dates of their first election as officers. "AIC" refers to Allstate Insurance Company.

Name	Age	Position and Offices Held	First Date Elected Officer
Edward M. Liddy	55	Chairman, President and Chief Executive Officer of The Allstate Corporation and AIC. Also a director of The Allstate Corporation	1994
Robert S. Apatoff	42	Senior Vice President and Chief Marketing Officer of AIC	1999
John L. Carl	53	Vice President and Chief Financial Officer of The Allstate Corporation; Senior Vice President and Chief Financial Officer of AIC	1999
Richard I. Cohen	56	Senior Vice President of AIC (President, Property and Casualty)	1989
Joan M. Crockett	50	Senior Vice President of AIC (Human Resources)	1994
Edward J. Dixon	57	Senior Vice President of AIC (Field Operations)	1988
Steven L. Groot	51	Senior Vice President of AIC (President, Direct Distribution and E-Commerce)	1988
Ernest A. Lausier	55	Senior Vice President of AIC (President, Independent Agency Markets)	2000
Michael J. McCabe	55	Vice President and General Counsel of The Allstate Corporation; Senior Vice President and General Counsel of AIC	1980
Ronald D. McNeil	48	Senior Vice President of AIC (Property Operations)	1994
Robert W. Pike	59	Vice President and Secretary of The Allstate Corporation; Executive Vice President and Secretary of AIC	1978
Samuel H. Pilch	54	Controller of The Allstate Corporation; Group Vice President and Controller of AIC	1995
Francis W. Pollard	58	Senior Vice President and Chief Information Officer of AIC	1984
Casey J. Sylla	57	Senior Vice President and Chief Investment Officer of AIC	1995
Thomas J. Wilson	43	Senior Vice President of AIC (President, Allstate Financial)	1995

C-1

Appendix D

11-Year Summary of Selected Financial Data

(in millions except per share data and ratios)	2000	1999	1998	1997

Consolidated Operating Results
Insurance premiums and contract charges	$24,076	$21,735	$20,826	$20,106
Net investment income	4,633	4,112	3,890	3,861
Realized capital gains and losses	425	1,112	1,163	982
Total revenues	29,134	26,959	25,879	24,949
Operating income (loss)	2,004	2,082	2,573	2,429
Realized capital gains and losses, after-tax	248	691	694	638
Equity in net income of unconsolidated subsidiary	—	—	10	34
Income (loss) from continuing operations	2,211	2,720	3,294	3,105
Gain from discontinued operations, after-tax	—	—	—	—
Cumulative effect of changes in accounting principle	—	—	—	—
Net income (loss)	2,211	2,720	3,294	3,105
Earnings (loss) per share:
Diluted:
Income (loss) before cumulative effect of changes in accounting	2.95	3.38	3.94	3.56
Cumulative effect of changes in accounting	—	—	—	—
Net income (loss)	2.95	3.38	3.94	3.56
Basic:
Income (loss) before cumulative effect of changes in accounting	2.97	3.40	3.96	3.58
Cumulative effect of changes in accounting	—	—	—	—
Net income (loss)	2.97	3.40	3.96	3.58
Dividends declared per share	0.68	0.60	0.54	0.48

Consolidated Financial Position
Investments	$74,483	$69,645	$66,525	$62,548
Total assets	104,808	98,119	87,691	80,918
Reserves for claims and claims expense, and life-contingent contract benefits and contractholder funds	54,197	50,610	45,615	44,874
Debt	3,331	2,851	1,746	1,696
Mandatorily redeemable preferred securities of subsidiary trusts	750	964	750	750
Shareholders' equity	17,451	16,601	17,240	15,610
Shareholders' equity per diluted share	23.80	21.05	21.00	18.28

Property-Liability Operations
Premiums written	$21,858	$20,389	$19,515	$18,789
Premiums earned	21,871	20,112	19,307	18,604
Net investment income	1,814	1,761	1,723	1,746
Operating income (loss)	1,537	1,717	2,211	2,079
Realized capital gains and losses, after-tax	326	609	514	511
Equity in net income of unconsolidated subsidiary	—	—	10	34
Income (loss) before cumulative effect of changes in accounting	1,863	2,312	2,760	2,670
Net income (loss)	1,863	2,312	2,760	2,670
Operating ratios
Claims and claims expense ("loss") ratio	75.0	73.0	70.4	71.7
Expense ratio	24.2	24.4	22.8	22.3
Combined ratio	99.2	97.4	93.2	94.0

Allstate Financial Operations
Premiums and contract charges	$2,205	$1,623	$1,519	$1,502
Net investment income	2,715	2,260	2,115	2,085
Operating income	520	384	392	377
Realized capital gains and losses, after-tax	(51)	101	158	123
Income from continuing operations before cumulative effect of changes in accounting	469	485	550	497
Net income	469	485	550	497
Statutory premiums and deposits	12,245	8,497	5,902	4,946
Investments including Separate Accounts	55,552	48,301	41,863	37,341

* Operating income (loss) is "Income before dividends on preferred securities and equity in net income of unconsolidated subsidiary" excluding realized capital gains and losses, after-tax, and gain from disposition of operations, after-tax. * The supplemental operating income (loss) information presented above allows for a more complete analysis of results of operations. The net effect of gains and losses have been excluded due to their volatility between periods and because such data is often excluded when evaluating the overall financial performance of insurers. Operating income (loss) should not be considered as a substitute for any generally accepted accounting principle measure of performance. Our method of calculating operating income (loss) may be different from the method used by other companies and therefore comparability may be limited. * Realized capital gains and losses, after-tax is presented net of the effects of Allstate Financial's deferred policy acquisition cost amortization and additional future policy benefits, to the extent that such effects resulted from the recognition of realized capital gains and losses.

1996	1995	1994	1993	1992	1991	1990

$19,702	$18,908	$17,566	$17,118	$16,670	$16,215	$15,342
3,813	3,627	3,343	3,269	3,153	2,954	2,528
784	258	200	215	161	4	182
24,299	22,793	21,109	20,602	19,984	19,173	18,052
1,600	1,587	268	1,083	(718)	662	518
510	168	130	140	106	3	118
29	56	86	79	112	58	54
2,075	1,904	484	1,302	(500)	723	690
—	—	—	—	—	—	11
—	—	—	—	(325)	—	—
2,075	1,904	484	1,302	(825)	723	701

2.31	2.12	0.54	1.49	(0.58)
—	—	—	—	(0.38)
2.31	2.12	0.54	1.49	(0.96)

2.33	2.12	0.54	1.49	(0.58)
—	—	—	—	(0.38)
2.33	2.12	0.54	1.49	(0.96)
0.43	0.39	0.36	0.18	—

$58,329	$56,505	$47,227	$47,932	$40,971	$38,213	$32,972
74,508	70,029	60,988	58,994	51,817	47,173	41,246
43,789	42,904	39,961	37,275	35,776	31,576	27,058
1,386	1,228	869	850	1,800	—	—
750	—	—	—	—	—	—
13,452	12,680	8,426	10,300	5,383	8,151	7,127
15.14	14.09	9.37	11.45	8.52

$18,586	$17,965	$16,739	$16,292	$15,774	$15,107	$14,572
18,366	17,540	16,513	16,039	15,542	15,018	14,176
1,758	1,630	1,515	1,406	1,420	1,350	1,254
1,266	1,301	81	963	(867)	475	355
490	158	145	146	166	24	108
29	56	86	79	112	58	54
1,725	1,608	312	1,188	(589)	557	517
1,725	1,608	312	1,188	(900)	557	517

78.9	78.1	88.0	79.7	97.4	83.3	85.7
21.6	22.3	23.3	23.5	24.0	24.8	24.5
100.5	100.4	111.3	103.2	121.4	108.1	110.2

$1,336	$1,368	$1,053	$1,079	$1,128	$1,197	$1,166
2,045	1,992	1,827	1,858	1,733	1,604	1,274
368	327	226	169	149	187	163
20	10	(15)	(6)	(60)	(21)	10
388	337	211	163	89	166	173
388	337	211	163	75	166	184
5,157	4,874	4,539	4,086	3,851	4,222	4,252
33,588	31,065	26,197	24,909	21,829	19,050	15,732

* Consolidated financial position for 1993 and thereafter are not comparable to prior years due to adoption of new accounting rules for fixed income and equity securities. * Per share amounts for years prior to 1998 have been restated for a 2-for-1 stock split in 1998. * Shareholders' equity is presented pro forma for 1992 reflecting the formation of The Allstate Corporation. * Net income (loss) and consolidated financial position for 1992 and thereafter are not comparable to prior years due to adoption of new accounting rules for postretirement and postemployment benefits. * Earnings (loss) per share is presented pro forma for 1993 and 1992 and is not applicable prior to 1992.

Management's Discussion and Analysis
of Financial Condition and Results of Operations

    The following discussion highlights significant factors influencing the consolidated results of operations and financial position of The Allstate Corporation (the "Company" or "Allstate"). It should be read in conjunction with the consolidated financial statements and related notes appearing on pages D-36 through D-79 and the 11-year summary of selected financial data on pages D-2 and D-3. Further analysis of the Company's insurance segments is provided in Property-Liability Operations (which includes the Personal Property and Casualty ("PP&C") and Discontinued Lines and Coverages segments) and Allstate Financial Operations (which represents the Allstate Financial segment, formerly called the Life and Savings segment) beginning on pages D-5 and D-16, respectively. The segments are defined based upon the components of the Company for which financial information is used internally to evaluate segment performance and determine the allocation of resources.

2000 HIGHLIGHTS

  •
  Implemented The Good HandsSM Network allowing approximately 40% of the U.S. population to have access to Allstate customer sales and service when, where and how they want.

  •
  Implemented reductions to annual operating expenses to achieve $600 million in savings in 2001, supporting the investment in The Good Hands Network.

  •
  Expanded the distribution of Allstate Financial's products, and enhanced the product offerings.

  •
  Repurchased shares of stock totaling $1.78 billion during 2000 and $3.95 billion in the last two years.

Consolidated Revenues

For the years ended December 31,	2000	1999	1998
($ in millions)
Property-liability insurance premiums	$21,871	$20,112	$19,307
Life and annuity premiums and contract charges	2,205	1,623	1,519
Net investment income	4,633	4,112	3,890
Realized capital gains and losses	425	1,112	1,163

Total revenues	$29,134	$26,959	$25,879

    Consolidated revenues increased 8.1% in 2000 due primarily to higher earned premiums in Property-Liability and increased life and annuity premiums and contract charges in Allstate Financial. Investment income increased during 2000 as compared to 1999 due to higher investment balances, yields and income from partnership interests. Consolidated revenues increased 4.2% in 1999 primarily due to higher Property-Liability earned premiums.

Consolidated Net Income

For the years ended December 31,	2000	1999	1998
($ in millions except per share data)
Net income	$2,211	$2,720	$3,294
Net income per share (Basic)	2.97	3.40	3.96
Net income per share (Diluted)	2.95	3.38	3.94
Cash dividends declared per share	.68	.60	.54
Realized capital gains and losses, net of tax	248	691	694

2000 over 1999

    Net income decreased 18.7% due primarily to lower realized capital gains as well as decreased operating results in Property-Liability, partially offset by increased operating results in Allstate Financial. Net income per diluted share decreased 12.7% in 2000 as the decline in net income was partially offset by the effects of share repurchases.

1999 over 1998

    Net income decreased 17.4% due primarily to decreased operating results in both Property-Liability and Allstate Financial and the impact of restructuring and acquisition-related charges. Net income per diluted share decreased 14.2% in 1999 as the decline in net income was partially offset by the effects of share repurchases.

PROPERTY-LIABILITY 2000 HIGHLIGHTS

  •
  Premiums written increased 7.2% in 2000 as a result of the acquisition of the CNA Personal Lines business in 1999, re-branded to EncompassSM Insurance ("Encompass"), as well as growth in the standard auto and homeowners lines. This growth was offset by decreases in non-standard auto premiums written due to the Company's initiatives to improve profitability.

  •
  Underwriting income decreased to $173 million compared to $527 million in 1999 as earned premium growth was offset by increases in loss costs, including increased catastrophe losses.

  •
  Implemented The Good Hands Network, an integrated multi-access approach to customer sales and service. The Good Hands Network includes three distribution channels: Allstate agencies, the Internet and four direct Customer Information Centers ("CICs") staffed by licensed insurance professionals.

  •
  Launched Strategic Risk Management ("SRM"), a multi-phase strategy to integrate and optimize pricing, underwriting and marketing decisions, in 32 states for standard auto, 34 states for non-standard auto and 13 states for homeowners.

  •
  Introduced new desktop technology to more than 6,000 agencies, providing them with tools to operate more efficiently with the multi-access technology and to promote profitable growth.

  •
  Reorganized multiple employee agency programs to a single exclusive agency independent contractor program.

  •
  Integrated Encompass which is dedicated to selling products only through independent agencies.

PROPERTY-LIABILITY OPERATIONS

Overview  The Company's Property-Liability operations consist of two business segments: PP&C and Discontinued Lines and Coverages. PP&C is principally engaged in the sale of property and casualty insurance, primarily private passenger auto and homeowners insurance to individuals in the United States and Canada. Discontinued Lines and Coverages represents business no longer written by Allstate and includes the results from environmental, asbestos and other mass tort exposures, and certain commercial and other businesses in run-off. This segment also included mortgage pool insurance business, which the Company exited in 1999. Such groupings of financial information are consistent with that used by management for evaluating segment performance and determining the allocation of resources.

    Summarized financial data and key operating ratios for Allstate's Property-Liability operations for the years ended December 31, are presented in the following table.

($ in millions except ratios)	2000	1999	1998
Premiums written	$21,858	$20,389	$19,515

Premiums earned	$21,871	$20,112	$19,307
Claims and claims expense	16,395	14,679	13,601
Operating costs and expenses	5,208	4,820	4,395
Amortization of goodwill	23	13	7
Restructuring and related charges	72	73	–

Underwriting income	173	527	1,304
Net investment income	1,814	1,761	1,723
Realized capital gains and losses, after-tax	326	609	514
Gain (loss) on disposition of operations, after-tax	–	(14)	25
Income tax expense on operations	450	571	816

Income before equity in net income of unconsolidated subsidiary	1,863	2,312	2,750
Equity in net income of unconsolidated subsidiary	–	–	10

Net income	$1,863	$2,312	$2,760

Catastrophe losses	$967	$816	$780

Operating ratios
Claims and claims expense ("loss") ratio	75.0	73.0	70.4
Expense ratio	24.2	24.4	22.8

Combined ratio	99.2	97.4	93.2

Effect of catastrophe losses on combined ratio	4.4	4.1	4.0

Effect of restructuring and acquisition related charges on combined ratio	0.3	0.7	–

PERSONAL PROPERTY AND CASUALTY ("PP&C") SEGMENT

    The Company continues to execute a series of strategic initiatives, which were announced in 1999, to aggressively expand customer selling and service capabilities. These initiatives include creating a multi-access platform that provides consumers with sales and service capabilities through the Internet and CICs, as well as through local Allstate agencies. Other initiatives include implementing SRM, which is a tier-based pricing, underwriting and marketing methodology designed to attract and keep customers with the potential for high lifetime value while achieving improved profitability; installing new agency and claim technology; and introducing enhanced marketing and advertising. The Company believes successful execution of these initiatives will result in customer selling and service advantages and improved profitability in an increasingly competitive marketplace.

    Summarized financial data and key operating ratios for the PP&C segment for the years ended December 31, are presented in the following table.

($ in millions except ratios)	2000	1999	1998
Premiums written	$21,856	$20,381	$19,516

Premiums earned	$21,868	$20,103	$19,307
Claims and claims expense	16,386	14,642	13,572
Other costs and expenses	5,201	4,799	4,373
Amortization of goodwill	23	13	7
Restructuring and related charges	71	73	–

Underwriting income	$187	$576	$1,355

Catastrophe losses	$967	$816	$780

Operating ratios
Claims and claims expense ("loss") ratio	74.9	72.8	70.3
Expense ratio	24.2	24.3	22.7

Combined ratio	99.1	97.1	93.0

Effects of catastrophe losses on combined ratio	4.4	4.1	4.0

PP&C Premiums  PP&C sells primarily private passenger auto and homeowners insurance to individuals through exclusive Allstate agencies and independent agencies. The Company's marketing strategy is to provide sales and service to new and existing customers in the distribution channel of their choice. By the end of 2000, approximately 40% of the United States population was able to access Allstate products through The Good Hands Network, which provides consistent pricing and enhanced customer service. Encompass products are accessible through independent agencies.

    The Company separates the voluntary personal auto insurance business into two categories for underwriting purposes: the standard market and the non-standard market. Generally, standard auto customers are expected to have lower risks of loss than non-standard auto customers.

    In 2000, the Company implemented SRM in 32 states for standard auto, 34 states for non-standard auto and 13 states for homeowners. SRM is a tier-based pricing, underwriting and marketing program that enhances the Company's competitiveness with those customers who will potentially provide the best profitability over their lifetime with the Company, characterized as high lifetime value. The factors SRM uses to place each auto customer in a risk category could include the number of years of continuous coverage with a prior insurer, prior bodily injury liability limits and financial stability. Management intends to continue to refine and implement SRM as the regulatory review process is completed, additional analysis is performed and new factors are introduced.

    As of December 31, 2000, a majority of the markets where SRM has been implemented have experienced increased agent productivity and increased percentages of customers with multiple policies.

    The Company's strategy for homeowners is to target customers whose risk of loss provides the best opportunity for profitable growth. Because homeowners is less price-sensitive than the private passenger auto business, new business growth attributable to SRM will occur gradually, compared to the auto business. The factors SRM uses to place each homeowners customer in a risk category include claim activity and financial stability. The homeowners strategy also includes managing exposure on policies in areas where the potential loss from catastrophes exceeds acceptable levels.

    Management expects the execution of The Good Hands Network and marketing strategies, in conjunction with the execution of SRM, to improve the Company's opportunity for profitable growth.

    Standard auto premiums written increased 9.9% in 2000, to $12.57 billion, from $11.44 billion in 1999, due primarily to the acquisition of Encompass during the fourth quarter of 1999. Excluding the impacts of this acquisition, standard auto premiums increased 1.8% in 2000 over 1999 due to a 1.9% increase in the number of new and renewal policies in force, offset by a 0.1% decrease in average premiums per policy. Standard auto premiums written increased 2.8% in 1999, from $11.13 billion in 1998, due primarily to the acquisition of Encompass. Excluding the impacts of Encompass, the number of new and renewal policies in force increased 1.9%, offset by a 1.1% decrease in average premiums per policy.

    Average premium decreases in both 2000 as compared to 1999 and in 1999 as compared to 1998 were caused by reduced prices reflecting favorable loss trends in recent years; competitive rate pressures due, in part, to increased consolidation in the industry and competitors expanding and redefining their underwriting risk selection and tolerance; and regulatory activities in some states. (See the discussion of regulatory actions in New Jersey below.) The Company also filed rate changes, some in connection with the implementation of SRM, in 30 states during 2000, averaging a 0.3% decrease.

    In 1999, the state of New Jersey implemented regulated rate and coverage reductions causing the Company to experience decreased standard auto premiums in the state in 1999 and the first quarter of 2000. Excluding standard auto premiums written in New Jersey, standard auto premiums written increased approximately 11.0% in 2000 compared to 1999 and 4.8% in 1999 compared to 1998. While the Company has experienced decreased premiums in the state, it also expects to see corresponding improvements in future loss experience due to this regulation. The impacts of the rate reductions on premiums written were generally fully realized one year after implementation, while the impacts of the coverage reductions on losses will be fully determinable after 2000.

    Non-standard auto premiums written decreased 10.3% in 2000, to $3.11 billion, from $3.46 billion in 1999, due to decreases in policies in force and average premiums per policy. Policies in force decreased approximately 19.4% in 2000 when compared to 1999. Despite rate increases, average premiums decreased 0.8% during 2000 when compared to 1999 as a result of policyholders selecting less coverage. During 2000, rate increases averaging 5.5% were filed in 38 states. In 1999, non-standard premiums written increased 3.3%, from $3.35 billion in 1998. The increase was due to a 4.4% increase in the number of new policies in force, primarily due to the expansion of non-standard auto into the states of California and South Carolina and additional independent agency appointments during 1999. This increase was partially offset by a 2.8% decline in average premiums due to decreases in rates and as a result of policyholders selecting less coverage.

    Decreases in non-standard auto premiums during 2000 were primarily due to the Company's implementation of programs to address the emergence of adverse profitability trends. These programs vary by state and include changes such as additional premium down payment requirements, tightening underwriting requirements, rate increases, non-renewing policies where permitted and certain other administrative changes. These programs are expected to continue to adversely impact non-standard written premium growth in the near term while positioning the Company for improved profitability. The Company will continue to issue non-standard auto policies using SRM as the regulatory review process is completed and as additional analysis is performed on the profitability related to each of the SRM factors to be used for the non-standard auto business. When the Company and other participants in the non-standard auto industry are unable to write business pursuant to their underwriting standards, the business written by shared markets generally increases.

    Homeowners premiums written increased 17.4% in 2000, to $4.12 billion, from $3.51 billion in 1999, primarily due to the acquisition of Encompass. Excluding the impact of this acquisition, homeowners premiums written increased 9.0% in 2000 over 1999 due to a 1.9% increase in renewal policies in force and a 4.4% increase in average premiums per policy. Homeowners premiums written increased 9.2% in 1999 from $3.21 billion in 1998, due to the impact from the Encompass acquisition and increases of 3.1% in policies in force and 2.0% in average premium. Higher average premiums were due to increases in rates and insured values in both years. During 2000, rate increases averaging 2.1% were filed in 27 states. The Company has filed rate changes and, where required by law, new underwriting programs, some in connection with the implementation of SRM, which are expected to continue to improve future profitability.

PP&C Underwriting Results  Underwriting income decreased to $187 million in 2000 from $576 million in 1999. The decrease was due primarily to increased premiums earned being more than offset by the impacts of increased loss costs, including increased catastrophes, and higher expenses. Underwriting income decreased in 1999 from $1.36 billion in 1998 due to increased premiums earned being more than offset by the impacts of increased loss costs and restructuring and acquisition related charges. Loss costs increased during both 2000 and 1999 due to increased auto claim frequency (rate of claim occurrence) and auto and homeowners claim severity (average cost per claim). Catastrophe losses for 2000 were $967 million compared with $816 million and $780 million in 1999 and 1998, respectively.

    Changes in claim severity are generally influenced by inflation in the medical and auto repair sectors of the economy. The Company mitigates these effects through various loss management programs. Injury claims are affected largely by medical cost inflation while physical damage claims are affected largely by auto repair cost inflation and used car prices. The rate of increase in injury claim severity experienced during 2000 was higher than the relevant medical cost indices, but was consistent with industry trends. Increases in injury claim severity experienced in 1999 were due in part to medical cost inflationary pressures and were consistent with relevant medical cost indices. Management believes the Company's claim settlement initiatives, such as improvements to the claim settlement process, medical management programs, the use of special investigative units to detect fraud and handle suspect claims, litigation management and defense strategies, as well as various loss management initiatives underway, will contribute positively to the reduction of injury severity trends. Management believes severity may continue to be adversely affected if inflationary pressures on medical costs outweigh the benefit of claim settlement initiatives.

    For auto physical damage coverages, the Company monitors its rate of increase in average cost per claim against the Body Work price index and the Used Car price index. In 2000, the Company's rate of increase in physical damage coverage severity was higher than the relevant indices, but consistent with industry trends. In 1999, physical damage coverage severity was consistent with prior years, whereas related indices increased slightly during the year. Management believes that results were largely impacted by the application of enhanced claim settlement practices for auto physical damage claims. Accordingly, the Company continues to pursue various loss management initiatives that it expects to contribute positively to the reduction of physical damage severity trends.

    The restructuring charges incurred during 2000 and 1999 were primarily the result of implementing the cost reduction program announced on November 10, 1999. The impact of the charge on the PP&C segment in 2000 was $71 million, or $46 million after-tax, and $73 million, or $48 million after-tax, in 1999. Costs related primarily to the reorganization of agency programs to a single exclusive agency independent contractor program, the elimination of certain employee positions and the consolidation of operations and facilities. See Note 11 to the consolidated financial statements for a more detailed discussion of these charges.

    The 2000 expense ratio was consistent with 1999 due to the impacts of the Company's cost reduction program implemented during the year, offset by its investment in various initiatives, such as The Good Hands Network, and increased advertising and technology investments, which are intended to expand the business. In 1999 the expense ratio increased compared to 1998 due primarily to the investment in these initiatives.

    In 1999, the Company recorded a charge related to the acquisition of Encompass of $58 million, $37 million after-tax, resulting from different estimates of loss and loss expense reserves and asset valuation allowances. The charge was reflected in Claims and claims expense and Other costs and expenses.

PP&C Catastrophe Losses and Catastrophe Management  Catastrophes are an inherent risk of the property-liability insurance industry which have contributed, and will continue to contribute, to potentially material year-to-year fluctuations in Allstate's results of operations and financial position. A "catastrophe" is defined by Allstate as an event that produces pre-tax losses before reinsurance in excess of $1 million, and involves multiple first party policyholders, or an event that produces a number of claims in excess of a preset per-event threshold of average claims in a specific area. Catastrophes are caused by various events including earthquakes, wildfires, tornadoes, hailstorms, hurricanes, tropical storms, high winds and winter storms.

    The level of catastrophic losses experienced in any year cannot be predicted and could potentially be material to results of operations and financial position. While management believes that the Company's catastrophe management initiatives described below have reduced the magnitude of possible future losses, the Company continues to be exposed to catastrophes that may materially impact the Company's results of operations and financial position. The establishment of appropriate reserves for losses incurred from catastrophes, as for all outstanding property-liability claims, is an inherently uncertain process. Catastrophe reserve estimates are regularly reviewed and updated, using the most current information and estimation techniques. Any resulting adjustments, which may be material, are reflected in current operations.

    Allstate has limited, over time, its aggregate insurance exposures in certain regions prone to catastrophes. This was accomplished by restrictions on the amount and location of new business production, limitations on the availability of certain policy coverages, policy brokering and increased participation in catastrophe pools. Allstate has also requested and received rate increases and has expanded its use of increased hurricane and earthquake deductibles in certain regions prone to catastrophes. However, the initiatives are somewhat limited by requirements of state insurance laws and regulations, as well as by competitive considerations.

    Allstate continues to support the enactment of federal legislation that would reduce the impact to Allstate of catastrophic natural disasters, such as earthquakes and hurricanes. Allstate is a founding member of a coalition, the Home Insurance Federation of America, whose members include property insurers and insurance agents. The group is promoting measures in Congress that would enable insurers and other potential participants, including state disaster plans, to purchase catastrophic-level reinsurance from the federal government. Allstate cannot predict whether natural disaster legislation will be enacted or the effect on Allstate if it were enacted.

    For Allstate, areas of potential catastrophe losses due to hurricanes include major metropolitan centers near the eastern and gulf coasts of the United States. Exposure to potential earthquake losses in California is limited by the Company's participation in the California Earthquake Authority ("CEA"). Other areas in the United States for which Allstate has exposure to potential earthquake losses include areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington, and Charleston, South Carolina. Allstate continues to evaluate alternative business strategies to more effectively manage its exposure to catastrophe losses in these and other areas.

    Florida Hurricanes  Allstate Floridian Insurance Company ("Floridian") and Allstate Floridian Indemnity Company ("AFI") sell and service Florida residential property policies. Floridian has access to reimbursement from the Florida Hurricane Catastrophe Fund ("FHCF") for 90% of hurricane losses in excess of approximately the first $270 million for each storm, up to an aggregate of $910 million (90% of approximately $1.00 billion) in a single hurricane season, and $1.40 billion total reimbursement over all hurricane seasons.

    The FHCF has the authority to issue bonds to pay its obligations to participating insurers. The bonds issued by the FHCF are funded by assessments on all property and casualty premiums written in the state, except accident and health insurance. These assessments are limited to 4% in the first year of assessment, and up to a total of 6% for assessments in the second and subsequent years. Insurers may recoup assessments immediately through increases in policyholder rates. A rate filing or any portion of a rate change attributable entirely to an assessment is deemed approved when made with the State of Florida Department of Insurance (the "Department"), subject to the Department's statutory authority to review the "adequacy" of any rate at any time.

    In addition to direct hurricane losses, Floridian and AFI are also subject to assessments from the Florida Windstorm Underwriting Association ("FWUA") and the Florida Residential Property and Casualty Joint Underwriting Association ("FRPCJUA"), which provide coverage for catastrophic losses to property owners unable to obtain coverage in the private market. These organizations levy regular assessments on participating companies if the deficit in any calendar year is less than or equal to 10% of Florida property premiums industry-wide for that year. An insurer may recoup a regular assessment through a surcharge to policyholders subject to a cap on the amount that can be charged in any one year. If the deficit exceeds 10%, the FWUA and/or FRPCJUA will fund the deficit through the issuance of bonds. The costs of these bonds are then funded through a regular assessment in the first year following the deficit and emergency assessments in subsequent years. Companies are required to collect the emergency assessments directly from policyholders and remit these monies to the organizations as they are collected. Participating companies are obligated to purchase any unsold bonds issued by the FWUA and/or FRPCJUA. The insurer must file any recoupment surcharge with the Department at least 15 days prior to imposing the surcharge on any policies. The surcharge may be used automatically after the expiration of the 15 days, unless the Department has notified the insurer in writing that any of its calculations are incorrect.

    While the statutes are designed so that the ultimate cost is borne by the policyholders, the exposure to assessments and availability of recoveries may not offset each other in the financial statements due to timing and the possibility of policies not being renewed in subsequent years.

    California Earthquakes  Allstate participates in the CEA which is a privately-financed, publicly-managed state agency created to provide insurance coverage for earthquake damage. Insurers selling homeowners insurance in California are required to offer earthquake insurance to their customers either through their company or by participation in the CEA. The Company's homeowners policies continue to include coverages for losses caused by explosions, theft, glass breakage and fires following an earthquake, which are not underwritten by the CEA.

    Should losses arising from an earthquake cause a deficit in the CEA, additional funds needed to operate the CEA would be obtained through assessments on participating insurance companies, payments received under reinsurance agreements and bond issuances funded by future policyholder assessments. Participating insurers are required to pay an assessment, not to exceed $2.18 billion, if the capital of the CEA falls below $350 million. Participating insurers are required to pay a second assessment, not to exceed $1.46 billion, if aggregate CEA earthquake losses exceed $6.18 billion or the capital of the CEA falls below $350 million. At December 31, 2000, the CEA's capital balance was approximately $772 million. If the CEA assesses its member insurers for any amount, the amount of future assessments on members is reduced by the amounts previously assessed. To date, the CEA has not assessed member insurers beyond the initial assessment paid by participating insurers in 1996. The authority of the CEA to assess participating insurers for the first assessment expires when it has completed twelve years of operation. All future assessments on participating CEA insurers are based on their CEA insurance market share as of December 31 of the preceding year. As of December 31, 1999, the Company had 25% of the CEA market share. Allstate does not expect its CEA market share to materially change, and therefore does not expect its portion of these additional contingent assessments, if any, to exceed $545 million, as the likelihood of an event exceeding the CEA claims paying capacity of $6.18 billion is remote. Management believes Allstate's exposure to earthquake losses in California has been significantly reduced as a result of its participation in the CEA.

PP&C Outlook

  •
  Decreased profitability, due to many factors including increasing loss trends, caused some competitors in the industry either to begin implementing rate increases in 2000 or to indicate their intent to implement rate increases in 2001. If these adverse loss trends continue to emerge during 2001 and if Allstate does not complete the regulatory review process necessary to implement rate increases in certain states, its profitability may be adversely affected.

  •
  SRM is intended to improve the production of new business and to improve the Company's profitability, and will require on-going competitive repositioning, including rate changes, to succeed.

  •
  Increasing severity may adversely impact favorable reserve development and loss cost trends. As a result, Allstate continues to reexamine and modify the processes used by its claims service organization designed to mitigate these trends.

  •
  The Company is proceeding with the implementation and rollout of The Good Hands Network. The associated one-time and recurring operating costs are expected to be offset by the Company's $600 million expense reduction initiative.

  •
  Encompass expects premiums written to be impacted as additional actions are taken during 2001 to address the profitability of its business.

  •
  Consumers who prefer to purchase directly, rather than through agents, are anticipated to be an increasing segment of personal property and casualty insurance consumers in the United States.

    Accordingly, the Company believes that the implementation of The Good Hands Network may allow it to capture additional market share over the long term, while providing additional convenience to all consumers.

  •
  The administrative and rate actions taken in the non-standard auto line are expected to have a favorable impact on non-standard auto profitability in 2001.

DISCONTINUED LINES AND COVERAGES SEGMENT

    Summarized underwriting results for the years ended December 31, for the Discontinued Lines and Coverages segment are presented in the following table.

($ in millions)	2000	1999	1998
Total underwriting loss	$14	$49	$51

    Discontinued Lines and Coverages represents business no longer written by Allstate and includes results from environmental, asbestos and other mass tort exposures, and certain commercial and other businesses in run-off. This segment also included mortgage pool insurance business, which the Company exited in 1999.

PROPERTY-LIABILITY NET INVESTMENT INCOME AND REALIZED CAPITAL GAINS

Pretax Net Investment Income  Net investment income increased in both 2000 and 1999 when compared to the prior years. In 2000, the increase was due to increased investment balances, assets acquired with the acquisition of Encompass, income from partnership interests and investment yields, partially offset by dividends paid by Allstate Insurance Company ("AIC") to The Allstate Corporation. In 1999, the increase was due to positive cash flows from operations, assets acquired with Encompass and increases in income from partnership interests, partially offset by dividends paid to The Allstate Corporation and lower investment yields.

Realized Capital Gains and Losses, After-Tax  After-tax realized capital gains and losses were $326 million in 2000 compared to $609 million in 1999 and $514 million in 1998. Period to period fluctuations in realized gains and losses are largely the result of the timing of sales decisions reflecting management's decisions on positioning the portfolio, as well as assessments of individual securities and overall market conditions.

Investment Outlook

  •
  Net investment income will continue to fluctuate due to the impact of market conditions on partnership interests.

  •
  The Company expects to experience lower investment yields due, in part, to the reinvestment of proceeds from calls and maturities and the investment of positive cash flows from operations in securities yielding less than the average portfolio rate.

PROPERTY-LIABILITY CLAIMS AND CLAIMS EXPENSE RESERVES

    Underwriting results of the Company's two Property-Liability segments are significantly influenced by estimates of property-liability claims and claims expense reserves (see Note 7 to the consolidated financial statements). These reserves are an accumulation of the estimated amounts necessary to settle all outstanding claims, including claims which have been incurred but not reported ("IBNR"), as of the reporting date. These reserve estimates are based on known facts and interpretations of circumstances, and internal factors including Allstate's experience with similar cases, historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, loss control programs and product mix. In addition, the reserve estimates are influenced by external factors including court decisions, economic conditions and public attitudes. The Company, in the normal course of business, may also supplement its claims processes by utilizing third party adjusters, appraisers, engineers, inspectors, other professionals and information sources to assess and settle catastrophe and non-catastrophe related claims. The effects of inflation are implicitly considered in the reserving process.

    The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. Allstate regularly updates its reserve estimates as new facts become known and further events occur which may impact the resolution of unsettled claims. Changes in prior year reserve estimates, which may be material, are reflected in the results of operations in the period such changes are determinable.

    Changes in Allstate's estimate of prior year net loss reserves at December 31 are summarized in the following table.

($ in millions)	2000	1999	1998
Reserve re-estimates due to:
Environmental and asbestos claims	$34	$254	$100
All other property-liability claims	(756)	(841)	(800)

Pretax reserve decrease	$(722)	$(587)	$(700)

    Favorable calendar year reserve development in 2000, 1999, and 1998 was primarily the result of favorable injury severity trends, as compared to the Company's anticipated trends, in each of the three years. For 2000, 1999 and 1998, this favorable development more than offset adverse developments in environmental, asbestos and other mass tort reserves. The favorable injury severity trend during this three-year period was largely due to moderate medical cost inflation mitigated by the Company's loss management programs. The impacts of moderate medical cost inflation have emerged over time as actual claim settlements validate its magnitude. While changes to the claim settlement process are believed to have contributed to favorable severity trends on closed claims, these changes also introduce a greater degree of variability in reserve estimates for the remaining outstanding claims at December 31, 2000. Reserve re-estimates, if any, are expected to be adversely impacted by increases in medical cost inflation rates and physical damage repair costs.

    Allstate's exposure to environmental, asbestos and other mass tort claims stems principally from excess and surplus business written from 1972 through 1985, including substantial excess and surplus general liability coverages on Fortune 500 companies, and reinsurance coverage written during the 1960s through the 1980s, including reinsurance on primary insurance written on large United States companies. Additional, although less material, exposure stems from direct commercial insurance written for small to medium size companies during this period. Other mass tort exposures primarily relate to general liability and product liability claims, such as those for medical devices and other products.

    In 1986, the general liability policy form used by Allstate and others in the property-liability industry was amended to introduce an "absolute pollution exclusion", which excluded coverage for environmental damage claims and added an asbestos exclusion. Most general liability policies issued prior to 1987 contain annual aggregate limits for product liability coverage and policies issued after 1986 also have an annual aggregate limit on all coverages. Allstate's experience to date is that these policy form changes have limited its exposure to environmental and asbestos claim risks assumed.

    Establishing net loss reserves for environmental, asbestos and other mass tort claims is subject to uncertainties that are greater than those presented by other types of claims. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage, availability of reinsurance and the extent and timing of any such contractual liability. The legal issues concerning the interpretation of various insurance policy provisions and whether those losses are, or were ever intended to be covered, are complex. Courts have reached different and sometimes inconsistent conclusions as to when losses are deemed to have occurred and which policies provide coverage; what types of losses are covered; whether there is an insurer obligation to defend; how policy limits are determined; how policy exclusions and conditions are applied and interpreted; and whether clean-up costs represent insured property damage. Management believes these issues are not likely to be resolved in the near future.

    The table below summarizes reserves and claim activity for environmental and asbestos claims before (Gross) and after (Net) the effects of reinsurance for the past three years.

	2000		1999		1998
($ in millions)	Gross	Net	Gross	Net	Gross	Net
ENVIRONMENTAL CLAIMS
Beginning reserves	$665	$506	$840	$641	$885	$685
Incurred claims and claims expense	(26)	(4)	(109)	(96)	21	—
Claims and claims expense paid	(80)	(73)	(66)	(39)	(66)	(44)

Ending reserves	$559	$429	$665	$506	$840	$641

Survival ratio – environmental claims	7.0	5.9	10.1	13.0	12.7	14.6

ASBESTOS CLAIMS
Beginning reserves	$1,047	$758	$686	$459	$605	$417
Incurred claims and claims expense	34	38	447	350	225	100
Claims and claims expense paid	(210)	(154)	(86)	(51)	(144)	(58)

Ending reserves	$871	$642	$1,047	$758	$686	$459

Survival ratio – asbestos claims	4.1	4.2	12.2	14.9	4.8	7.9

Survival ratio – environmental and asbestos combined	4.9	4.7	11.3	14.0	7.3	10.8

    The survival ratio is calculated by taking the Company's ending reserves divided by payments made during the year, which is an extremely simplistic approach to measuring the adequacy of environmental and asbestos reserve levels. Many factors, such as mix of business, level of coverage provided and settlement procedures have significant impacts on the amount of environmental and asbestos claims and claims expense reserves, ultimate claim payments and the resultant ratio. As payments result in corresponding reserve reductions, survival ratios can be expected to vary over time. In 2000, the environmental and asbestos survival ratios decreased due to the final settlement of several large exposures which, in turn, caused reduced reserve levels and increased claim payments. In 1999, the environmental survival ratio decreased due to reduced reserve levels and the asbestos survival ratio increased due to increased reserve levels and a decline in payments.

    Pending, new, total closed and closed without payment claims for environmental and asbestos exposures for the years ended December 31, are summarized in the following table.

Number of Claims	2000	1999	1998
Pending, beginning of year	15,864	16,027	15,965
New	1,856	2,991	2,032
Total closed	(2,972)	(3,154)	(1,970)

Pending, end of year	14,748	15,864	16,027

Closed without payment	1,572	2,357	1,460

    Approximately 58%, 59% and 58% of the total net environmental and asbestos reserves at December 31, 2000, 1999 and 1998 respectively, represents IBNR.

    Allstate's reserves for environmental exposures could be affected by a change in the existing federal Superfund law and similar state statutes. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims. Management is unable to determine the effect, if any, that such legislation will have on results of operations or financial position.

    Management believes its net loss reserves for environmental, asbestos and other mass tort exposures are appropriately established based on available facts, technology, laws and regulations. However, due to the inconsistencies of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate cost of these claims may vary materially from the amounts currently recorded, resulting in an increase in loss reserves. In addition, while the Company believes that improved actuarial techniques and databases have assisted in its ability to estimate environmental, asbestos and other mass tort net loss reserves, these refinements may subsequently prove to be inadequate indicators of the extent of probable losses. Due to the uncertainties and factors described above, management believes it is not practicable to develop a meaningful range for any such additional net loss reserves that may be required.

Property-Liability Reinsurance Ceded  Allstate participates in various reinsurance mechanisms, including both voluntary and mandatory pools and facilities, primarily to mitigate losses arising from catastrophes, and has purchased reinsurance to mitigate long-tail liability lines, including environmental, asbestos and other mass tort exposures. The Company retains primary liability as a direct insurer for all risks ceded to reinsurers.

    In connection with the Company's acquisition of Encompass, Allstate and Continental Casualty Company ("CCC"), a subsidiary of CNA Financial Corporation ("CNA"), entered into a four-year aggregate stop loss reinsurance agreement. The Company currently has a reinsurance recoverable from CCC on unpaid losses of $158 million that is subject to the reinsurance agreement. In the event of a qualifying catastrophe, Allstate also has access to reimbursement provided by the FHCF for 90% of hurricane losses in excess of approximately the first $270 million for each storm, up to an aggregate of $910 million (90% of approximately $1.00 billion) in a single hurricane season, and $1.40 billion total reimbursement over all hurricane seasons. Additionally, in connection with the sale of the Company's reinsurance business to SCOR U.S. Corporation in 1996, Allstate entered into a reinsurance agreement for the post-1984 reinsurance liabilities. These reinsurance arrangements have not had a material effect on Allstate's liquidity or capital resources.

    The impact of reinsurance activity on Allstate's reserve for claims and claims expense at December 31, 2000 is summarized in the following table.

($ in millions)	Gross claims and claims expense reserves	Reinsurance recoverable on unpaid claims, net
Mandatory pools & facilities	$772	$735
Environmental & asbestos	1,430	359
Other	14,657	540

Total Property-Liability	$16,859	$1,634

    Allstate purchases reinsurance after evaluating the financial condition of the reinsurer, as well as the terms and price of coverage. Developments in the insurance industry have increasingly led to the segregation of environmental, asbestos and other mass tort exposures into separate legal entities with dedicated capital. These actions have been supported by regulatory bodies in certain cases. The Company is unable to determine the impact, if any, that these developments will have on the collectibility of reinsurance recoverables in the future. At December 31, 2000 and 1999, with the exception of mandatory pools and facilities and the recoverable balance from CCC discussed above, the largest reinsurance recoverable balances the Company had outstanding were $82 million from Employers' Reinsurance Company and $89 million from Lloyd's of London, respectively. Lloyd's of London implemented a restructuring plan in 1996 to solidify its capital base and to segregate claims for years prior to 1993. The impact, if any, of the restructuring on the collectibility of the recoverable from Lloyd's of London is uncertain at this time. The recoverable from Lloyd's of London syndicates is spread among thousands of investors who have unlimited liability. At December 31, 2000 and 1999, no other amount due or estimated to be due from any one property-liability reinsurer was in excess of $72 million and $85 million, respectively.

    Estimating amounts of reinsurance recoverables is also impacted by the uncertainties involved in the establishment of loss reserves. Management believes the recoverables are appropriately established; however, as the Company's underlying reserves continue to develop, the amount ultimately recoverable may vary from amounts currently recorded. The reinsurers, and the respective amounts recoverable, are regularly evaluated by the Company and a provision for uncollectible reinsurance is recorded, if needed. The allowance for uncollectible reinsurance was $102 million and $111 million at December 31, 2000 and 1999, respectively.

    Allstate enters into certain intercompany insurance and reinsurance transactions for the Property-Liability and Allstate Financial operations in order to maintain underwriting control and spread insurance risk among various legal entities. These reinsurance agreements have been approved by the appropriate regulatory authorities. All significant intercompany transactions have been eliminated in consolidation.

ALLSTATE FINANCIAL 2000 HIGHLIGHTS

  •
  The Allstate Financial name was adopted in 2000 to better emphasize that the segment includes life and investment products.

  •
  Statutory premiums and deposits increased 44.1% to $12.25 billion in 2000.

  •
  The alliance with Putnam Investments, launched in May 1999, generated statutory sales of $1.98 billion during 2000.

  •
  Separate Accounts assets increased 10.4% driven by a 54.1% growth in variable annuity product sales.

  •
  Operating income increased 35.4% due to increased premiums and contract charges and favorable investment returns.

  •
  Net income decreased 3.3% due to increased operating income being more than offset by realized capital losses.

ALLSTATE FINANCIAL OPERATIONS

($ in millions)	2000	1999	1998
Statutory premiums and deposits	$12,245	$8,497	$5,902

Investments	$40,254	$34,444	$31,765
Separate Accounts assets	15,298	13,857	10,098

Investments, including Separate Accounts assets	$55,552	$48,301	$41,863

GAAP premiums	$1,344	$891	$889
Contract charges	861	732	630
Net investment income	2,715	2,260	2,115
Contract benefits	1,605	1,260	1,205
Credited interest	1,585	1,318	1,210
Operating costs and expenses	915	706	623
Amortization of goodwill	30	—	—
Restructuring charges (credits)	(13)	8	—

Operating income before tax	798	591	596
Income tax expense	278	207	204

Operating income(1)	520	384	392
Realized capital gains and losses, after-tax(2)	(51)	101	158

Net income	$469	$485	$550

(1)
The supplemental operating information presented above allows for a more complete analysis of results of operations. The net effects of gains and losses have been excluded due to the volatility between periods and because such data is often excluded when evaluating the overall financial performance of insurers. Operating income should not be considered as a substitute for any generally accepted accounting principle ("GAAP") measure of performance. The method of calculating operating income presented above may be different from the method used by other companies and therefore comparability may be limited.

(2)
Realized capital gains and losses, after-tax is presented net of the effects of Allstate Financial's deferred policy acquisition cost amortization and additional future policy benefits to the extent that such effects resulted from the recognition of realized capital gains and losses.

Allstate Financial Statutory Premiums, Deposits and Contract Charges  Allstate Financial markets life and investment products. Life products consist of interest-sensitive life, traditional term and whole life, immediate annuities with life contingencies, variable life, indexed life, credit and accident and health insurance. Investment products include deferred annuities, immediate annuities without life contingencies and products sold to institutional investors including guaranteed investment contracts, funding agreements and structured settlements. The segment also uses several brand identities. Generally, Allstate brand products are sold through Allstate agencies, specialized brokers, Putnam distributors and direct response marketing. Other brands such as Glenbrook Life and Annuity, Northbrook Life, Lincoln Benefit Life and American Heritage Life sell products through both Allstate and independent agencies, financial institutions such as securities firms and banks, and direct response marketing.

    Statutory premiums and deposits, which include premiums and deposits for all products, are used to analyze sales trends. The following table summarizes statutory premiums and deposits by product line.

($ in millions)	2000	1999	1998
Life products
Interest-sensitive	$948	$1,008	$821
Traditional	442	367	325
Other	570	303	241

Total life products	1,960	1,678	1,387
Investment products
Variable	4,080	2,647	1,650
Fixed	3,793	2,497	1,629
Institutional	2,412	1,675	1,236

Total investment products	10,285	6,819	4,515

Total	$12,245	$8,497	$5,902

    Total statutory premiums and deposits increased 44.1% in 2000, as compared to 1999. Statutory premiums on life products increased 16.8% due primarily to the acquisition of American Heritage Life Insurance Company ("AHL") in the fourth quarter of 1999. In 2000, sales of variable annuities increased 54.1% over 1999, primarily driven by $1.98 billion of sales from the alliance with Putnam Investments which began in May of 1999. Fixed annuities grew 51.9% in 2000 due to additional sales through independent agencies and the acquisition of AHL. Additional statutory premiums on institutional products were generated during the year primarily through the sale of funding agreements. Period to period fluctuations in sales of institutional products, including funding agreements, are largely due to management's actions based on the assessment of market opportunities.

    In 1999, statutory premiums and deposits increased 44.0% from 1998 due to an increase of 60.4% in variable annuity deposits impacted by strong sales through the alliance with Putnam Investments, increases in fixed annuity sales of 53.3% due to the introduction of new products and new marketing partnerships in the independent agency and banking distribution channels, and the acquisition of AHL.

    Allstate Financial sales during 2000 continued to move toward products with greater sales volumes and lower profit margins. Through the use of multiple distribution channels and a wide range of product offerings, Allstate Financial is well positioned to meet changing customer needs.

Allstate Financial Premiums and Contract Charges  Under GAAP, premiums represent revenue generated from life products with significant mortality or morbidity risk. Revenues for interest-sensitive life insurance and other products which are largely investment-related, for which deposits are treated as liabilities, are reflected as contract charges. Immediate annuities may be purchased with a life contingency whereby mortality risk is a significant factor. For this reason the GAAP revenues generated on these contracts are recognized as premiums. The following table summarizes GAAP premiums and contract charges.

($ in millions)	2000	1999	1998
Premiums
Traditional life	$408	$342	$316
Immediate annuities with life contingencies	401	240	305
Other	535	309	268

Total premiums	1,344	891	889

Contract Charges
Interest-sensitive life	603	527	474
Variable annuities	226	177	130
Other	32	28	26

Total contract charges	861	732	630

Total Premiums and Contract Charges	$2,205	$1,623	$1,519

    In 2000, total premiums grew 50.8% when compared to 1999, or 25.2% excluding the impact of the acquisition of AHL, as increases occurred in all products. Traditional life premiums increased due to an increase in term life products with higher face amounts, and correspondingly higher premiums, and an increase in renewal policies in force. The types of immediate annuities sold may fluctuate significantly from year to year, which impacts premiums reported. Other premiums increased due to the acquisition of AHL. Premiums were comparable in 1999 to 1998 as higher traditional life premiums were offset by lower sales of immediate annuities with life contingencies.

    Total contract charges increased 17.6% during 2000 compared to 1999 and 16.2% during 1999 compared to 1998, due to higher interest-sensitive life and variable annuity contract charges in both periods. Interest-sensitive life contract charges increased primarily due to higher mortality charges as policyholders age. Variable annuity contract charges increased primarily due to increases in account value in force. Variable annuity account values increased in 2000 due to sales, partially offset by decreased market performance and benefit payments and fees. During 1999, variable annuity account values increased due to sales and market performance, partially offset by benefit payments and fees. As variable annuity account values are impacted directly by market performance, total variable annuity contract charges, which are calculated as a percentage of each annuity account value, will fluctuate.

Allstate Financial Net Investment Income  Net investment income increased 20.1% and 6.9% in 2000 and 1999, respectively. Increases in 2000 were due to increases in investment balances, assets acquired with the acquisition of AHL, and increased investment yields. Increases in 1999 were due to higher investment balances and the impacts of the acquisition of AHL, partially offset by lower portfolio yields. Investments, excluding assets of the Separate Accounts and unrealized gains on fixed income securities, grew 13.8% and 16.0% in 2000 and 1999, respectively. In both years the increases were due to increased premiums and contract charges, and 1999 was also impacted by the acquisition of AHL.

Allstate Financial Realized Capital Gains and Losses, After-Tax  After-tax realized capital gains and losses decreased to a realized loss of $51 million in 2000 as compared to a realized gain in 1999 of $101 million and a realized gain in 1998 of $158 million. Period to period fluctuations in realized gains and losses are largely the result of the timing of sales decisions reflecting management's decisions on positioning the portfolio, as well as assessments of individual securities and overall market conditions.

Allstate Financial Operating Income  Operating income increased 35.4% in 2000, as increased investment and mortality margins and increased contract charges were partially offset by higher expenses. Operating income decreased 2.0% in 1999, as increased investment margins and contract charges were offset by less favorable mortality margins, higher expenses and the impacts of the restructuring and acquisition related charges.

    Investment margin, which represents the excess of investment income earned over interest credited to policyholders and contractholders, increased 19.3% in 2000 after increasing 7.7% in 1999 due to increases in asset balances from new sales in both years. The difference between average investment yields and interest credited during 2000 and 1999 remained relatively constant with the prior years. The weighted average investment yield and the weighted average interest crediting rates during 2000, 1999 and 1998 are set forth in the following table.

	Weighted Average Investment Yield			Weighted Average Interest Crediting Rate
	2000	1999	1998	2000	1999	1998
Interest-sensitive life products	7.7%	7.5%	7.8%	5.4%	5.5%	5.8%
Fixed rate contracts	8.0	8.0	8.3	7.2	7.3	7.5
Flexible rate contracts	7.6	7.3	7.6	5.5	5.2	5.6

    Fixed rate contracts include funding agreements, immediate annuities and institutional products, while flexible rate contracts include all other fixed annuities.

    Mortality margin, which represents premiums and cost of insurance charges in excess of related policy benefits, increased 10.6% during 2000 when compared to 1999, after decreasing 3.9% during 1999 compared to 1998. The 2000 increase, which positively impacts operating income, was due to higher cost of insurance charges. The decrease during 1999 was the result of a return to an expected level of claims and average claim size as compared to favorable mortality results in 1998.

    Increased expenses during 2000 and 1999 are due primarily to additional investments in technology, and increases in 2000 were also due to additional distribution and marketing investments.

    The restructuring charges incurred during 2000 and 1999 were the result of the cost reduction program announced on November 10, 1999. The impact of the charge (credit) on the Allstate Financial segment for 2000 totaled ($13) million, or ($9) million after-tax, and for 1999 totaled $8 million, or $5 million after-tax. See Note 11 to the consolidated financial statements for a more detailed discussion of these charges.

    In 1999, the Company recorded a charge related to the acquisition of AHL of $32 million, or $26 million after-tax, resulting from different estimates of loss reserves and asset valuation allowances. The charge was reflected in Contract charges, Contract benefits and Operating costs and expenses during 1999.

Allstate Financial Outlook

  •
  Allstate Financial's contract charge revenue is dependent upon sustaining balances in assets of the Separate Accounts supporting its variable annuity and variable life products. These balances may increase in 2001 with sales volume increases, but such increases may be offset by fluctuating stock market performance during the year. Sales could also be adversely impacted by declines in market conditions.

  •
  Consistent with the marketplace, Allstate Financial's sales continued to move towards lower profit margin products, such as term life and variable annuities. These lower profit margin products require a higher volume of sales to increase the segment's operating results. Allstate Financial achieved this increased volume in 2000 and expects product growth to continue partially due to new product offerings, as well as increases in wholesaling activities.

  •
  Investments in technology, distribution and marketing are expected to impact profitability.

  •
  As Allstate Financial continues to offer institutional products such as funding agreements, the availability of assets with the appropriate characteristics to support sales of these products may vary based on market conditions. As a result, Allstate Financial may experience lower product sales.

  •
  Allstate Financial is experiencing increased competition. In order to compete with larger traditional insurance companies, as well as non-traditional competitors, such as banks and securities firms, Allstate will have to reduce distribution costs and increase economies of scale.

  •
  As Allstate Financial completes the current program to transition its life specialist agents to an exclusive financial specialist independent contractor status, adverse impacts to premiums could be experienced due to a decline in these agents' productivity. Allstate Financial currently expects approximately half of the exclusive Allstate agents to become licensed as Personal Financial Representatives ("PFRs") by 2002. PFRs are licensed to sell additional products such as variable annuities, variable life insurance and mutual funds. As these agents become licensed to sell additional Allstate Financial products, the sales trends and mix of products sold could fluctuate.

MARKET RISK

    Market risk is the risk that the Company will incur losses due to adverse changes in equity, interest, commodity, or currency exchange rates and prices. The Company's primary market risk exposures are to changes in interest rates and equity prices, although the Company also has exposure to changes in foreign currency exchange rates.

    The active management of market risk is integral to the Company's results of operations. The Company may use the following approaches to manage its exposure to market risk within defined tolerance ranges: 1) rebalance its existing asset or liability portfolios, 2) change the character of investments purchased in the future or 3) use derivative instruments to modify the market risk characteristics of existing assets and liabilities or assets expected to be purchased. The derivative financial instruments section in Note 6 to the consolidated financial statements provides a more detailed discussion of these instruments.

Corporate Oversight  The Company generates substantial investable funds from its primary business operations, Property-Liability and Allstate Financial. In formulating and implementing policies for investing funds, the Company seeks to earn returns that enhance its ability to offer competitive rates and prices to customers while contributing to attractive and stable profits and long-term capital growth for the Company. Accordingly, the Company's investment decisions and objectives are a function of the underlying risks and product profiles of each primary business operation.

    The Company administers and oversees the investment risk management processes primarily through the Boards of Directors and Investment Committees of its operating subsidiaries and the Credit and Risk Management Committee ("CRMC"). The Boards of Directors and Investment Committees provide executive oversight of investment activities. The CRMC is a senior management committee consisting of the Chief Investment Officer, the Investment Risk Manager, and other investment officers who are responsible for the day-to-day management of investment risk. The CRMC meets at least monthly to provide detailed oversight of investment risk, including market risk.

    The Company has investment guidelines that define the overall framework for managing market and other investment risks, including the accountabilities and controls over these activities. In addition, the Company has specific Boards of Directors approved investment policies for each of its affiliates that delineate the investment limits and strategies that are appropriate given each entity's liquidity, surplus, product, and regulatory requirements.

    The Company manages its exposure to market risk through the use of asset allocation limits, duration limits and value-at-risk limits, through the use of simulation, and, as appropriate, through the use of stress tests. Asset allocation limits place restrictions on the aggregate fair value that may be invested within an asset class. The Company has duration limits on the Property-Liability and Allstate Financial investment portfolios, and, as appropriate, on individual components of these portfolios. These duration limits place restrictions on the amount of interest rate risk that may be taken. Value-at-risk limits the potential loss in fair value that could arise from adverse movements in the fixed income, equity, and currency markets over a time interval based on historical volatilities and correlations between market risk factors. Simulation and stress tests measure downside risk to fair value and earnings over longer time intervals and/or for adverse market scenarios.

    The day-to-day management of market risk within defined tolerance ranges occurs as portfolio managers buy and sell within their respective markets based upon the acceptable boundaries established by the investment guidelines and investment policies. The Company has implemented a comprehensive daily measurement process, administered by the Investment Risk Manager, for monitoring compliance with limits established by these governance documents.

    Although the Company applies a common overall governance approach to market risk where appropriate, the underlying asset-liability frameworks and accounting and regulatory environments differ markedly between Property-Liability and Allstate Financial operations. These differing frameworks affect each operation's investment decisions and risk parameters.

Interest Rate Risk  Interest rate risk is the risk that the Company will incur economic losses due to adverse changes in interest rates. This risk arises from many of the Company's primary activities, as the Company invests substantial funds in interest-sensitive assets and also has certain interest-sensitive liabilities, primarily in the Allstate Financial operations.

    The Company manages the interest rate risk inherent in its assets relative to the interest rate risk inherent in its liabilities. One of the measures the Company uses to quantify this exposure is duration. Duration measures the sensitivity of the fair value of assets and liabilities to changes in interest rates. For example, if interest rates increase 1%, the fair value of an asset with a duration of 5 is expected to decrease in value by approximately 5%. At December 31, 2000, the difference between the Company's asset and liability duration was approximately 0.44, versus a 0.62 gap at December 31, 1999. This positive duration gap indicates that the fair value of the Company's assets is somewhat more sensitive to interest rate movements than the fair value of its liabilities.

    The major portion of the Company's duration gap is determined by its Property-Liability operations, with the primary liabilities of these operations being auto and homeowners claims. In the management of investments supporting this business, Property-Liability adheres to an objective of maximizing total after-tax return on capital and earnings while ensuring the safety of funds under management and adequate liquidity. This objective generally results in a duration mismatch between Property-Liability's assets and liabilities within a defined tolerance range.

    Allstate Financial seeks to invest premiums and deposits to generate future cash flows that will fund future claims, benefits and expenses, and that will earn stable margins across a wide variety of interest rate and economic scenarios. In order to achieve this objective and limit its exposure to interest rate risk, Allstate Financial adheres to a philosophy of managing the duration of assets and related liabilities. Allstate Financial uses interest rate swaps, futures, forwards, caps and floors to reduce the interest rate risk resulting from duration mismatches between assets and liabilities. In addition, Allstate Financial uses financial futures to hedge the interest rate risk related to anticipatory purchases and sales of investments and product sales to customers.

    To calculate duration, the Company projects asset and liability cash flows and discounts them to a net present value basis using a risk-free market rate adjusted for credit quality, sector attributes, liquidity and other specific risks. Duration is calculated by revaluing these cash flows at an alternative level of interest rates and determining the percentage change in fair value from the base case. The cash flows used in the model reflect the expected maturity and repricing characteristics of the Company's derivative financial instruments, all other financial instruments (as described in Note 6 to the consolidated financial statements), and certain non-financial instruments including unearned premiums, Property-Liability claims and claims expense reserves, and interest-sensitive annuity liabilities. The projections include assumptions (based upon historical market experience and Company specific experience) reflecting the impact of changing interest rates on the prepayment, lapse, leverage and/or option features of instruments, where applicable. Such assumptions relate primarily to mortgage-backed securities, collateralized mortgage obligations, municipal housing bonds, callable municipal and corporate obligations, and fixed rate single and flexible premium deferred annuities. Additionally, the projections incorporate certain assumptions regarding the renewal of Property-Liability policies.

    Based upon the information and assumptions the Company uses in its duration calculation, and interest rates in effect at December 31, 2000, management estimates that a 100 basis point immediate, parallel increase in interest rates ("rate shock") would decrease the net fair value of its assets and liabilities identified above by approximately $704 million, versus $779 million at December 31, 1999. However, there are $3.81 billion of assets supporting life insurance products which are not financial instruments and have not been included in the above analysis. This amount has increased from the $3.10 billion in assets reported for December 31, 1999. According to the duration calculation, in the event of a 100 basis point immediate increase in interest rates, these assets would decrease in value by $149 million, versus a decrease of $131 million reported for December 31, 1999. The selection of a 100 basis point immediate parallel increase in interest rates should not be construed as a prediction by the Company's management of future market events, but only as an illustration of the potential impact of such an event.

    To the extent that actual results differ from the assumptions utilized, the Company's duration and rate shock measures could be significantly impacted. Additionally, the Company's calculation assumes that the current relationship between short-term and long-term interest rates (the term structure of interest rates) will remain constant over time. As a result, these calculations may not fully capture the impact of non-parallel changes in the term structure of interest rates and/or large changes in interest rates.

Equity Price Risk  Equity price risk is the risk that the Company will incur economic losses due to adverse changes in a particular stock or stock index. At December 31, 2000, the Company had approximately $4.72 billion in common stocks and $1.74 billion in other equity investments (including primarily convertible securities, limited partnership funds and private equity securities). Approximately 94% and 64% of these totals, respectively, represented invested assets of the Property-Liability operations. At December 31, 1999, the Company had approximately $5.38 billion in common stocks and $1.89 billion in other equity investments. Approximately 94% and 56% of these totals, respectively, represented invested assets of the Property-Liability operations.

    At December 31, 2000, the Company's portfolio of equity instruments had a beta of approximately 0.83. Beta represents a widely accepted methodology to describe, in mathematical terms, an investment's market risk characteristics relative to the Standard & Poor's 500 Composite Price Index ("S&P 500"). For example, if the S&P 500 decreases by 10%, management estimates that the fair value of its equity portfolio will decrease by approximately 8.3%. Likewise, if the S&P 500 increases by 10%, management estimates that the fair value of its equity portfolio will increase by approximately 8.3%. At December 31, 1999, the Company's equity portfolio had a beta of 0.87.

    Based upon the information and assumptions the Company uses in its beta calculation and in effect at December 31, 2000, management estimates that an immediate decrease in the S&P 500 of 10% would decrease the net fair value of the Company's equity portfolio identified above by approximately $539 million, versus $630 million at December 31, 1999. The selection of a 10% immediate decrease in the S&P 500 should not be construed as a prediction by the Company's management of future market events, but only as an illustration of the potential impact of such an event.

    Beta was determined by regressing the monthly stock price movements of the equity portfolio against movements in the S&P 500 over a four year historical period. Portfolio beta was also determined for the domestic equity portfolio by weighting individual stock betas by the market value of the holding in the portfolio. The two approaches to calculating portfolio beta yielded virtually identical results. Since beta is historically based, projecting future price volatility using this method involves an inherent assumption that historical volatility and correlation relationships will remain stable. Therefore, the results noted above may not reflect the Company's actual experience if future volatility and correlation relationships differ from such historical relationships.

    In addition to the above, at December 31, 2000 and December 31, 1999, Allstate Financial had $1.38 billion and $1.25 billion, respectively, in equity-indexed annuity liabilities which provide customers with contractually guaranteed participation in the appreciation of S&P 500. Allstate Financial hedges the risk associated with the price appreciation component of the equity-indexed annuity liabilities through the purchase and sale of equity-indexed options, futures, futures options and eurodollar futures, and through maintaining risk within specified value-at-risk limits.

Foreign Currency Exchange Rate Risk  Foreign currency risk is the risk that the Company will incur economic losses due to adverse changes in foreign currency exchange rates. This risk arises from the Company's foreign equity investments and its international operations. The Company also has certain fixed income securities that are denominated in foreign currencies. However, the Company uses derivatives to hedge the foreign currency risk of these securities (both principal and interest payments). At December 31, 2000, the Company had approximately $778 million in foreign currency denominated equity securities and an additional $556 million net investment in foreign subsidiaries. These amounts were $1.18 billion and $520 million, respectively, at December 31, 1999. The decrease in equity securities is due to decreases in public equity holdings. Approximately 93% of the total of these two sources of currency exposure represents invested assets of the Property-Liability operations. This percentage is essentially unchanged from 94% at December 31, 1999.

    Based upon the information and assumptions in effect at December 31, 2000, management estimates that, holding everything else constant, a 10% immediate unfavorable change in each of the foreign currency exchange rates to which the Company is exposed would decrease the net fair value of its foreign currency denominated instruments (identified above) by approximately $133 million, versus $170 million at December 31, 1999. The selection of a 10% immediate decrease in all currency exchange rates should not be construed as a prediction by the Company's management of future market events, but only as an illustration of the potential impact of such an event. The Company's currency exposure is well diversified across 35 countries, essentially unchanged from 32 countries at December 31, 1999. The largest individual exposures at December 31, 2000 are to Canada (33%) and Japan (12%). The largest individual exposures at December 31, 1999 were to Canada (26%) and Japan (22%). The Company's primary regional exposure is to Western Europe, approximately 48% at December 31, 2000, versus 47% at December 31, 1999.

    The modeling technique the Company uses to report its currency exposure does not take into account correlation among foreign currency exchange rates or correlation among various markets (i.e., the foreign exchange, equity and fixed-income markets). Even though the Company believes it to be unlikely that all of the foreign currency exchange rates to which it is exposed would simultaneously decrease by 10%, the Company finds it meaningful to "stress test" its portfolio under this and other hypothetical extreme adverse market scenarios. The Company's actual experience may differ from the results noted above if future experience does not correspond with the correlation assumptions that the Company has used or if events occur that were not included in the methodology, such as significant liquidity or market events.

CAPITAL RESOURCES AND LIQUIDITY

Capital Resources  Allstate's capital resources consist of shareholders' equity, mandatorily redeemable preferred securities and debt, representing funds deployed or available to be deployed to support business operations. The following table summarizes our capital resources at the end of the last three years:

($ in millions)	2000	1999	1998
Common stock and retained earnings	$15,525	$15,256	$14,284
Accumulated other comprehensive income	1,926	1,345	2,956

Total shareholders' equity	17,451	16,601	17,240
Mandatorily redeemable preferred securities	750	964	750
Debt	3,331	2,851	1,746

Total capital resources	$21,532	$20,416	$19,736

Ratio of debt to total capital resources(1)	17.2%	16.3%	10.7%

(1)
When analyzing the Company's ratio of debt to total capital resources, various formulas are used. In this presentation, debt also includes 50% of mandatorily redeemable preferred securities.

Shareholders' Equity  Shareholders' equity increased in 2000 when compared to 1999, as net income and increased unrealized capital gains were partially offset by share repurchases and dividends. Shareholders' equity decreased in 1999 as compared to 1998, as net income was offset by share repurchases, dividends, and a decline in unrealized capital gains.

    Since 1995, the Company has acquired 228 million shares of its common stock at a cost of $7.21 billion primarily as part of various stock repurchase programs. The current $2.00 billion program is expected to be completed in the third quarter of 2001, but completion is dependent upon the market price of the Company's stock. The Company has reissued 56 million shares since 1995, including 34 million shares used to fund the AHL acquisition during 1999.

Mandatorily Redeemable Preferred Securities  The balance of mandatorily redeemable preferred securities decreased in 2000 after increasing in 1999, as the stock purchase component of the outstanding mandatorily redeemable preferred securities "FELINE PRIDES" originally issued by AHL, expired on August 16, 2000. In connection with the expiration of the stock purchase component, the Company issued 7 million shares of its common stock in exchange for the settlement of $214 million of outstanding securities.

Debt  Consolidated debt increased in 2000 due to the issuance of $900 million of 7.875% Senior Notes due in 2005, partially offset by decreased short-term debt. The 7.875% Senior Notes were issued under the existing shelf registration filed with the Securities and Exchange Commission ("SEC") in August 1998. The proceeds of this issuance were used for general corporate purposes, including stock repurchases.

    Consolidated debt increased in 1999 due to an increase in short-term debt, the issuance of $750 million of 7.20% Senior Notes due in 2009 and the issuance of a $75 million, 10-year note to CNA. The proceeds from the 7.20% Senior Note issuance were used for general corporate purposes, including stock repurchases.

    The Company has access to additional borrowing as follows:

  •
  Allstate has a commercial paper program with a borrowing limit of $1.00 billion to cover short-term cash needs. At December 31, 2000, the Company had outstanding commercial paper borrowings of $219 million with a weighted average interest rate of 6.61%.

  •
  Allstate maintains two credit facilities totaling $1.55 billion as a potential source of funds to meet short-term liquidity requirements: a $1.50 billion, five-year revolving line of credit expiring in 2001 and a $50 million, one-year revolving line of credit expiring in 2001. The right to borrow on the five-year line of credit is subject to the requirements that AIC maintain a specified statutory surplus level and that the Company's debt to consolidated net worth ratio (as defined in the agreement) not exceed a designated level. These requirements are currently being met and management expects to continue to meet them in the future. There were no borrowings under these lines of credit during 2000 and 1999. Management expects to renew or replace both lines of credit in 2001 before they expire. When they are renewed or replaced, the right to borrow may become subject to different requirements. The total amount outstanding at any point in time under the combination of the commercial paper program and the lines of credit is limited to $1.55 billion.

  •
  As of December 31, 2000, the Company had the right to issue up to an additional $350 million of debt securities, preferred stock, trust preferred securities or debt warrants utilizing the shelf registration statement filed with the SEC in August 1998. In addition, the Company filed a new shelf registration statement with the SEC in June 2000 under which up to $2.00 billion of debt securities, preferred stock, trust preferred securities or debt warrants may be issued.

Capital Transactions

  •
  On October 1, 1999, the Company completed the acquisition of the personal lines auto and homeowners insurance business of CNA, re-branded Encompass. The acquisition was in part effected through a 100% indemnity reinsurance agreement, whereby CNA provided to Allstate cash of $1.2 billion and other assets equal to the reserves and other liabilities associated with CNA personal lines as of the closing date. Pursuant to the agreements, Allstate paid $140 million to CNA for the reinsured business and the option to acquire certain licensed companies of CNA in the future. AIC will pay a license fee to CNA for the use of certain of CNA's trademarks and access to the CNA personal lines distribution channel for a period of up to six years. At closing, Allstate also issued a $75 million, 10-year note to CNA. (See Note 10 to the consolidated financial statements for further discussion.)

  •
  On October 31, 1999, Allstate acquired all of the outstanding shares of AHL pursuant to a merger agreement for $32.25 per share in cash and Allstate common stock, in a transaction valued at $1.1 billion. AHL specializes in selling life, health and disability insurance to individuals through their workplaces. In order to fund the equity component of the consideration, the Company reissued 34 million shares of Allstate common stock held in treasury to AHL shareholders. The remaining $87 million portion of the consideration was funded with cash.

  •
  On April 14, 1998, the Company completed the purchase of Pembridge Inc. ("Pembridge") for approximately $275 million. Pembridge sells primarily non-standard auto insurance in Canada through its wholly-owned subsidiary, Pembridge Insurance Company.

Financial Ratings and Strength  The following table summarizes the Company's and its major subsidiaries' debt and commercial paper ratings and the insurance financial strength ratings from various agencies at December 31, 2000.

	Moody's	Standard & Poor's	A.M. Best
The Allstate Corporation (senior long term debt)	A 1	A+	–
The Allstate Corporation (commercial paper)	P-1	A-1	–
Allstate Insurance Company (financial strength)	Aa2	AA	A+
Allstate Life Insurance Company (financial strength)	Aa2	AA+	A+
American Heritage Life Insurance Company (financial strength)	Aa3	AA+	A+

    Additionally, in the first quarter of 2001, A.M. Best affirmed its December 31, 2000 ratings and assigned The Allstate Corporation's senior long term debt a rating of a+, and commercial paper program a rating of AMB-1.

    The Company's and its major subsidiaries' ratings are influenced by many factors including the amount of financial leverage (i.e., debt), exposure to risks such as catastrophes, as well as the current level of operating leverage. Operating leverage for property-liability companies is measured by the ratio of net premiums written to statutory surplus and serves as an indicator of a company's premium growth capacity. Ratios in excess of 3 to 1 are considered outside the usual range by insurance regulators and rating agencies. AIC's premium to surplus ratio was 1.6x after taking into account the estimated impact of adopting the National Association of Insurance Commissioners ("NAIC") codification guidance on January 1, 2001. (See the discussion of this guidance on page D-31.) The ratio was 1.6x at December 31, 1999.

    The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The standard is based on a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for property-liability companies includes asset and credit risks but places more emphasis on underwriting factors for reserving and pricing. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset and interest rate risks. At December 31, 2000, RBC for each of the Company's domestic insurance companies was significantly above levels that would require regulatory actions.

Liquidity  The Allstate Corporation is a holding company whose principal operating subsidiaries include AIC and AHL. The Company's principal sources of funds are dividend payments from AIC, intercompany borrowings, funds from the settlement of Company benefit plans and funds that may be raised periodically from the issuance of additional debt, including commercial paper, or stock.

    The payment of dividends by AIC is limited by Illinois insurance law to formula amounts based on statutory net income and statutory surplus, as well as the timing and amount of dividends paid in the preceding twelve months. In the twelve-month period beginning January 1, 2000, AIC paid dividends of $655 million. Based on 2000 statutory net income, the maximum amount of dividends AIC is able to pay without prior Illinois Department of Insurance approval at a given point in time is $1.69 billion, less dividends paid during the preceding twelve months measured at that point in time. Notification and approval of intercompany lending activities is also required by the Illinois Department of Insurance for those transactions which exceed formula amounts based on statutory admitted assets and statutory surplus.

    The Company's principal uses of funds are the payment of dividends to shareholders, share repurchases, intercompany lending to its insurance subsidiaries, debt service, additional investments in its subsidiaries and acquisitions.

    The principal sources of funds for the Property-Liability operations are premiums; reinsurance; receipts of principal, interest and dividends from the investment portfolio; and intercompany loans or equity investments from The Allstate Corporation. The principal uses of funds by the Property-Liability operations are the payment of claims and related expenses, operating expenses, dividends to The Allstate Corporation, the purchase of investments, the repayment of intercompany loans and the settlement of Company benefit plans.

    The Company's Property-Liability operations typically generate substantial positive cash flows from operations as most premiums are received in advance of the time when claim payments are required. These positive operating cash flows; the portion of the investment portfolio that is held in cash and highly liquid securities; commercial paper borrowings; and the Company's lines of credit have met, and are expected to continue to meet, the liquidity requirements of the Property-Liability operations. Catastrophe claims, the timing and amount of which are inherently unpredictable, may at certain times create increased liquidity requirements for the Property-Liability operations of the Company.

    The principal sources of funds for Allstate Financial are premiums and contract charges; deposits; receipts of principal, interest and dividends from the investment portfolio; and capital contributions from AIC, its parent. The primary uses of these funds are to purchase investments and to pay policyholder claims, contract maturities, benefits, surrenders, withdrawals, operating costs, and dividends to AIC.

    The maturity structure of Allstate Financial's fixed income securities, which represent 82.6% of Allstate Financial's total investments, is managed to meet the anticipated cash flow requirements of the underlying liabilities. A portion of Allstate Finanical's diversified product portfolio, primarily fixed deferred annuity and interest-sensitive life insurance products, is subject to discretionary surrender and withdrawal by contractholders. Total surrender and withdrawal amounts for Allstate Financial were $3.72 billion, $2.78 billion and $2.11 billion in 2000, 1999 and 1998, respectively. As Allstate Financial's interest-sensitive life policies and annuity contracts in force grow and age, the dollar amount of surrenders and withdrawals could increase, as experienced in 2000 and 1999. While the overall amount of surrenders may increase in the future, a significant increase in the level of surrenders relative to total contractholder account balances is not anticipated. Management believes the assets are sufficiently liquid to meet future obligations to the Allstate Financial contractholders under various interest rate scenarios.

    The following table summarizes Allstate Financial's liabilities for interest-sensitive products by their contractual withdrawal provisions at December 31, 2000. Approximately 13.5% of these liabilities are subject to discretionary withdrawal without adjustment.

($ in millions)	2000
Not subject to discretionary withdrawal	$12,010
Subject to discretionary withdrawal with adjustments:
Specified surrender charges(1)	11,530
Market value	7,091
Subject to discretionary withdrawal without adjustments	4,781

Total	$35,412

(1)
Includes $3.76 billion of liabilities with a contractual surrender charge of less than 5% of the account balance.

INVESTMENTS

    The composition of the investment portfolio at December 31, 2000 is presented in the table below (see Notes 2 and 5 to the consolidated financial statements for investment accounting policies and additional information).

	Property-Liability		Allstate Financial		Corporate and Other		Total
($ in millions)		Percent to total		Percent to total		Percent to total		Percent to total
Fixed income securities(1)	$26,360	80.0%	$33,269	82.6%	$1,129	88.7%	$60,758	81.6%
Equity securities	5,587	17.0	484	1.2	15	1.2	6,086	8.2
Mortgage loans	139	0.4	4,460	11.1	–	–	4,599	6.2
Short-term	860	2.6	842	2.1	129	10.1	1,831	2.4
Other	10	–	1,199	3.0	–	–	1,209	1.6

Total	$32,956	100.0%	$40,254	100.0%	$1,273	100.0%	$74,483	100.0%

(1)
Fixed income securities are carried at fair value. Amortized cost for these securities was $25.42 billion, $32.03 billion and $1.08 billion for Property-Liability, Allstate Financial and Corporate and Other, respectively.

    Total investments increased to $74.48 billion at December 31, 2000 from $69.65 billion at December 31, 1999. Property-Liability investments were $32.96 billion at December 31, 2000 as compared to $32.94 billion at December 31, 1999, as amounts invested from positive cash flows generated from operations were offset by dividends paid to The Allstate Corporation.

    Allstate Financial investments increased to $40.25 billion at December 31, 2000, from $34.44 billion at December 31, 1999. The increase in Allstate Financial investments was primarily due to amounts invested from positive cash flows generated from operations and increased unrealized gains.

Fixed Income Securities  Allstate's fixed income securities portfolio consists of municipal bonds, publicly-traded corporate bonds, privately-placed securities, mortgage-backed securities, asset-backed securities, foreign government bonds, redeemable preferred stock and U.S. government bonds. Allstate generally holds its fixed income securities to maturity, but has classified all of these securities as available for sale to allow maximum flexibility in portfolio management. At December 31, 2000, unrealized net capital gains on the fixed income securities portfolio totaled $2.23 billion compared to an unrealized loss of $7 million as of December 31, 1999. The increase in the unrealized gain position is primarily attributable to interest rate fluctuations from year to year. As of December 31, 2000, 70.0% of the consolidated fixed income securities portfolio was invested in taxable securities.

    At December 31, 2000, 94.2% of the Company's fixed income securities portfolio was rated investment grade, which is defined by the Company as a security having an NAIC rating of 1 or 2, a Moody's rating of Aaa, Aa, A or Baa, or a comparable Company internal rating. The quality mix of Allstate's fixed income securities portfolio at December 31, 2000 is presented in the following table.

($ in millions)
NAIC ratings	Moody's equivalent description	Fair value	Percent to total
1	Aaa/Aa/A	$46,134	75.9%
2	Baa	11,113	18.3
3	Ba	1,932	3.2
4	B	1,129	1.9
5	Caa or lower	363	0.6
6	In or near default	87	0.1

		$60,758	100.0%

    Included among the securities that are rated below investment grade are both public and privately-placed high-yield bonds and securities that were purchased at investment grade but have since been downgraded. The Company mitigates the credit risk of investing in below investment grade fixed income securities by limiting the percentage of its portfolio invested in such securities and through diversification of the portfolio. Based on these limits, a minimum of 92% of the Company's fixed income securities portfolio will be investment grade.

    Municipal bonds, including tax-exempt and taxable securities, comprised 32.4% of the Company's fixed income securities portfolio at December 31, 2000, of which 87.2% were rated as investment grade. The municipal bond portfolio consisted of approximately 5,600 issues from nearly 2,000 issuers. The largest exposure to a single issuer was less than 2.0% of the municipal bond portfolio.

    As of December 31, 2000, the fixed income securities portfolio contained $10.04 billion of privately-placed corporate obligations, compared with $8.62 billion at December 31, 1999. The benefits of privately-placed securities as compared to public securities are generally higher yields, improved cash flow predictability through pro-rata sinking funds on many bonds, and a combination of covenant and call protection features designed to better protect the holder against losses resulting from credit deterioration, reinvestment risk and fluctuations in interest rates. A relative disadvantage of privately-placed securities as compared to public securities is reduced liquidity. At December 31, 2000, 90.5% of the privately-placed securities were rated as investment grade by either the NAIC or the Company's internal ratings. The Company determines the fair value of privately-placed fixed income securities based on discounted cash flows using current interest rates for similar securities.

    At December 31, 2000 and 1999, $9.82 billion and $7.88 billion, respectively, of the fixed income securities portfolio was invested in mortgage-backed securities ("MBS"). The MBS portfolio consists primarily of securities which were issued by, or have underlying collateral that is guaranteed by, U.S. government agencies or sponsored entities. Therefore the MBS portfolio has relatively low credit risk.

    The MBS portfolio is subject to interest rate risk since the price volatility and ultimate realized yield are affected by the rate of repayment of the underlying mortgages. Allstate attempts to limit interest rate risk on these securities by investing a portion of the portfolio in securities that provide prepayment protection. At December 31, 2000, approximately 22.4% of the MBS portfolio was invested in planned amortization class bonds.

    The fixed income securities portfolio contained $4.17 billion and $3.90 billion of asset-backed securities ("ABS") at December 31, 2000 and 1999, respectively. The ABS portfolio is subject to credit and interest rate risk. Credit risk is mitigated by monitoring the performance of the collateral. Approximately 46.1% of all securities are rated in the highest rating category by one or more credit rating agencies. The ABS portfolio is subject to interest rate risk since the price volatility and ultimate realized yield are affected by the rate of repayment of the underlying assets. Approximately 39.1% of the Company's ABS are invested in securitized credit card receivables. The remainder of the portfolio is backed by securitized home equity, manufactured housing and auto loans.

    Allstate closely monitors its fixed income securities portfolio for declines in value that are other than temporary. Securities are placed on non-accrual status when they are in default or when the receipt of interest payments is in doubt.

Mortgage Loans and Real Estate  Allstate's $4.60 billion investment in mortgage loans at December 31, 2000 and $4.07 billion at December 31, 1999 was comprised primarily of loans secured by first mortgages on developed commercial real estate and was primarily held in the Allstate Financial operations. Geographical and property type diversification are key considerations used to manage Allstate's mortgage loan risk.

    Allstate closely monitors its commercial mortgage loan portfolio on a loan-by-loan basis. Loans with an estimated collateral value less than the loan balance, as well as loans with other characteristics indicative of higher than normal credit risk, are reviewed by financial and investment management at least quarterly for purposes of establishing valuation allowances and placing loans on non-accrual status. The underlying collateral values are based upon discounted property cash flow projections, which are updated as conditions change or at least annually.

Equity Securities and Short-Term Investments  The Company's equity securities portfolio was $6.09 billion at December 31, 2000 compared to $6.74 billion in 1999. The decrease can be attributed to general market declines and gains realized in 2000.

    The Company's short-term investment portfolio was $1.83 billion and $2.42 billion at December 31, 2000 and 1999, respectively. Allstate invests available cash balances primarily in taxable short-term securities having a final maturity date or redemption date of one year or less.

REGULATION AND LEGAL PROCEEDINGS

Regulation  The Company's insurance businesses are subject to the effects of a changing social, economic and regulatory environment. Public and regulatory initiatives have varied and have included efforts to adversely influence and restrict premium rates, restrict the Company's ability to cancel policies, impose underwriting standards and expand overall regulation. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Legal Proceedings  Allstate and plaintiffs' representatives have agreed to settle certain civil suits filed in California, including a class action, now styled Ruth Sherman et al. v. Allstate Insurance Co., (Los Angeles County Superior Court Case No. BC 187659), related to the 1994 Northridge, California earthquake. On June 11, 1999, the Court entered an order approving the class action settlement. This order was appealed by certain objectors to the settlement in the Sherman Class Action on August 6, 1999, and that appeal is pending. The plaintiffs in these civil suits challenged licensing and engineering practices of certain firms that Allstate retained and alleged that Allstate systematically pressured engineering firms to improperly alter their reports to reduce the loss amounts paid to some insureds with earthquake claims. The settlement class in the litigation comprised approximately 11,500 Allstate insureds who had homeowner claims based on losses attributable to the earthquake that were adjusted with the assistance of Allstate retained engineers. The settlement agreement calls for a review of the claims of qualifying class members, who request to participate, by independent structural/geotechnical engineers and independent claims adjusters. Depending upon the results of this independent review, participating class members may receive further payments for their claims. Approximately 3,000 members of the settlement class indicated an interest in participating in the independent review process, and it is anticipated that approximately 2,400 of these insureds will be cleared for independent review pursuant to the settlement. As of December 31, 2000, initial site assessments for 1,173 claims had been conducted by the independent engineers and adjusters as part of the independent review process, which is ongoing. Payments totaling $944,753 had been made on 77 claims, of which 52 are now closed. The Company has insufficient information at this time to determine its ultimate financial exposure under this class settlement; however, in the opinion of management, the ultimate financial exposure in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

    In April of 1998, the Federal Bureau of Investigation executed search warrants at three Allstate offices for documents relating to the handling of certain claims for losses resulting from the Northridge earthquake. The Company cooperated with the investigation, which was directed by the United States Attorney's Office for the Central District of California. In January of 2001, counsel for the Company was advised that the government has terminated its investigation without any charges or any action being taken against the Company. This investigation led to the indictment of several independent vendors—two independent adjusters, a contractor, and personnel from two engineering companies—for frauds they committed against Allstate and others in connection with Northridge claims. Additionally, one independent contractor was tried and convicted of mail and wire fraud and awaits sentencing.

    For the past several years, the Company has been distributing to certain PP&C claimants documents regarding the claims process and the role that attorneys may play in that process. Suits challenging the use of these documents have been filed against the Company, including purported class action suits. In addition to these suits, the Company has received inquires from states' attorneys general, bar associations and departments of insurance. In certain states, the Company has continued to use these documents after agreeing to make certain modifications. In a suit brought by the Pennsylvania Attorney General, the trial court ruled that some aspects of these communications are misleading under Pennsylvania's consumer protection laws; however, that court has not yet determined whether to impose financial penalties upon Allstate. The Company is vigorously defending its rights to use these documents. The outcome of these disputes is currently uncertain.

    There are currently a number of state and nationwide putative class action lawsuits pending in various state and federal courts seeking actual and punitive damages from Allstate alleging breach of contract and fraud because of its specification of after-market (non-original equipment manufacturer) replacement parts in the repair of insured vehicles. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Plaintiffs in these suits allege that after-market parts are not "of like kind and quality" as required by the insurance policies. The lawsuits are in various stages of development. The Company is vigorously defending these lawsuits. The outcome of these disputes is currently uncertain.

    The Company has pending several state and nationwide class action lawsuits in various state and federal courts seeking actual and punitive damages from Allstate alleging breach of contract and fraud for failing to pay inherent diminished value to insureds under a collision, comprehensive, or uninsured motorist property damage provision of an auto policy. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Inherent diminished value is defined by plaintiffs as the difference between the market value of the insured automobile before an accident and the market value after repair. Plaintiffs allege that they are entitled to the payment of inherent diminished value under the terms of the contract. These lawsuits are in various stages of development. A class has been certified in only one case, a multi-state class action. The Company is vigorously defending these lawsuits. The outcome of these disputes is currently uncertain.

    There are a number of state and nationwide class action lawsuits pending in various state courts challenging the legal propriety of Allstate's medical bill review processes on a number of grounds, including, among other things, the manner in which Allstate determines reasonableness and necessity. Only one statewide class action has been certified, on a conditional basis. These lawsuits, which to a large degree mirror similar lawsuits filed against other carriers in the industry, allege these processes result in a breach of the insurance policy as well as fraud. The Company denies those allegations and is vigorously defending both its processes and these lawsuits. The outcome of these disputes is currently uncertain.

    Three nationwide and two statewide class actions are pending against Allstate which challenge Allstate's use of certain automated database vendors in valuing total loss automobiles. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Plaintiffs allege that flaws in these databases result in valuations to the detriment of insureds. The plaintiffs are seeking actual and punitive damages. The lawsuits are in various stages of development and Allstate is vigorously defending them, but the outcome of these disputes is currently uncertain.

    Allstate has been defending various lawsuits involving worker classification issues. Examples of these lawsuits include two class actions, filed after Allstate's reorganization of its California agent programs in 1996, relating to the classification of California exclusive agents as independent contractors. Among other things, the plaintiffs in these two class actions, sought a determination that they had been treated as employees notwithstanding agent contracts that specify that they are independent contractors for all purposes. In both of these class actions, the court determined that the agents are independent contractors. The court's determination lead to the dismissal of one suit and settlement of the other suit for a non-material amount. This settlement is subject to court approval. Another example is a class action relating to the worker classification of staff working in agencies. In this putative class action, plaintiffs seek damages under the Employee Retirement Income Security Act and Racketeer Influenced and Corrupt Organizations Act alleging that 10,000 agency secretaries were terminated as employees by Allstate and rehired by agencies through outside staffing vendors for the purpose of avoiding the payment of employee benefits. Allstate is vigorously defending these and various other worker classification lawsuits. The outcome of these disputes is currently uncertain.

    Various other legal and regulatory actions are currently pending that involve Allstate and specific aspects of its conduct of business. At this time, based on their present status, it is the opinion of management that the ultimate liability, if any, in one or more of these other actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the

Company. Like other members of the insurance industry, the Company is the target of an increasing number of class action lawsuits and other types of litigation. This litigation is based on a variety of issues including insurance and claim settlement practices and the Northridge earthquake.

    Shared Markets  As a condition of its license to do business in various states, the Company is required to participate in mandatory property-liability shared market mechanisms or pooling arrangements including reinsurance, which provide various insurance coverages to individuals or other entities that otherwise are unable to purchase such coverage voluntarily provided by private insurers. Underwriting results related to these organizations, which tend to be adverse to the Company, have been immaterial to the results of operations.

    Guaranty Funds  Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, for certain obligations of insolvent insurance companies to policyholders and claimants. The Company's expenses related to these funds have been immaterial.

OTHER DEVELOPMENTS

    The NAIC has approved a January 1, 2001 implementation date for newly developed statutory accounting principles ("codification"). However, each company must adhere to the implementation date adopted by its state of domicile. Certain states have not adopted certain provisions of codification, and in some instances are approving permitted practices including interpretations. Several states continue to review codification requirements to align existing state laws and regulations as necessary. The implementation of codification is currently estimated to increase the surplus of AIC by $863 million, including an estimated increase in the surplus of Allstate Life Insurance Company of $44 million. The increase is primarily the result of the requirement to recognize net statutory deferred tax assets for temporary differences reversing within the succeeding twelve-month period. The NAIC has established a formal maintenance process to develop and propose new guidance, as well as provide on-going clarification to application and interpretation issues. The impact of any future guidance will be recorded as it is approved by the NAIC.

PENDING ACCOUNTING STANDARDS

    In June 1999, the Financial Accounting Standards Board ("FASB") delayed the effective date of Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 replaces existing pronouncements and practices with a single, integrated accounting framework for derivatives and hedging activities. The delay in implementation was effected through the issuance of SFAS No. 137, which extends the effective date of SFAS No. 133 requirements to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, which amends the accounting and reporting standards of SFAS 133 for certain derivative instruments and certain hedging activities. As required, the Company has prospectively adopted the provisions of SFAS No. 133 and SFAS No. 138 ("statements") as of January 1, 2001. The cumulative impact of adoption is not material to either the financial position or results of operations of the Company.

    Upon adoption, assets and liabilities pertaining to derivatives (some previously off balance sheet), certain embedded derivatives and hedged risks are carried at fair value. In connection with adopting the statements, all hedging relationships were designated anew. The Company's economic hedging strategies did not change as a result of adopting the statements, however, the accounting for most other strategies did change. The fair value of the derivative and the hedged risk in economic hedging strategies which qualify for hedge accounting will be matched together in Net income. For derivatives in economic hedging strategies which do not qualify as accounting hedges, the current settlement portion of the derivative will be classified in Net income together with the risk being economically hedged while the change in value of the final settlement portion of the derivative will be classified as a component of Realized capital gains and losses.

    Hedge ineffectiveness from accounting hedges will be reported in Realized capital gains and losses. Additionally, the market value changes of embedded derivatives reported separately will be classified in Realized capital gains and losses, provided the item is not economically hedged. Separation of the convertible feature from fixed maturity securities generally results in a discounted security and a new basis for accretion of discount.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS AFFECTING ALLSTATE

    This document contains "forward-looking statements" that anticipate results based on management's plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

    Forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans," "expects," "will," "anticipates," "estimates," "intends," "believes," "likely" and other words with similar meanings. These statements may address, among other things, our strategy for growth, product development, regulatory approvals, market position, expenses, financial results and reserves. Forward-looking statements are based on management's current expectations of future events. We cannot guarantee that any forward-looking statement will be accurate. However, we believe that our forward-looking statements are based on reasonable, current expectations and assumptions. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

    If the expectations or assumptions underlying our forward-looking statements prove inaccurate or if risks or uncertainties arise, actual results could differ materially from those communicated in our forward-looking statements. In addition to the normal risks of business, Allstate is subject to significant risk factors, including those listed below which apply to it as an insurance business.

  •
  The implementation of Allstate's multi-access distribution model involves risks and uncertainties that could have a material adverse effect on Allstate's results of operations, liquidity or financial position. For example, the direct customer sales capabilities could lead to unreliable sales activity, an unacceptable profit contribution and channel competition.

  •
  The Company continues to pursue expense reduction actions consistent with its $600 million reduction program announced in November 1999, as well as other actions to be fully realized in 2001. These expense reductions are dependent on the adequacy of the actions taken to eliminate certain employee positions, consolidate Allstate's operations and facilities, and reorganize its multiple employee agency programs to a single exclusive agency independent contractor program. The savings are being invested in technology, competitive pricing, The Good Hands Network and advertising.

  •
  For its non-standard auto insurance business, Allstate is pursuing programs to address adverse profitability trends. These programs include changes, such as additional down payment requirements, new underwriting criteria, rate increases, non-renewing policies where permitted and certain other administrative changes. Allstate expects these programs to have an adverse impact on written premium growth. However, they should improve profitability.

  •
  The insurance business is subject to extensive regulation—particularly at the state level. Many of these restrictions affect Allstate's ability to operate and grow its businesses in a profitable manner. In particular, the PP&C segment's implementation of SRM is subject to state regulatory review processes.

  •
  The Company believes that the risk factors and tier-based pricing used with SRM will allow it to be more competitive and operate more profitably. However, the use of SRM is subject to the regulatory review process. Moreover, it is possible that the use of SRM underwriting factors or pricing model do not accurately anticipate the level of loss costs that the Company will ultimately incur as a result of the mix of new business generated through the use of these strategies.

  •
  In recent years, the competitive pricing environment for private passenger auto insurance put pressure on the PP&C segment's premium growth and profit margins, and because Allstate's PP&C segment's loss ratio compares favorably to the industry, state regulatory authorities may resist our efforts to raise rates.

  •
  From time to time, the private passenger auto insurance industry comes under pressure from state regulators, legislators and special interest groups to reduce, freeze or set rates at levels that do not correspond with underlying costs, in management's opinion. The homeowners insurance business faces similar pressure, particularly as regulators in catastrophe prone states struggle to identify an acceptable methodology to price for catastrophe exposure. This kind of pressure is expected to persist.

    In addition, the use of financial stability as a factor in underwriting and pricing comes under attack by regulators, legislators and special interest groups in various states. The result could be legislation or regulation that adversely affects the profitability of Allstate's PP&C segment. The Company cannot predict the impact on results of operations, liquidity or financial position of possible future legislative and regulatory measures regarding rates.

  •
  Many states have laws and regulations that limit an insurer's ability to exit a market. For example, certain states limit a private passenger auto insurer's ability to cancel and non-renew policies. Furthermore, certain states prohibit an insurer from withdrawing one or more lines of insurance business from the state, except pursuant to a plan that is approved by the state insurance department. The state insurance department may disapprove a plan that may lead to market disruption. Laws and regulations that limit cancellation and non-renewal and that subject program withdrawals to prior approval requirements may restrict an insurer's ability to exit unprofitable markets.

  •
  Weather conditions including the frequency and severity of tornadoes, hailstorms, hurricanes, tropical storms, high winds, and winter storms affect the frequency and severity of claims in the PP&C segment. Changing driving patterns affect the frequency and severity of claims in the private passenger auto insurance business.

  •
  Changes in the severity of claims have an impact on the profitability of Allstate's business. Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy. Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices. Changes in loss costs for homeowners insurance policies are driven by inflation in the construction industry, in building materials and in home furnishings. While the inflationary pressures in each of these sectors drives the Company's severity, it may not reflect the Company's experience.

  •
  The Company is currently pursuing various loss management initiatives in PP&C that are expected to contribute to the reduction of claim severity in the future. However, these initiatives may not offset impacts of increased severity, which are inherently hard to predict.

  •
  Allstate has experienced, and expects to continue to experience, catastrophe losses. While we believe that our catastrophe management initiatives have reduced the potential magnitude of possible future losses, Allstate continues to be exposed to catastrophes that could have a material adverse impact on results of operations or financial position. Catastrophic events in the future may indicate that the techniques and data that are used to predict the probability of catastrophes and the extent of the resulting losses are inaccurate.

  •
  There is inherent uncertainty in the process of establishing property-liability loss reserves, particularly reserves for the cost of environmental, asbestos and other mass tort claims. This uncertainty arises from a number of factors, including on-going interpretation of insurance policy provisions by courts, inconsistent decisions in lawsuits regarding coverage and expanded theories of liability. In addition, on-going changes in claims settlement practices can lead to changes in loss payment patterns which are used to estimate reserve levels. Moreover, while management believes that improved actuarial techniques and databases have assisted in estimating environmental, asbestos and other mass tort net loss reserves, these refinements may subsequently prove to be inadequate indicators of the extent of probable loss. Consequently, ultimate losses could materially exceed established loss reserves and have a material adverse effect on our results of operations, liquidity or financial position.

  •
  There is uncertainty involved in estimating the availability of reinsurance and the collectibility of reinsurance recoverables. This uncertainty arises from a number of factors, including the restructuring by reinsurers of their capital structures and segregation by the industry generally of reinsurance exposure into separate legal entities with dedicated capital.

  •
  Changes in market interest rates can have adverse effects on Allstate's investment portfolio, investment income, product sales and results of operations. Increasing market interest rates have an adverse impact on the value of the investment portfolio by decreasing unrealized capital gains on fixed income securities. Declining market interest rates could have an adverse impact on Allstate's investment income as Allstate invests proceeds from positive cash flows from operations and reinvests proceeds from maturing and called investments into new investments that could be yielding less than the portfolio's average rate. Changes in market rates of interest, as compared to rates offered on some of the Allstate Financial segment's products, could make those products less attractive if competitive investment margins are not maintained. This could lead to lower sales and/or changes in the level of surrenders on these products. The Company seeks to limit its exposure in this area by offering a diverse group of products, periodically reviewing and revising crediting rates and providing for surrender charges in the event of early withdrawal.

  •
  The impact of decreasing Separate Accounts balances as a result of fluctuating market conditions could cause contract charges realized by the Company to decrease.

  •
  In order to meet the anticipated cash flow requirements of its obligations to policyholders, from time to time Allstate adjusts the effective duration of the assets and liabilities of the Allstate Financial segment's investment portfolio. Those adjustments may have an impact on the value of the investment portfolio and on investment income.

  •
  Allstate Financial policy acquisition costs related to contractholder funds are amortized in proportion to gross profits over the estimated lives of the contract periods. Assumptions underlying the gross profits, which include estimated fees, investment and expense margins, are periodically updated to reflect actual experience resulting in adjustments to the cumulative amortization of these costs. These adjustments may have a material effect on results of operations.

  •
  Management believes the reserves for life-contingent contract benefits are adequate to cover ultimate policy benefits, despite the underlying risks and uncertainties associated with their determination when payments will not occur until well into the future. The Company periodically reviews and revises its estimates. If future experience differs from assumptions, it may have a material impact on results of operations.

  •
  Deferred annuities and interest-sensitive life insurance products receive favorable policyholder taxation under current tax laws and regulations. Any legislative or regulatory changes that adversely alter this treatment are likely to negatively affect the demand for these products. Additionally, the demand for life insurance products which are used to address a customer's estate planning needs may be impacted to the extent any legislative changes to the current estate tax laws occur.

  •
  The Allstate Financial segment distributes some of its products under agreements with other members of the financial services industry that are not affiliated with Allstate. Termination of one or more of these agreements due to changes in control of any of these entities could have a detrimental effect on the segment's sales. This risk may be exacerbated by the enactment of the Gramm-Leach-Bliley Act of 1999, which eliminates many federal and state law barriers to affiliations among banks, securities firms, insurers and other financial service providers.

  •
  Allstate maintains two credit facilities totaling $1.55 billion as a potential source of funds to meet short-term liquidity requirements: a $1.50 billion, five-year revolving line of credit expiring in 2001 and a $50 million, one-year revolving line of credit expiring in 2001. The right to borrow on the five-year line of credit, is subject to the requirements that AIC maintain a specified statutory surplus level and that Allstate's debt to consolidated net worth ratio (as defined in the credit agreement) not exceed a designated level. The ability of Allstate to meet the requirements is dependent upon financial condition. The Company expects to renew or replace these credit facilities during 2001, before they expire. When they are renewed or replaced, the right to borrow on these facilities may become subject to different requirements.

  •
  Allstate is a holding company with no significant business operations of its own. Consequently, to a large extent, its ability to pay dividends and meet its debt payment obligations is dependent on dividends from its subsidiaries, primarily AIC.

  •
  Financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies and, generally, may be expected to have an effect on an insurance company's sales. On an ongoing basis, rating agencies review the financial performance and condition of insurers. A downgrade, while not expected, could have a material adverse effect on Allstate's business, financial condition and results of operations.

  •
  State insurance regulatory authorities require insurance companies to maintain specified levels of statutory capital and surplus. In addition, competitive pressures require Allstate's subsidiaries to maintain financial strength ratings. These restrictions affect Allstate's ability to pay shareholder dividends and use its capital in other ways.

  •
  A number of enacted and pending legislative measures could lead to increased consolidation and increased competition for business and for capital in the financial services industry.

  •
  At the federal level, these measures include the recently enacted Gramm-Leach-Bliley Act of 1999, which eliminates many federal and state law barriers to affiliations among banks, securities firms, insurers and other financial service providers.

  •
  At the state level, these measures include legislation to permit mutual insurance companies to convert to a hybrid structure known as a mutual holding company, thereby allowing insurance companies owned by their policyholders to become stock insurance companies owned (through one or more intermediate holding companies) more than 50% by their policyholders and potentially up to 49% by stockholders. Also several large mutual life insurers have used or are expected to use existing state laws and regulations governing the conversion of mutual insurance companies into stock insurance companies (demutualization).

  •
  In addition, state insurance regulators are reexaming the regulatory framework that currently governs the United States insurance business. They are engaged in an effort to determine the proper role of the state insurance regulation in the United States financial services industry following the enactment of the Gramm-Leach-Bliley Act. The Company cannot predict whether any state or federal measures will be adopted to change the nature or scope of the regulation of the insurance business or what affect any such measures would have on Allstate.

  •
  Additional risk factors regarding market risk are incorporated by reference to the discussion of "Market Risk" beginning on page D-20.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(in millions except per share data)	2000	1999	1998
Revenues
Property-liability insurance premiums (net of reinsurance ceded of $268, $389, and $433)	$21,871	$20,112	$19,307
Life and annuity premiums and contract charges (net of reinsurance ceded of $379, $260, and $178)	2,205	1,623	1,519
Net investment income	4,633	4,112	3,890
Realized capital gains and losses	425	1,112	1,163

	29,134	26,959	25,879

Costs and expenses
Property-liability insurance claims and claims expense (net of reinsurance recoveries of $302, $567, and $318)	16,395	14,679	13,601
Life and annuity contract benefits (net of reinsurance recoveries of $288, $179, and $50)	3,190	2,578	2,415
Amortization of deferred policy acquisition costs	3,458	3,282	3,021
Operating costs and expenses	2,703	2,300	2,059
Amortization of goodwill	53	13	7
Restructuring and related charges	59	81	–
Interest expense	229	129	118

	26,087	23,062	21,221

Gain on disposition of operations	–	10	87
Income from operations before income tax expense, dividends on preferred securities, and equity in net income of unconsolidated subsidiary	3,047	3,907	4,745
Income tax expense	795	1,148	1,422

Income before dividends on preferred securities and equity in net income of unconsolidated subsidiary	2,252	2,759	3,323
Dividends on preferred securities of subsidiary trusts	(41)	(39)	(39)
Equity in net income of unconsolidated subsidiary	–	–	10

Net income	$2,211	$2,720	$3,294

Earnings per share:
Net Income per share–basic	$2.97	$3.40	$3.96

Net Income per share–diluted	$2.95	$3.38	$3.94

Weighted average shares–basic	744.0	800.2	832.2

Weighted average shares–diluted	748.7	803.8	836.6

See notes to consolidated financial statements.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
(in millions)	2000	1999	1998
Net income	$2,211	$2,720	$3,294
Other comprehensive income (loss), after-tax
Changes in:
Unrealized net capital gains and losses	611	(1,625)	173
Unrealized foreign currency translation adjustments	(30)	14	(2)

Other comprehensive income (loss), after-tax	581	(1,611)	171

Comprehensive income	$2,792	$1,109	$3,465

See notes to consolidated financial statements.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,
	2000	1999
(in millions except par value data)
Assets
Investments
Fixed income securities, at fair value (amortized cost $58,525 and $55,293)	$60,758	$55,286
Equity securities, at fair value (cost $4,854 and $4,565)	6,086	6,738
Mortgage loans	4,599	4,068
Short-term	1,831	2,422
Other	1,209	1,131

Total investments	74,483	69,645
Cash	222	254
Premium installment receivables, net	3,802	3,927
Deferred policy acquisition costs	4,309	4,119
Reinsurance recoverables, net	2,352	2,209
Accrued investment income	942	812
Deferred income taxes	–	211
Property and equipment, net	1,000	916
Goodwill	1,247	1,245
Other assets	1,153	924
Separate Accounts	15,298	13,857

Total assets	$104,808	$98,119

Liabilities
Reserve for property-liability insurance claims and claims expense	$16,859	$17,814
Reserve for life-contingent contract benefits	8,468	7,597
Contractholder funds	28,870	25,199
Unearned premiums	7,607	7,671
Claim payments outstanding	908	860
Other liabilities and accrued expenses	4,918	4,705
Deferred income taxes	348	–
Short-term debt	219	665
Long-term debt	3,112	2,186
Separate Accounts	15,298	13,857

Total liabilities	86,607	80,554

Commitments and Contingent Liabilities (Notes 3, 6, 7 and 12)
Mandatorily Redeemable Preferred Securities of Subsidiary Trusts	750	964
Shareholders' Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	–	–
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 728 million and 787 million shares outstanding	9	9
Additional capital paid-in	2,604	2,664
Retained income	18,433	16,728
Deferred compensation expense	(207)	(216)
Treasury stock, at cost (172 million and 113 million shares)	(5,314)	(3,929)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	1,980	1,369
Unrealized foreign currency translation adjustments	(54)	(24)

Total accumulated other comprehensive income	1,926	1,345

Total shareholders' equity	17,451	16,601

Total liabilities and shareholders' equity	$104,808	$98,119

See notes to consolidated financial statements.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	December 31,
(in millions except per share data)	2000	1999	1998
Common stock	$9	$9	$9

Additional capital paid-in
Balance, beginning of year	$2,664	$3,102	$3,116
Shares reissued for mandatorily redeemable preferred securities	(12)	–	–
Shares reissued for AHL acquisition	–	(423)	–
Equity incentive plans activity	(48)	(15)	(14)

Balance, end of year	2,604	2,664	3,102

Retained income
Balance, beginning of year	$16,728	$14,490	$11,646
Net income	2,211	2,720	3,294
Dividends ($.68, $.60 and $.54 per share, respectively)	(506)	(482)	(450)

Balance, end of year	18,433	16,728	14,490

Deferred compensation expense
Balance, beginning of year	$(216)	$(252)	$(281)
Reduction	9	36	29

Balance, end of year	(207)	(216)	(252)

Treasury stock
Balance, beginning of year	$(3,929)	$(3,065)	$(1,665)
Shares acquired	(1,783)	(2,173)	(1,489)
Shares reissued for mandatorily redeemable preferred securities	226	–	–
Shares reissued for AHL acquisition	–	1,240	–
Shares reissued under equity incentive plan	172	69	89

Balance, end of year	(5,314)	(3,929)	(3,065)

Accumulated other comprehensive income
Balance, beginning of year	$1,345	$2,956	$2,785
Change in unrealized foreign currency translation adjustments	(30)	14	(2)
Change in unrealized net capital gains and losses	611	(1,625)	173

Balance, end of year	1,926	1,345	2,956

Total shareholders' equity	$17,451	$16,601	$17,240

See notes to consolidated financial statements.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in millions)	2000	1999	1998
Cash flows from operating activities
Net income	$2,211	$2,720	$3,294
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	(47)	(17)	(22)
Realized capital gains and losses	(425)	(1,112)	(1,163)
Gain on disposition of operations	–	(10)	(87)
Interest credited to contractholder funds	1,503	1,362	1,247
Changes in:
Policy benefit and other insurance reserves	(995)	(706)	(716)
Unearned premiums	(64)	70	137
Deferred policy acquisition costs	(314)	(245)	(311)
Premium installment receivables	125	(156)	(86)
Reinsurance recoverables	(52)	(69)	154
Income taxes payable	420	58	44
Other operating assets and liabilities	(631)	372	400

Net cash provided by operating activities	1,731	2,267	2,891

Cash flows from investing activities
Proceeds from sales
Fixed income securities	26,212	21,679	13,634
Equity securities	8,862	9,633	4,909
Real estate	–	–	813
Investment collections
Fixed income securities	3,266	5,356	6,700
Mortgage loans	467	453	440
Investment purchases
Fixed income securities	(32,381)	(31,094)	(21,870)
Equity securities	(8,489)	(8,849)	(3,999)
Mortgage loans	(996)	(969)	(875)
Change in short-term investments, net	687	454	(610)
Change in other investments, net	(103)	(34)	(95)
Acquisitions, net of cash received	–	971	(275)
Proceeds from disposition of operations	–	–	49
Purchases of property and equipment, net	(300)	(212)	(188)

Net cash used in investing activities	(2,775)	(2,612)	(1,367)

Cash flows from financing activities
Change in short-term debt, net	(446)	202	181
Proceeds from issuance of long-term debt	926	833	513
Repayment of long-term debt	–	–	(300)
Contractholder fund deposits	8,393	5,593	3,275
Contractholder fund withdrawals	(5,635)	(3,684)	(3,306)
Dividends paid	(502)	(471)	(443)
Treasury stock purchases	(1,783)	(2,173)	(1,489)
Other	59	41	83

Net cash provided by (used in) financing activities	1,012	341	(1,486)

Net (decrease) increase in cash	(32)	(4)	38
Cash at beginning of year	254	258	220

Cash at end of year	$222	$254	$258

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.  General

Basis of presentation

    The accompanying consolidated financial statements include the accounts of The Allstate Corporation and its wholly owned subsidiaries, primarily Allstate Insurance Company ("AIC"), a property-liability insurance company with various property-liability and life and investment subsidiaries, including Allstate Life Insurance Company ("ALIC") (collectively referred to as the "Company" or "Allstate"). On November 2, 2000, the Company changed the name of its Life and Savings segment to Allstate Financial. These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany accounts and transactions have been eliminated.

    To conform to the 2000 presentation, certain amounts in the prior years' financial statements and notes have been reclassified.

Nature of operations

    Allstate is engaged, principally in the United States and Canada, in the property-liability insurance and life and investment product businesses. Allstate's primary business is the sale of private passenger auto and homeowners insurance. The Company also sells life insurance, investment, group pension and retirement products, and selected commercial property and casualty coverages.

    Allstate's personal property and casualty ("PP&C") segment sells principally private passenger auto and homeowners insurance, writing approximately 64% of Allstate's total 2000 premiums as determined under statutory accounting practices. Allstate was the country's second largest insurer for both private passenger auto and homeowners insurance in 1999.

    Allstate has exposure to catastrophes, an inherent risk of the property-liability insurance business, which have contributed to, and will continue to contribute to, material year-to-year fluctuations in the Company's results of operations and financial condition. The Company also has exposure to environmental and asbestos claims and other mass tort exposures (see Note 7).

    The Allstate Financial segment markets a broad line of life insurance, investment, group pension and retirement and health and disability products countrywide, accounting for approximately 36% of Allstate's 2000 statutory premiums, which include premiums and deposits for all products. Life insurance consists of interest-sensitive life, traditional products, including term and whole life, immediate annuities with life contingencies, variable life, indexed life, credit and accident and health insurance. Investment products include deferred annuities, immediate annuities without life contingencies and products sold to institutional investors including guaranteed investment contracts, funding agreements and structured settlements. In 2000, annuity premiums and deposits represented approximately 64% of Allstate Financial's total statutory premiums and deposits.

    The Company monitors economic and regulatory developments that have the potential to impact its business. Federal legislation has allowed banks and other financial organizations to have greater participation in the securities and insurance businesses. This legislation may present an increased level of competition for sales of the Company's products. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes that lessen these incentives are likely to negatively impact the demand for these products. The demand for life insurance products that are used to address a customer's estate planning needs may be impacted to the extent any legislative changes occur to the current estate tax laws.

    Additionally, traditional demutualizations of mutual insurance companies and enacted and pending state legislation to permit mutual insurance companies to convert to a hybrid structure known as a mutual holding company could have a number of significant effects on the Company by: (1) increasing industry competition through consolidation caused by mergers and acquisitions related to the new corporate form of business; and (2) increasing competition in the capital markets.

    Allstate, through a variety of companies, is authorized to sell property-liability and life and investment products in all 50 states, the District of Columbia and Puerto Rico. The Company is also authorized to sell certain insurance products in various foreign countries. The top geographic locations for statutory premiums earned by the PP&C segment were California, New York, Texas, Florida and Pennsylvania for the year ended December 31, 2000. Top geographic locations for statutory premiums and deposits by the Allstate Financial segment were California, Florida, Pennsylvania, Illinois, New York and Nebraska for the year ended December 31, 2000. No other jurisdiction accounted for more than 4% of statutory premiums for PP&C or Allstate Financial. Allstate distributes its PP&C products under the Allstate brand through over 13,000 Allstate agents, primarily non-employee exclusive agents, but also utilizes over 17,000 independent agents and specialized brokers appointed to sell auto and homeowners policies to expand market reach as well as to market products under the Encompass brand. Allstate Financial distributes its products using Allstate agents, which include life specialists and Personal Financial Representatives, as well as banks, independent agents, securities firms and through direct response and worksite marketing methods. Although the Company currently benefits from agreements with financial services entities that market and distribute its products, change in control of these non-affiliated entities with which the Company has alliances could negatively impact Allstate Financial's sales.

2.  Summary of Significant Accounting Policies

Investments

    Fixed income securities include bonds, mortgage-backed and asset-backed securities, and redeemable preferred stocks. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The difference between amortized cost and fair value, net of deferred income taxes, certain life and annuity deferred policy acquisition costs, and certain reserves for life contingent contract benefits, is reflected as a component of Shareholders' equity. Provisions for losses are recognized for declines in the value of fixed income securities that are other than temporary. Such writedowns are included in Realized capital gains and losses.

    Equity securities include common and non-redeemable preferred stocks, real estate investment trusts, and limited partnership interests. Common and non-redeemable preferred stocks and real estate investment trusts are carried at fair value with the difference between cost and fair value, less deferred income taxes, reflected as a component of Shareholders' equity. Investments in limited partnership interests in which Allstate does not have a controlling interest, are accounted for in accordance with the equity method of accounting.

    Mortgage loans are carried at outstanding principal balance, net of unamortized premium or discount and valuation allowances. Valuation allowances are established for impaired loans when it is probable that contractual principal and interest will not be collected. Valuation allowances for impaired loans reduce the carrying value to the fair value of the collateral or the present value of the loan's expected future repayment cash flows discounted at the loan's original effective interest rate. Valuation allowances on loans not considered to be impaired are established based on consideration of the underlying collateral, borrower financial strength, current and expected market conditions and other factors.

    Short-term investments are carried at cost or amortized cost that approximates fair value, and includes collateral received in connection with certain securities lending activities. Other investments, which consist primarily of policy loans, are carried at the unpaid principal balances.

    Investment income consists primarily of interest and dividends, net investment income from partnership interests and income for certain derivatives. Interest is recognized on an accrual basis and dividends are recorded at the ex-dividend date. Interest income on mortgage-backed and asset-backed securities is determined on the effective yield method, based on estimated principal repayments. Accrual of income is suspended for fixed income securities and mortgage loans that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

Derivative financial instruments

    Derivative financial instruments include swaps, futures, forwards, and options, including caps and floors. When derivatives meet specific criteria they may be designated as accounting hedges and accounted for on a fair value, deferral or accrual basis, depending upon the nature of the hedge strategy, the method used to account for the hedged item and the derivative used. Derivatives that are not designated as accounting hedges are accounted for on a fair value basis.

    If, subsequent to entering into a hedge transaction, the derivative becomes ineffective (including if the hedged item is sold or otherwise extinguished or the occurrence of a hedged anticipatory transaction is no longer probable), the Company may terminate the derivative position. Gains and losses on these ineffective hedges are reported in Realized capital gains and losses in the period they occur. The Company may also terminate derivatives as a result of other events or circumstances. Gains and losses on these terminations are deferred and amortized over the remaining life of either the hedge or the hedged item, whichever is shorter.

    Fair value accounting  Under fair value accounting, realized and unrealized gains and losses on derivatives are recognized in either earnings or Shareholders' equity when they occur.

    The Company accounts for certain of its interest rate swaps, certain equity-indexed options, certain equity-indexed futures, and foreign currency swaps and forwards as hedges on a fair value basis when specific criteria are met. For swaps or options, the derivative must reduce the primary market risk exposure (e.g., interest rate risk, equity price risk or foreign currency risk) of the hedged item in conjunction with the specific hedge strategy; be designated as a hedge at the inception of the transaction; and have a notional amount and term that does not exceed the carrying value and expected maturity, respectively, of the hedged item. In addition, options must have a reference index (e.g., S&P 500) that is the same as, or highly correlated with, the reference index of the hedged item. For futures or forward contracts, the derivative must reduce the primary market risk exposure on an enterprise or transaction basis in conjunction with the hedge strategy; be designated as a hedge at the inception of the transaction; and be highly correlated with the fair value of, or interest income or expense associated with, the hedged item at inception and throughout the hedge period.

    For such interest rate swaps, indexed options, foreign currency swaps and forward contracts, changes in fair value are reported net of tax in Shareholders' equity, exclusive of interest accruals. Changes in fair value of certain indexed options and certain indexed futures are reflected as an adjustment of the hedged item. Accrued interest receivable and payable on swaps are reported in Net investment income. Premiums paid for certain equity-indexed options are reported as Equity securities and amortized to Net investment income over the lives of the agreements.

    The Company also has certain derivatives that are used for risk management purposes for which hedge accounting is not applied and are therefore accounted for on a fair value basis. These derivatives primarily consist of indexed instruments and certain interest rate futures. Based upon certain interest rate or equity price risk reduction strategies, gains and losses on these derivatives are recognized in Net investment income, Realized capital gains and losses or Life and annuity contract benefits during the period on a current basis.

    Deferral Accounting  Under deferral accounting, gains and losses on derivatives are deferred and recognized in earnings in conjunction with earnings on the hedged item. The Company accounts for interest rate futures and certain foreign currency forwards as hedges using deferral accounting for anticipatory investment purchases, sales and capital infusions, when the criteria for futures and forwards (discussed above) are met. In addition, anticipated transactions must be probable of occurrence and their significant terms and characteristics identified.

    Changes in fair values of these derivatives are initially deferred and reported as Other liabilities and accrued expenses. Once the anticipated transaction occurs, the deferred gains or losses are considered part of the cost basis of the asset and reported net of tax in Shareholders' equity or recognized as a gain or loss from disposition of the asset, as appropriate. The Company reports initial margin deposits on futures in Short-term investments. Fees and commissions paid on these derivatives are also deferred as an adjustment to the carrying value of the hedged item.

    Accrual Accounting  Under accrual accounting, interest income or expense related to the derivative is accrued and recorded as an adjustment to the interest income or expense on the hedged item. The Company accounts for certain interest rate swaps, caps and floors, and certain foreign currency swaps as hedges on an accrual basis when the criteria for swaps or options (discussed above) are met.

    Premiums paid for interest rate caps and floors are reported as investments and amortized to Net investment income over the lives of the agreements.

Recognition of premium revenues and contract charges

    Property-liability premiums are deferred and earned on a pro rata basis over the terms of the policies. The portion of premiums written applicable to the unexpired terms of the policies is recorded as Unearned premiums. Premiums for traditional life insurance and certain life-contingent annuities are recognized as revenue when due. Revenues on interest-sensitive life contracts consist of fees assessed against the contractholder account balance for cost of insurance (mortality risk), contract administration and surrender charges. Revenues on investment contracts include contract charges and fees for contract administration and surrenders. These revenues are recognized when levied against the contract balance. Gross premium in excess of the net premium on limited payment contracts are deferred and recognized over the contract period. Revenues on health and disability products are earned over the terms of the policy with the unexpired portion of the premium recorded as Unearned premium.

Deferred policy acquisition costs

    Certain costs which vary with and are primarily related to acquiring property-liability insurance business, principally agents remuneration, premium taxes and inspection costs, are deferred and amortized to income as premiums are earned. Future investment income is considered in determining the recoverability of deferred policy acquisition costs.

    Certain costs that vary with and are primarily related to acquiring life and investment business, principally agents' remuneration, premium taxes, certain underwriting costs and direct mail solicitation expenses, are deferred and amortized to income. For traditional life insurance and limited payment contracts, these costs are amortized in proportion to the estimated revenues on such business. For interest-sensitive life and investment contracts, the costs are amortized in relation to the present value of estimated gross profits on such business over the estimated lives of the contract periods. Changes in the amount or timing of estimated gross profits will result in adjustments in the cumulative amortization of these costs. To the extent that unrealized gains or losses on fixed income securities carried at fair value would result in an adjustment of estimated gross profits had those gains or losses actually been realized, the related unamortized deferred policy acquisition costs are recorded net of tax as a reduction of the unrealized gains or losses included in Shareholders' equity.

    The cost assigned to the right to receive future cash flows from certain business purchased from other insurers is also classified as Deferred policy acquisition costs in the Consolidated statements of financial position. The costs capitalized represent the present value of future profits expected to be earned over the life of the contracts acquired. These costs are amortized as profits emerge over the life of the acquired business, and are periodically evaluated for recoverability. Present value of future profits was $345 million and $518 million at December 31, 2000 and 1999, respectively. Amortization expense on present value of future profits was $133 million, $77 million and $1 million for the years ended December 31, 2000, 1999 and 1998, respectively.

Reinsurance recoverable

    In the normal course of business, the Company seeks to limit aggregate and single exposure to losses on large risks by purchasing reinsurance from other insurers (see Note 9). The amounts reported in the Consolidated statements of financial position include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on incurred losses that have not yet been paid. Reinsurance recoverables on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contract. Insurance liabilities are reported gross of reinsurance recoverables. Prepaid reinsurance premiums are deferred and reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company's primary liability under the policies written and therefore reinsurers and amounts recoverable therefrom are regularly evaluated by the Company and allowances for uncollectible reinsurance are established as appropriate.

Goodwill

    Goodwill represents the excess of amounts paid for acquiring businesses over the fair value of the net assets acquired. The Company amortizes goodwill using a straight-line method over the period in which the expected benefits from an acquisition will be realized, generally 20 to 30 years. The Company reviews goodwill for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Property and equipment

    Property and equipment is carried at cost less accumulated depreciation. In 1998, the Company began capitalizing costs related to computer software developed for internal use during the application development stage of software development projects. These costs generally consist of certain external, payroll and payroll related costs. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, generally 3 to 10 years for equipment and 40 years for real property. Accumulated depreciation on property and equipment was $1.20 billion and $1.25 billion at December 31, 2000 and 1999, respectively. Depreciation expense on property and equipment was $217 million, $167 million, and $154 million for the years ended December 31, 2000, 1999 and 1998, respectively. The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Income taxes

    The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are insurance reserves, unearned premiums, deferred policy acquisition costs, and property and equipment. Deferred income taxes also arise from unrealized capital gains and losses on equity securities and fixed income securities carried at fair value.

Separate Accounts

    The Company issues deferred variable annuities, variable life contracts and certain guaranteed investment contracts, the assets and liabilities of which are legally segregated and recorded as assets and liabilities of the Separate Accounts. Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, variable annuity and variable life contractholders bear the investment risk that the Separate Accounts' funds may not meet their stated investment objectives.

    The assets of the Separate Accounts are carried at fair value. Separate Account liabilities represent the contractholders' claim to the related assets and are carried at the fair value of the assets. In the event that the asset value of certain contractholder accounts are projected to be below the value guaranteed by the Company, a liability is established through a charge to earnings. Investment income and realized capital gains and losses of the Separate Accounts accrue directly to the contractholders and therefore, are not included in the Company's Consolidated statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance and administration fees, and mortality, surrender and expense risk charges.

Reserve for claims and claims expense and life-contingent contract benefits

    The property-liability reserve for claims and claims expense is the estimated amount necessary to settle both reported and unreported claims of insured property-liability losses, based upon the facts in each case and the Company's experience with similar cases. Estimated amounts of salvage and subrogation are deducted from the reserve for claims and claims expense. The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. Reserve estimates are regularly reviewed and updated, using the most current information available. Any resulting adjustments are reflected in current operations (see Note 7). These adjustments may be material.

    The reserve for life-contingent contract benefits, which relates to traditional life insurance, group retirement annuities and immediate annuities with life contingencies is computed on the basis of assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration.

Detailed reserve assumptions and reserve interest rates for Allstate Financial products are outlined in Note 8. To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, the related increase in reserve is recorded net of tax as a reduction of the unrealized gains included in Shareholders' equity.

Contractholder funds

    Contractholder funds arise from the issuance of individual or group policies and contracts that include an investment component, including most fixed annuities, interest-sensitive life policies and certain other investment contracts. Deposits received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses. Detailed information on crediting rates and surrender and withdrawal protection on contractholder funds are outlined in Note 8.

Deferred compensation expense

    Deferred compensation expense represents the remaining unrecognized cost of shares acquired by the Allstate Employee Stock Ownership Plan ("ESOP") to pre-fund a portion of the Company's contribution to The Savings and Profit Sharing Plan of Allstate Employees, and the unrecognized cost associated with the restricted shares granted under the Equity Incentive Plan for Allstate employees (see Note 16). A detailed description of the ESOP and the impacts on the financial statements is included in Note 15.

Off-balance-sheet financial instruments

    Commitments to invest, commitments to extend mortgage loans and financial guarantees have off-balance-sheet risk because their contractual amounts are not recorded in the Company's Consolidated statements of financial position. The contractual amounts and fair values of these instruments are presented in Note 6.

Foreign currency translation

    The Company has subsidiaries in foreign countries where the local currency is deemed to be the functional currency in which these entities operate. The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars at the exchange rate in effect at the end of a reporting period for assets and liabilities and at average exchange rates during the period for results of operations. The unrealized gains or losses from the translation of the net assets are recorded as unrealized foreign currency translation adjustments, and included in Accumulated other comprehensive income in the Consolidated statements of financial position. Changes in unrealized foreign currency translation adjustments are included in Other comprehensive income. Gains and losses from foreign currency transactions are reported in Operating costs and expenses and have not been significant.

Use of estimates

    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Earnings per share

    Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of common and dilutive potential common shares outstanding. For Allstate, dilutive potential common shares consist of outstanding stock options and shares issuable under its mandatorily redeemable preferred securities (see

Note 10). The computation of basic and diluted earnings per share for the years ended December 31 are presented in the following table.

($ in millions except per share data)	2000	1999	1998
Numerator:
Net income applicable to common shareholders	$2,211	$2,720	$3,294

Denominator:
Weighted average common shares outstanding	744.0	800.2	832.2
Effect of potential dilutive securities:
Stock options	2.8	3.0	4.4
Shares issuable under Mandatorily redeemable preferred securities(1)	1.9	.6	–

	4.7	3.6	4.4

Weighted average common and dilutive potential Common shares outstanding	748.7	803.8	836.6

Earnings per share:
Basic	$2.97	$3.40	$3.96
Diluted	2.95	3.38	3.94

(1)
See Note 10.

    Options to purchase 10.6 million and 11.1 million Allstate common shares, with exercise prices ranging from $28.69 to $50.72 and $34.38 to $50.72, were outstanding at December 31, 2000 and 1999, respectively, but were not included in the computation of diluted earnings per share since inclusion of those options would have an anti-dilutive effect as the options' exercise prices exceeded the average market price of Allstate common shares in 2000 and 1999. Outstanding options excluded from diluted earnings per share computations due to anti-dilutive effects at December 31, 1998 were insignificant.

Pending accounting standards

    In June 1999, the Financial Accounting Standards Board ("FASB") delayed the effective date of Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 replaces existing pronouncements and practices with a single, integrated accounting framework for derivatives and hedging activities. The delay in implementation was effected through the issuance of SFAS No. 137, which extends the effective date of SFAS No. 133 requirements to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, which amends the accounting and reporting standards of SFAS 133 for certain derivative instruments and certain hedging activities. As required, the Company has prospectively adopted the provisions of SFAS No. 133 and SFAS No. 138 ("statements") as of January 1, 2001. The cumulative impact of adoption is not material to either the financial position or results of operations of the Company.

    Upon adoption, assets and liabilities pertaining to derivatives (some previously off-balance-sheet), embedded derivatives and hedged risks are carried at fair value. In connection with adopting the statements, all hedging relationships were designated anew. The Company's economic hedging strategies did not change as a result of adopting the statements, however, the accounting for most other strategies did change. The fair value of the derivative and the hedged risk in economic hedging strategies which qualify for hedge accounting will be matched together in Net income. For derivatives in economic hedging strategies which do not qualify as accounting hedges, the current settlement portion of the derivative will be classified in Net income together with the risk being economically hedged while the change in value of the final settlement portion of the derivative will be classified as a component of Realized capital gains and losses.

    Hedge ineffectiveness from open accounting hedges will be reported in Realized capital gains and losses. Additionally, the market value changes of embedded derivatives reported separately will be classified in Realized capital gains and losses, provided the item is not economically hedged. Separation of the convertible feature from fixed maturity securities generally results in a discounted security and a new basis for accretion of discount.

3.  Acquisitions and Dispositions

Acquisition of CNA personal lines

    On October 1, 1999, Allstate completed the acquisition of the personal lines auto and homeowners insurance business of CNA Financial Corporation ("CNA"), re-branded to Encompass Insurance ("Encompass"). The acquisition was in part effected through a 100% indemnity reinsurance agreement, whereby CNA provided to Allstate cash of $1.2 billion and other assets equal to the reserve and other liabilities associated with Encompass as of the closing date. Pursuant to the agreements, Allstate paid $140 million to CNA for the reinsured business and the option to acquire certain licensed companies of CNA in the future. The transaction was accounted for as a purchase and the excess of the acquisition cost over the fair value of the Encompass net assets acquired of $218 million was recorded as goodwill and will be amortized on a straight-line basis over twenty years. The results of Encompass were included in the Company's consolidated results from the October 1, 1999 acquisition date. AIC also will pay a license fee to CNA for the use of certain of CNA's trademarks and access to the CNA personal lines distribution channel for a period of up to six years. These license fees will be expensed as incurred. At closing, Allstate also issued a $75 million, 10-year note to CNA (see Note 10).

    In the fourth quarter of 1999, the Company recorded a $58 million pretax charge ($37 million after-tax) relating to different estimates of loss and loss expense reserve and asset valuation allowances. The pretax charge is reflected in the Consolidated statement of operations in Property-liability insurance claims and claims expense ($47 million) and Operating costs and expenses ($11 million).

Acquisition of American Heritage Life Investment Corporation

    Effective October 31, 1999, Allstate acquired all of the outstanding shares of American Heritage Life Investment Corporation ("AHL") pursuant to a merger agreement for $32.25 per share in cash and Allstate common stock, in a transaction valued at $1.1 billion. AHL specializes in selling life, health and disability insurance to individuals through their workplaces. In order to fund the equity component of the consideration, the Company reissued 34.1 million shares of Allstate common stock held in treasury to AHL shareholders. The remaining $87 million of consideration was funded with cash. The transaction was accounted for as a purchase and the excess of the acquisition cost over the fair value of AHL's net assets acquired of $838 million was recorded as goodwill and will be amortized on a straight-line basis over thirty years. The results of AHL were included in the Company's consolidated results from the October 31, 1999 acquisition date.

    In the fourth quarter of 1999, the Company recorded a $32 million pretax charge ($26 million after-tax) relating to different estimates of loss reserves and asset valuation allowances. The pretax charge is reflected in the Consolidated statement of operations in Life and annuity premiums and contract charges ($3 million), Life and annuity contract benefits ($26 million) and Operating costs and expenses ($3 million).

Other acquisitions and dispositions

    In 1998, the Company acquired all of the outstanding common stock of Pembridge Inc. for approximately $275 million. Pembridge primarily sells non-standard auto insurance in Canada.

    In 1998, the Company disposed of its remaining interest in The PMI Group, Inc. ("PMI Group") through the conversion of $357 million of 6.76% Automatically Convertible Equity Securities ("ACES") into approximately 8.6 million shares of PMI Group and through additional sales on the open market. A gain of $87 million ($56 million after-tax) was recognized on the conversion.

4.  Supplemental Disclosure of Non-Cash Flow Information

    In August 2000, the Company issued 7 million shares of its common stock in exchange for settlement of its obligation of $214 million of outstanding mandatorily redeemable preferred securities (see Note 10).

Acquisitions and dispositions

    In 1999, Allstate acquired the assets of CNA personal lines, AHL and other businesses using cash and common stock and by assuming liabilities and mandatorily redeemable preferred securities. In 1998, the

Company disposed of its remaining interest in PMI Group through the conversion of the ACES (see Note 3). The following is a summary of the effects of these transactions on Allstate's consolidated financial position.

(in millions)	2000
Acquisitions:
Settlement of mandatorily redeemable preferred securities	$214

1999
Acquisitions:
Fair value of assets acquired	$6,201
Fair value of liabilities assumed	(4,904)
Fair value of mandatorily redeemable preferred securities	(214)
Common shares issued	(817)

Cash paid	266
Cash received	(1,237)

Net cash received	$971

1998
Dispositions:
Conversion of ACES to common shares of The PMI Group Inc.	$357

5.  Investments

Fair values

    The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:

		Gross unrealized
	Amortized cost
(in millions)		Gains	Losses	Fair value
At December 31, 2000
U.S. government and agencies	$2,833	$615	$(1)	$3,447
Municipal	18,821	928	(84)	19,665
Corporate	22,332	868	(504)	22,696
Foreign government	641	95	–	736
Mortgage-backed securities	9,576	263	(15)	9,824
Asset-backed securities	4,110	86	(26)	4,170
Redeemable preferred stock	212	10	(2)	220

Total fixed income securities	$58,525	$2,865	$(632)	$60,758

At December 31, 1999
U.S. government and agencies	$3,075	$229	$(31)	$3,273
Municipal	19,071	450	(549)	18,972
Corporate	20,229	557	(556)	20,230
Foreign government	741	16	(25)	732
Mortgage-backed securities	7,974	89	(177)	7,886
Asset-backed securities	3,941	8	(54)	3,895
Redeemable preferred stock	262	42	(6)	298

Total fixed income securities	$55,293	$1,391	$(1,398)	$55,286

Scheduled maturities

    The scheduled maturities for fixed income securities are as follows at December 31, 2000:

(in millions)	Amortized cost	Fair value
Due in one year or less	$1,358	$1,411
Due after one year through five years	10,448	10,594
Due after five years through ten years	12,492	12,664
Due after ten years	20,541	22,095

	44,839	46,764
Mortgage- and asset-backed securities	13,686	13,994

Total	$58,525	$60,758

    Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

Net investment income

Year ended December 31,	2000	1999	1998
(in millions)
Fixed income securities	$4,015	$3,569	$3,458
Equity securities	243	207	160
Mortgage loans	337	291	261
Other	178	142	109

Investment income, before expense	4,773	4,209	3,988
Investment expense	140	97	98

Net investment income	$4,633	$4,112	$3,890

    Net investment income from equity securities includes income from partnership interests of $130 million, $87 million and $21 million for the years ended December 31, 2000, 1999 and 1998, respectively.

Realized capital gains and losses, after tax

Year ended December 31,	2000	1999	1998
(in millions)
Fixed income securities	$(242)	$(76)	$258
Equity securities	662	1,005	640
Other investments	5	183	265

Realized capital gains and losses	425	1,112	1,163
Income taxes	152	397	422

Realized capital gains and losses, after-tax	$273	$715	$741

    Excluding calls and prepayments, gross gains of $561 million, $389 million and $277 million and gross losses of $730 million, $383 million and $95 million were realized on sales of fixed income securities during 2000, 1999 and 1998, respectively.

Unrealized net capital gains

    Unrealized net capital gains on fixed income and equity securities included in Shareholders' equity at December 31, 2000 are as follows:

(in millions)	Cost/ amortized cost	Fair value	Gross unrealized gains	Gross unrealized losses	Unrealized net gains
Fixed income securities	$58,525	$60,758	$2,865	$(632)	$2,233
Equity securities	4,854	6,086	1,534	(302)	1,232

Total	$63,379	$66,844	$4,399	$(934)	$3,465

Deferred income taxes, deferred policy acquisition costs and other					(1,485)

Unrealized net capital gains and losses					$1,980

    At December 31, 1999, equity securities had gross unrealized gains of $2.3 billion and gross unrealized losses of $160 million.

Change in unrealized net capital gains and losses

Year ended December 31,	2000	1999	1998
(in millions)
Fixed income securities	$2,240	$(3,621)	$442
Equity securities	(941)	(17)	39

Total	1,299	(3,638)	481
Deferred income taxes, deferred policy acquisition costs and other	(688)	2,013	(308)

Increase (decrease) in unrealized net capital gains	$611	$(1,625)	$173

Investment loss provisions and valuation allowances

    Pretax provisions for investment losses, principally relating to other than temporary declines in value of fixed income securities and equity securities, and valuation allowances on mortgage loans were $111 million, $72 million and $105 million in 2000, 1999 and 1998, respectively.

    At December 31, 2000, the Company held $242 million in investments issued by various California utilities, of which approximately $70 million was unsecured. At December 31, 2000, none of these investments were in default with respect to principal or interest payments.

Mortgage loan impairment

    A mortgage loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

    The components of impaired loans at December 31 are as follows:

(in millions)	2000	1999
Impaired loans
With valuation allowances	$24	$25
Less: valuation allowances	(6)	(7)
Without valuation allowances	13	11

Net carrying value of impaired loans	$31	$29

    The net carrying value of impaired loans at December 31, 2000 and 1999 comprised $24 million and $22 million, respectively, measured at the fair value of the collateral, and $7 million and $7 million, respectively, measured at the present value of the loan's expected future cash flows discounted at the loan's effective interest rate. Impaired loans without valuation allowances include collateral dependent loans where the fair value of the collateral is greater than the recorded investment in the loans.

    Interest income is recognized on a cash basis for impaired loans carried at the fair value of the collateral, beginning at the time of impairment. For other impaired loans, interest is accrued based on the net carrying value. The Company recognized interest income of $1 million, $2 million and $5 million on impaired loans during 2000, 1999 and 1998, respectively, of which $1 million, $2 million and $5 million was received in cash during 2000, 1999 and 1998, respectively. The average balance of impaired loans was $38 million, $43 million and $53 million during 2000, 1999 and 1998, respectively.

    Valuation allowances for mortgage loans at December 31, 2000, 1999 and 1998, were $10 million, $14 million and $15 million, respectively. There were no direct write-downs of mortgage loan gross carrying amounts for the years ended December 31, 2000 and 1999. Direct write-downs of mortgage loan gross carrying amounts was $1 million for the year ended December 31, 1998. For the years ended December 31, 2000, 1999 and 1998, net reductions to mortgage loan valuation allowances were $4 million, $1 million and $16 million, respectively.

Investment concentration for municipal bond and commercial mortgage portfolios and other investment information

    The Company maintains a diversified portfolio of municipal bonds. The largest concentrations in the portfolio are presented below. Except for the following, holdings in no other state exceeded 4.3% of the portfolio at December 31, 2000:

(% of municipal bond portfolio carrying value)	2000	1999
Texas	13.6%	14.0%
Illinois	11.4	10.7
New York	8.4	10.1
Pennsylvania	4.8	5.6
California	4.6	5.0

    The Company's mortgage loans are collateralized by a variety of commercial real estate property types located throughout the United States. Substantially all of the commercial mortgage loans are non-recourse to the borrower. The states with the largest portion of the commercial mortgage loan portfolio are listed below. Except for the following, holdings in no other state exceeded 5% of the portfolio at December 31, 2000:

(% of commercial mortgage portfolio carrying value)	2000	1999
California	19.5%	19.6%
Florida	8.6	9.2
Illinois	7.6	7.7
New York	6.4	7.0
Texas	5.4	5.9
Virginia	5.2	4.5
Pennsylvania	5.2	4.8

    The types of properties collateralizing the commercial mortgage loans at December 31, are as follows:

(% of commercial mortgage portfolio carrying value)	2000	1999
Office buildings	37.4%	33.0%
Retail	23.1	26.9
Apartment complex	16.7	16.7
Warehouse	15.7	16.0
Industrial	1.8	2.2
Other	5.3	5.2

	100.0%	100.0%

    The contractual maturities of the commercial mortgage loan portfolio as of December 31, 2000, for loans that were not in foreclosure are as follows:

($ in millions)	Number of loans	Carrying value	Percent
2001	55	$219	4.8%
2002	70	304	6.6
2003	85	358	7.8
2004	56	289	6.2
2005	100	517	11.3
Thereafter	668	2,908	63.3

Total	1,034	$4,595	100.0%

    In 2000, $260 million of commercial mortgage loans were contractually due. Of these, 56.1% were paid as due, 34.4% were refinanced at prevailing market terms, 5.9% were foreclosed or are in the process of foreclosure, and 3.6% were in the process of refinancing or restructuring discussions.

    At December 31, 2000, the carrying value of investments, excluding equity securities, that were non-income producing during 2000 was $30 million.

    At December 31, 2000, fixed income securities with a carrying value of $330 million were on deposit with regulatory authorities as required by law.

    The Company participates in securities lending programs with third parties, primarily large brokerage firms. At December 31, 2000, fixed income securities with a carrying value of $1.56 billion have been pledged as collateral under these lending agreements. In return, the Company receives cash that is subsequently invested and included in Short-term investments with an offsetting liability recorded in Other liabilities.

6.  Financial Instruments

    In the normal course of business, the Company invests in various financial assets, incurs various financial liabilities and enters into agreements involving derivative financial instruments and other off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including Deferred policy acquisition costs, Property and equipment and Reinsurance recoverables) and liabilities (including property-liability, traditional life and interest-sensitive life insurance reserves, and Deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments such as Premium installment receivables, Accrued investment income, Cash and Claim payments outstanding are generally of a short-term nature. Their carrying values are deemed to approximate fair value.

Financial assets

    The carrying value and fair value of financial assets at December 31, are as follows:

	2000		1999
	Carrying value	Fair value	Carrying value	Fair value
(in millions)
Fixed income securities	$60,758	$60,758	$55,286	$55,286
Equity securities	6,086	6,086	6,738	6,738
Mortgage loans	4,599	4,703	4,068	3,973
Short-term investments	1,831	1,831	2,422	2,422
Policy loans	1,164	1,164	1,090	1,090
Separate Accounts	15,298	15,298	13,857	13,857

Carrying value and fair value include the effects of derivative financial instruments where applicable.

    Fair values for fixed income securities are based on quoted market prices where available. Non-quoted securities are valued based on discounted cash flows using current interest rates for similar securities. Equity securities are valued based principally on quoted market prices. Mortgage loans are valued based on discounted contractual cash flows. Discount rates are selected using current rates at which similar loans would be made to borrowers with similar characteristics, using similar properties as collateral. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral. Short-term investments are highly liquid investments with maturities of less than one year whose carrying values are deemed to approximate fair value.

    The carrying value of policy loans is deemed to approximate fair value. Separate Accounts assets are carried in the Consolidated statements of financial position at fair value based on quoted market prices.

Financial liabilities and trust preferred securities

    The carrying value and fair value of financial liabilities and trust preferred securities at December 31, are as follows:

	2000		1999
	Carrying value	Fair value	Carrying value	Fair value
(in millions)
Contractholder funds on investment contracts	$22,515	$21,439	$19,790	$19,122
Short-term debt	219	219	665	665
Long-term debt	3,112	3,129	2,186	2,045
Separate Accounts	15,298	15,298	13,857	13,857
Mandatorily redeemable preferred securities of subsidiary trusts	750	730	964	852

    The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charges. The fair value of immediate annuities and annuities without life contingencies with fixed terms is estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Short-term debt is valued at carrying value due to its short-term nature. The fair value of long-term debt and trust preferred securities is based on quoted market prices or in certain cases, determined using discounted cash flow calculations based on interest rates of comparable instruments. Separate Accounts liabilities are carried at the fair value of the underlying assets.

Derivative financial instruments

    Derivative financial instruments include swaps, futures, forwards and options, including caps and floors. The Company primarily uses derivative financial instruments to reduce its exposure to market risk

(principally interest rate, equity price and foreign currency risk) and in conjunction with asset/liability management, in its Allstate Financial segment. The Company does not hold or issue these instruments for trading purposes.

    The following table summarizes the contract or notional amount, credit exposure, fair value and carrying value of the Company's derivative financial instruments at December 31, as follows:

	2000				1999
(in millions)	Contract/ notional amount	Credit exposure	Fair value	Carrying value assets/ (liabilities)	Contract/ notional amount	Credit exposure	Fair value	Carrying value assets/ (liabilities)
Interest rate contracts
Interest rate swap agreements
Pay floating rate, receive fixed rate	$703	$16	$36	$9	$409	$9	$7	$3
Pay fixed rate, receive floating rate	2,471	–	(83)	(73)	1,170	37	37	19
Pay floating rate, receive floating rate	77	–	(1)	(1)	71	–	–	–
Financial futures and forward contracts	1,231	–	4	2	3,029	2	2	6
Interest rate cap and floor agreements	1,768	2	2	1	1,861	4	4	2

Total interest rate contracts	6,250	18	(42)	(62)	6,540	52	50	30
Equity and index contracts
Options, warrants, index swaps and financial futures	1,175	18	9	8	1,198	117	99	99
Foreign currency contracts
Foreign currency swap agreements	810	6	35	–	566	–	(1)	–
Foreign currency forward contracts	734	–	(25)	(25)	813	–	(1)	(1)

Total foreign currency contracts	1,544	6	10	(25)	1,379	–	(2)	(1)

Total derivative financial instruments	$8,969	$42	$(23)	$(79)	$9,117	$169	$147	$128

Credit exposure includes the effects of legally enforceable master netting agreements.
Credit exposure and fair value include accrued interest where applicable.
Carrying value is representative of deferred gains and losses, unamortized premium, accrued interest and/or unrealized gains and losses depending on the accounting for the derivative financial instrument.

    The contract or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these agreements.

    Credit exposure represents the Company's potential loss if all of the counterparties failed to perform under the contractual terms of the contracts and all collateral, if any, became worthless. This exposure is measured by the fair value of contracts with a positive fair value at the reporting date reduced by the effect, if any, of master netting agreements.

    The Company manages its exposure to credit risk by utilizing highly rated counterparties, establishing risk control limits, executing legally enforceable master netting agreements and obtaining collateral where appropriate. To date, the Company has not incurred any losses on derivative financial instruments due to counterparty nonperformance.

    Fair value is the estimated amount that the Company would receive (pay) to terminate or assign the contracts at the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer and exchange quotes are used to value the Company's derivatives.

    Interest rate swap agreements involve the exchange, at specified intervals, of interest payments calculated by reference to an underlying notional amount. The Company generally enters into swap agreements to change the interest rate characteristics of existing assets to more closely match the interest rate characteristics of the corresponding liabilities.

    The Company did not record any material deferred gains or losses on swaps nor realize any material gains or losses on swap terminations in 2000, 1999 or 1998.

    The Company paid a weighted average floating interest rate of 6.7% and 5.3% and received a weighted average fixed interest rate of 5.2% and 7.1% in 2000 and 1999, respectively. The Company paid a weighted average fixed interest rate of 5.5% and 5.7% and received a weighted average floating interest rate of 6.0% and 5.0% in 2000 and 1999, respectively. Where required, counterparties post collateral to minimize credit risk.

    Financial futures and forward contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price or yield. They may be settled in cash or through delivery. As part of its asset/liability management, the Company generally utilizes futures and forward contracts to manage its market risk related to fixed income securities, equity securities, certain annuity contracts and anticipatory investment purchases and sales. Futures and forwards used as hedges of anticipatory transactions pertain to identified transactions that are probable to occur and are generally completed within 90 days. Futures contracts have limited off-balance-sheet credit risk as they are executed on organized exchanges and require security deposits, as well as the daily cash settlement of margins.

    Interest rate cap and floor agreements give the holder the right to receive at a future date, the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional amount. The Company purchases interest rate cap and floor agreements to reduce its exposure to rising or falling interest rates relative to certain existing assets and liabilities in conjunction with asset/liability management.

    Index swap agreements involve the exchange of interest rate payments based on a rate that is reset weekly for the total return on an index. The Company has entered into index swap transactions to mitigate market risk on the fixed income and equity securities portfolios. Where required, counterparties post collateral to minimize credit risk.

    Indexed option contracts and indexed financial futures provide returns based on a specified index applied to the instrument's notional amount. The Company utilizes these instruments to achieve equity appreciation, to reduce the market risk associated with certain annuity contracts and for other risk management purposes. Where required, counterparties post collateral to minimize credit risk.

    Debt warrants provide the right to purchase a specified new issue of debt at a predetermined price. The Company purchases debt warrants to protect against long-term call risk.

    Foreign currency swaps and forward contracts involve the future exchange or delivery of foreign currency on terms negotiated at the inception of the contract. The Company enters into these agreements primarily to manage the currency risk associated with investing in securities and issuing obligations that are denominated in foreign currencies. Where required, counterparties post collateral to minimize credit risk.

    Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. Market risk exists for all of the derivative financial instruments that the Company currently holds, as these instruments may become less valuable due to adverse changes in market conditions. The Company mitigates this risk through established risk control limits set by senior management. In addition, the change in the value of the Company's derivative financial instruments designated as hedges is generally offset by the change in the value of the related assets and liabilities.

Off-balance-sheet financial instruments

    A summary of the contractual amounts and fair values of off-balance-sheet financial instruments at December 31, follows:

(in millions)	2000		1999
	Contractual amount	Fair value	Contractual amount	Fair value
Commitments to invest	$248	$–	$316	$–
Commitments to extend mortgage loans	204	2	96	1
Financial guarantees	3	1	11	1
Credit guarantees	59	(3)	89	–

    Except for credit guarantees, the contractual amounts represent the amount at risk if the contract is fully drawn upon, the counterparty defaults and the value of any underlying security becomes worthless. Unless noted otherwise, the Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

    Commitments to invest generally represent commitments to acquire financial interests or instruments. The Company enters into these agreements to allow for additional participation in certain limited partnership investments. Because the equity investments in the limited partnerships are not actively traded, it is not practicable to estimate the fair value of these commitments.

    Commitments to extend mortgage loans are agreements to lend to a borrower provided there is no violation of any condition established in the contract. The Company enters these agreements to commit to future loan fundings at a predetermined interest rate. Commitments generally have fixed expiration dates or other termination clauses. Commitments to extend mortgage loans, which are secured by the underlying properties, are valued based on estimates of fees charged by other institutions to make similar commitments to similar borrowers.

    Financial guarantees represent conditional commitments to repurchase notes from a creditor upon default of the debtor. The Company enters into these agreements primarily to provide financial support for certain entities in which the Company is an equity investor. Financial guarantees are valued based on estimates of payments that may occur over the life of the guarantees.

    Credit guarantees written include conditional commitments to exchange identified AA rated credit risk for identified A rated credit risk upon bankruptcy or other event of default of the referenced credits. Credit guarantees also include agreements to forfeit principal due on certain securities at maturity, dependent upon whether and to the extent one or more credit events has occurred. The Company receives fees, which are reported in Net investment income over the lives of the contracts, for assuming the referenced credit risk. The Company enters into these transactions in order to achieve higher yields than if the referenced credits were directly owned.

    The Company's maximum amount at risk, assuming bankruptcy or other default of the referenced credits and the value of the referenced credits becomes worthless, is the fair value of the subject securities, which totaled $56 million at December 31, 2000. The Company includes the impact of credit guarantees in its analysis of credit risk, and the referenced credits were current with respect to their contractual terms at December 31, 2000.

7.  Reserve for Property-Liability Insurance Claims and Claims Expense

    As described in Note 2, the Company establishes reserves for claims and claims expense on reported and unreported claims of insured losses. These reserve estimates are based on known facts and interpretations of circumstances, internal factors including the Company's experience with similar cases, historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, loss control programs and product mix. In addition, the reserve estimates are influenced by external factors including court decisions, economic conditions and public attitudes. The Company, in the normal course of business, may also supplement its claims processes by utilizing third party adjusters, appraisers, engineers, inspectors, other professionals and information sources to assess and settle catastrophe and non-catastrophe claims. The effects of inflation are implicitly considered in the reserving process.

    The establishment of appropriate reserves, including reserve for catastrophes, is an inherently uncertain process. Allstate regularly updates its reserve estimates as new facts become known and further events occur which may impact the resolution of unsettled claims. Changes in prior year reserve estimates, which may be material, are reflected in the results of operations in the period such changes are determinable.

    Activity in the Reserve for property-liability insurance claims and claims expense is summarized as follows:

(in millions)	2000	1999	1998
Balance at January 1	$17,814	$16,881	$17,403
Less reinsurance recoverables	1,653	1,458	1,630

Net balance at January 1	16,161	15,423	15,773
Acquisitions	–	1,023	58

Adjusted net balance	16,161	16,446	15,831
Incurred claims and claims expense related to:
Current year	17,117	15,266	14,301
Prior years	(722)	(587)	(700)

Total incurred	16,395	14,679	13,601
Claims and claims expense paid related to:
Current year	11,358	9,349	8,521
Prior years	5,973	5,615	5,488

Total paid	17,331	14,964	14,009
Net balance at December 31	15,225	16,161	15,423
Plus reinsurance recoverables	1,634	1,653	1,458

Balance at December 31	$16,859	$17,814	$16,881

    Incurred claims and claims expense represents the sum of paid losses and reserve changes in the calendar year. This expense includes losses from catastrophes of $967 million, $816 million and $780 million in 2000, 1999 and 1998, respectively. A "catastrophe" is defined by Allstate as an event that produces pre-tax losses before reinsurance in excess of $1 million, and involves multiple first party policyholders, or an event that produces a number of claims in excess of a preset per-event threshold of average claims in a specific area. Catastrophes are an inherent risk of the property-liability insurance business that have contributed to, and will continue to contribute to, material year-to-year fluctuations in the Company's results of operations and financial position.

    The level of catastrophic loss experienced in any year cannot be predicted and could be material to results of operations and financial position. For Allstate, areas of potential catastrophe losses due to hurricanes include major metropolitan centers near the eastern and gulf coasts of the United States. Exposure to potential earthquake losses in California is limited by the Company's participation in the California Earthquake Authority ("CEA"). Other areas in the United States with exposure to potential earthquake losses include areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington and Charleston, South Carolina. Allstate continues to evaluate alternative business strategies to more effectively manage its exposure to catastrophe losses in these and other areas.

    The Company has access to reimbursement provided by the Florida Hurricane Catastrophe Fund ("FHCF") for 90% of hurricane losses in Florida in excess of approximately the first $270 million for each storm, up to an aggregate of $910 million (90% of approximately $1.00 billion) in a single hurricane season, and $1.40 billion total reimbursement over all hurricane seasons.

    Upon acquisition of Encompass from CNA, Allstate assumed $1.02 billion of loss reserve ("closing reserves"), net of reinsurance, on policies written prior to the acquisition date. Concurrent with the closing, Allstate and Continental Casualty Corporation ("CCC"), a subsidiary of CNA, entered into a four-year aggregate stop-loss agreement. Pursuant to the agreement, CCC will indemnify Allstate for upward loss development of the closing reserves in an amount equal to 80% of the first $40 million of development, and 90% of all losses in excess of $40 million. The agreement expires on October 1, 2003 at which time a final settlement between Allstate and CCC will be made for any closing reserve deficiency (or redundancy) not yet settled. In connection with a review of the statement of financial position of Encompass (see Note 3), the Company increased the net loss reserve of the Encompass business acquired by $47 million in the fourth quarter of 1999.

    Management believes that the reserve for claims and claims expense, net of reinsurance recoverables, at December 31, 2000 is appropriately established in the aggregate and adequate to cover the ultimate net cost of reported and unreported claims arising from losses which had occurred by that date.

    Favorable calendar year reserve development in 2000, 1999 and 1998 was primarily the result of favorable injury severity trends, as compared to the Company's anticipated trends, in each of the three years. For 2000, 1999 and 1998, this favorable development more than offset adverse development in environmental, asbestos and other mass tort reserve (described in Note 17). The favorable injury severity trend during this three-year period was largely due to moderate medical cost inflation mitigated by the Company's loss management programs. The impacts of moderate medical cost inflation have emerged over time as actual claim settlements validate its magnitude. While changes to the claim settlement process are believed to have contributed to favorable severity trends on closed claims, these changes introduce a greater degree of variability in reserve estimates for the remaining outstanding claims at December 31, 2000. Reserve re-estimates, if any, are expected to be adversely impacted by increases in medical cost inflation rates and physical damage repair costs.

    Allstate's exposure to environmental, asbestos and other mass tort claims stems principally from excess and surplus business written from 1972 through 1985, including substantial excess and surplus general liability coverages on Fortune 500 companies, and reinsurance coverage written during the 1960s through the 1980s, including reinsurance on primary insurance written on large United States companies. Additional, although less material, exposure stems from direct commercial insurance written for small to medium size companies during this period. Other mass tort exposures primarily relate to general liability and product liability claims, such as those for medical devices and other products.

    In 1986, the general liability policy form used by Allstate and others in the property-liability industry was amended to introduce an "absolute pollution exclusion," which excluded coverage for environmental damage claims and added an asbestos exclusion. Most general liability policies issued prior to 1987 contain annual aggregate limits for product liability coverage, and policies issued after 1986 also have an annual aggregate limit on all coverages. Allstate's experience to date is that these policy form changes have effectively limited its exposure to environmental and asbestos claim risks assumed.

    Establishing net loss reserve for environmental, asbestos and other mass tort claims is subject to uncertainties that are greater than those presented by other types of claims. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage, availability of reinsurance and the extent and timing of any such contractual liability. The legal issues concerning the interpretation of various insurance policy provisions and whether those losses are, or were ever intended to be covered, are complex. Courts have reached different and sometimes inconsistent conclusions as to when losses are deemed to have occurred and which policies provide coverage; what types of losses are covered; whether there is an insurer obligation to defend; how policy limits are determined; how policy exclusions and conditions are applied and interpreted; and whether clean-up costs represent insured property damage. Management believes these issues are not likely to be resolved in the near future.

    In 2000, the Company completed an annual assessment of its environmental, asbestos and other mass tort exposures. This assessment resulted in a strengthening of net asbestos reserve of $38 million, and a $4 million release of net environmental and other reserves. Allstate's reserve for environmental claims were $429 million and $506 million, net of reinsurance recoverables of $130 million and $159 million at December 31, 2000 and 1999, respectively. Reserve for asbestos claims were $642 million and $758 million, net of reinsurance recoverables of $229 million and $289 million at December 31, 2000 and 1999, respectively. Approximately 58% and 59% of the total net environmental and asbestos reserve at December 31, 2000 and 1999, respectively, are for incurred but not reported ("IBNR") estimated losses.

    The survival ratio is calculated by taking the Company's ending reserve divided by payments made during the year, which is an extremely simplistic approach to measuring the adequacy of environmental and asbestos reserve levels. Many factors, such as mix of business, level of coverage provided and settlement procedures have significant impacts on the amount of environmental and asbestos claims and claims expense reserve, ultimate claim payments and the resultant ratio. As payments result in corresponding reserve reductions, survival ratios can be expected to vary over time. The survival ratios for net environmental and asbestos reserve at December 31, 2000 and 1999, were 4.7 and 14.0, respectively. In 2000, the survival ratios decreased due to the final settlement of several large exposures which, in turn, caused reduced reserve levels and increased claim payments.

    The Company's reserve for environmental exposures could be affected by a change in the existing federal Superfund law and similar state statutes. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims. Management is unable to determine the effect, if any, that such legislation will have on results of operations or financial position.

    Management believes its net loss reserve for environmental, asbestos and other mass tort claims are appropriately established based on available facts, technology, laws and regulations. However, due to the inconsistencies of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate cost of these claims may vary materially from the amounts currently recorded, resulting in an increase in the loss reserve. In addition, while the Company believes that improved actuarial techniques and databases have assisted in its ability to estimate environmental, asbestos and other mass tort net loss reserve, these refinements may subsequently prove to be inadequate indicators of the extent of probable losses. Due to the uncertainties and factors described above, management believes it is not practicable to develop a meaningful range for any such additional net loss reserve that may be required.

8.  Reserve for Life-Contingent Contract Benefits and Contractholder Funds

    At December 31, the Reserve for life-contingent contract benefits consists of the following:

(in millions)	2000	1999
Immediate annuities:
Structured settlement annuities	$4,811	$4,254
Other immediate annuities	1,629	1,525
Traditional life	1,880	1,701
Other	148	117

Total Reserve for life-contingent contract benefits	$8,468	$7,597

    The assumptions for mortality generally utilized in calculating reserves include the U.S. population with projected calendar year improvements and age setbacks for impaired lives for structured settlement annuities; the 1983 group annuity mortality table for other immediate annuities; and actual company experience plus loading for traditional life. Interest rate assumptions vary from 2.0% to 11.7% for immediate annuities and 4.0% to 11.3% for traditional life. Other estimation methods used include the present value of contractually fixed future benefits for structured settlement annuities, the present value of expected future benefits based on historical experience for other immediate annuities and the net level premium reserve method using the Company's withdrawal experience rates for traditional life.

    To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, a premium deficiency reserve has been recorded for the structured settlement annuity business and certain immediate annuities with life contingencies. A liability of $290 million and $65 million is included in the Reserve for life-contingent contract benefits with respect to this deficiency for the years ended December 31, 2000 and 1999, respectively.

    At December 31, Contractholder funds consists of the following:

(in millions)
	2000	1999
Interest-sensitive life	$6,393	$5,872
Fixed annuities:
Immediate annuities	1,959	1,751
Deferred annuities	14,755	13,060
Guaranteed investment contracts	2,588	2,953
Other investment contracts	3,175	1,563

Total Contractholder funds	$28,870	$25,199

    Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses. Interest rates credited range from 4.2% to 8.5% for interest-sensitive life contracts; 3.5% to 10.0% for immediate annuities; 0% to 14% for deferred annuities (which include equity-indexed annuities that are hedged, see Note 2 and Note 6); 4.9% to 9.9% for guaranteed investment contracts and 5.3% to 6.6% for other investment contracts. Withdrawal and surrender charge protection includes: i) for interest-sensitive life, either a percentage of account balance or dollar amount grading off generally over 20 years; and, ii) for deferred annuities not subject to a market value adjustment, either a declining or a level percentage charge generally over nine years or less. Approximately 20% of deferred annuities are subject to a market value adjustment.

9.  Reinsurance

    The Company purchases reinsurance to limit aggregate and single losses on large risks. The Company continues to have primary liability as a direct insurer for risks reinsured. The information presented herein should be read in connection with Note 7. Estimating amounts of reinsurance recoverable is also impacted by many of the uncertainties involved in the establishment of loss reserves.

    The effects of reinsurance on premiums written and earned for the year ended December 31, are as follows:

(in millions)	2000	1999	1998
Property-liability insurance premiums written
Direct	$20,253	$20,228	$19,878
Assumed	1,866	531	63
Ceded	(261)	(370)	(426)

Property-liability insurance premiums written, net of reinsurance	$21,858	$20,389	$19,515

Property-liability insurance premiums earned
Direct	$20,222	$19,977	$19,666
Assumed	1,917	524	74
Ceded	(268)	(389)	(433)

Property-liability insurance premiums earned, net of reinsurance	$21,871	$20,112	$19,307

Life and annuity premiums and contract charges
Direct	$2,500	$1,849	$1,668
Assumed	84	34	29
Ceded	(379)	(260)	(178)

Life and annuity premiums and contract charges, net of reinsurance	$2,205	$1,623	$1,519

    The amounts recoverable from reinsurers at December 31, 2000 and 1999 include $125 million and $110 million, respectively, related to property-liability losses paid by the Company and billed to reinsurers, and $1.63 billion and $1.65 billion, respectively, estimated by the Company with respect to ceded unpaid losses (including IBNR) which are not billable until the losses are paid. Amounts recoverable from mandatory pools and facilities included above were $771 million and $698 million at December 31, 2000 and 1999, respectively.

    The Company purchases reinsurance after evaluating the financial condition of the reinsurer, as well as the terms and price of coverage. Developments in the insurance industry have increasingly led to the segregation of environmental, asbestos and other mass tort exposures into separate legal entities with dedicated capital. These actions have been supported by regulatory bodies in certain cases. The Company is unable to determine the impact, if any, that these developments will have on the collectibility of reinsurance recoverables in the future. The Company had amounts recoverable from Lloyd's of London of $64 million and $89 million at December 31, 2000 and 1999, respectively. Lloyd's of London implemented a restructuring plan in 1996 to solidify its capital base and to segregate claims for years before 1993. The impact, if any, of the restructuring on the collectibility of the recoverable from Lloyd's of London is uncertain at this time. The recoverable from Lloyd's of London syndicates is spread among thousands of investors who have unlimited liability.

    In connection with the Company's acquisition of Encompass, Allstate and CCC entered into a four-year aggregate stop loss reinsurance agreement (see Note 7). The Company currently has a reinsurance recoverable from CCC on unpaid losses of $158 million that is subject to the reinsurance agreement. In the event of a qualifying catastrophe, the Company also has access to reimbursement provided by the Florida Hurricane Catastrophe Fund ("FHCF") for 90% of hurricane losses in excess of approximately the first $270 million for each storm, up to an aggregate of $910 million (90% of approximately $1.00 billion) in a single hurricane season, and $1.40 billion total reimbursement over all hurricane seasons. Additionally, in connection with the sale of the Company's reinsurance business to SCOR U.S. Corporation in 1996, the Company entered into a reinsurance agreement for the associated post-1984 reinsurance liabilities.

    At December 31, 2000 and 1999, with the exception of mandatory pools and facilities and the recoverable balance from CCC discussed above, the largest reinsurance recoverable balances the Company had outstanding were $82 million from Employers' Reinsurance Company and $89 million from Lloyd's of London, respectively. No other amount due or estimated to be due from any one property-liability reinsurer was in excess of $72 million and $85 million at December 31, 2000 and 1999, respectively.

    The Company also purchases reinsurance in its Allstate Financial segment, primarily to limit mortality risk on certain term life policies. The risk of reinsurance uncollectibility on Allstate Financial recoverables is mitigated by an absence of high concentrations with individual reinsurers.

    Management believes the recoverables are appropriately established; however, as the Company's underlying reserves continue to develop, the amount ultimately recoverable may vary from amounts currently recorded. The reinsurers and the respective amounts recoverable, are regularly evaluated by the Company and a provision for uncollectible reinsurance is recorded, if needed. There were $5 million and $3 million of recoveries of previous year provisions in 2000 and 1999, respectively and there were no provisions for uncollectible reinsurance in 1998. The allowance for uncollectible reinsurance was $102 million and $111 million at December 31, 2000 and 1999, respectively.

10.  Capital Structure

Debt outstanding

    Total debt outstanding at December 31, consists of the following:

(in millions)	2000	1999
6.75% Notes, due 2003	$300	$300
7.875% Senior Notes, due 2005	900	–
6.915% Equity-linked Note, due 2009	75	75
7.20% Senior Notes, due 2009	750	750
7.50% Debentures, due 2013	250	250
6.75% Debentures, due 2018	250	250
6.90% Debentures, due 2038	250	250
7.125% Debentures, due 2097	250	250
Floating rate notes, due 2009 to 2014	87	61

Total long-term debt	3,112	2,186
Short-term debt and bank borrowings	219	665

Total debt	$3,331	$2,851

    In May 2000, the Company issued $900 million of 7.875% senior notes due 2005, the net proceeds of which were used for general corporate purposes including share repurchases.

    In November 1999, the Company issued $750 million of 7.20% senior notes due 2009, the net proceeds of which were used for general corporate purposes including share repurchases. In addition, a $75 million, 6.915% equity-linked note was issued in connection with the Company's 1999 acquisition of Encompass. The principal repayment on the note at maturity varies depending upon certain profitability measures of the acquired Encompass business. The maximum amount of principal that would have to be paid is $85 million and the minimum is $65 million. The 7.125% Debentures due in 2097 are subject to redemption at the Company's option in whole or in part beginning in 2002 at 100% of the principal amount plus accrued interest to the redemption date. The Company also has the right to shorten the maturity of the 7.125% Debentures to the extent required to preserve the Company's ability to deduct interest paid on the debentures.

    To manage short-term liquidity, Allstate issues commercial paper and may draw on existing credit facilities. The Company maintains two credit facilities as a potential source of funds for The Allstate Corporation, AIC and ALIC. These include a $1.50 billion, five-year revolving line of credit, expiring in 2001 and a $50 million, one-year revolving line of credit expiring in 2001. The right to borrow from the five-year line of credit is subject to the requirements that AIC maintain a specified statutory surplus level and that the Company's debt to consolidated net worth (as defined in the agreement) not exceed a designated level. No amounts were outstanding under the Company's $1.50 billion and $50 million bank lines of credit. The weighted average interest rates of outstanding short-term debt at December 31, 2000 and 1999 were 6.61% and 5.86%, respectively. The Company paid $223 million, $114 million and $104 million of interest on debt in 2000, 1999 and 1998, respectively.

    The Company filed a shelf registration statement with the Securities and Exchange Commission ("SEC") in August 1998, under which up to $2 billion of debt securities, preferred stock or debt warrants may be issued. At December 31, 2000, the Company may issue up to an additional $350 million of securities under the August 1998 shelf registration. In addition, the Company filed a new shelf registration statement with the SEC in June 2000, under which up to $2 billion of debt securities, preferred stock, trust preferred securities or debt warrants may be issued.

Mandatorily redeemable preferred securities of subsidiary trusts

    In 1996, Allstate Financing I ("AF I"), a wholly owned subsidiary trust of the Company, issued 22 million shares of 7.95% Quarterly Income Preferred Securities ("QUIPS") at $25 per share. The sole assets of AF I are $550 million of 7.95% Junior Subordinated Deferrable Interest Debentures ("QUIDS")

issued by the Company. The QUIDS held by AF I will mature on December 31, 2026 and are redeemable by the Company at a liquidation value of $25 per share in whole or in part beginning on November 25, 2001, at which time the QUIPS are callable. The Company may elect to extend the maturity of its QUIPS to December 31, 2045. Dividends on the QUIPS are cumulative, payable quarterly in arrears, and are deferrable at the Company's option for up to 5 years.

    In 1996, Allstate Financing II ("AF II"), a wholly owned subsidiary trust of the Company, issued 200,000 shares of 7.83% preferred securities ("trust preferred securities") at $1,000 per share. The sole assets of AF II are $200 million of 7.83% Junior Subordinated Deferrable Interest Debentures ("junior subordinated debentures") issued by the Company. The junior subordinated debentures held by AF II will mature on December 1, 2045 and are redeemable by the Company at a liquidation value of $1,000 per share in whole or in part beginning on December 1, 2006, at which time the trust preferred securities are callable. Dividends on the trust preferred securities are cumulative, payable semi-annually in arrears, and are deferrable at the Company's option for up to 5 years.

    The obligations of the Company with respect to the QUIDS and junior subordinated debentures constitute full and unconditional guarantees by the Company of AF I's and AF II's obligations under the respective preferred securities, including the payment of the liquidation or redemption price and any accumulated and unpaid interest and yield enhancements, but only to the extent of funds held by the trusts. The preferred securities are classified in the Company's Consolidated statements of financial position as Mandatorily Redeemable Preferred Securities of Subsidiary Trusts (representing the minority interest in the trusts). The QUIPS are recorded at their redemption amounts of $550 million, respectively. Allstate will be prohibited from paying dividends on its preferred and common stock, or repurchasing capital stock if the Company elects to defer dividend payments on these preferred securities. Dividends on the preferred securities have been classified as minority interest in the Consolidated statements of operations.

    In connection with the Company's 1999 acquisition of AHL, Allstate assumed AHL's obligations under the outstanding mandatorily redeemable preferred securities issued by AHL and AHL Financing, a wholly owned subsidiary trust of AHL. In August 2000, the stock purchase contract component of the mandatorily redeemable preferred securities assumed by the Company with the acquisition of AHL expired. In connection with the expiration of this component, the Company issued 7 million shares of its common stock in exchange for the settlement of its obligation of $214 million of outstanding mandatorily redeemable preferred securities.

Capital stock

    The Company has 900 million shares of issued common stock of which 728 million was outstanding and 172 million was held in treasury as of December 31, 2000. In 2000, the Company repurchased 71 million shares at an average cost of $25.05 pursuant to authorized share repurchase programs. Pursuant to the settlement of the majority of outstanding mandatorily redeemable preferred securities, 7 million shares were reissued.

Shareholder rights agreement

    The Company has a Rights Agreement under which all shareholders received a dividend distribution of one share purchase right (a "Right") on each outstanding share of the Company's common stock. The Rights become exercisable ten days after it is publicly announced that a person or group has acquired 15% or more of the Company's common stock or ten business days after the beginning of a tender or exchange offer to acquire 15% or more of the Company's common stock. The Rights then become exercisable at a price of $150 for a number of shares of the Company's common stock having a market value equal to $300. The Company may redeem the Rights at a price of $.01 per Right. The Rights expire on February 12, 2009. The Rights are intended to protect shareholders from unsolicited takeover attempts that may unfairly pressure shareholders and deprive them of the full value of their shares.

11.  Company Restructuring

    On November 10, 1999, the Company announced a series of strategic initiatives to aggressively expand its selling and service capabilities. The Company also announced a program to reduce current annual expenses by approximately $600 million. The reduction in expenses comes from field realignment, the reorganization of employee agents to a single exclusive agency independent contractor program, the closing of a field support center and four regional offices, and from reduced employee related expenses and professional services as a result of reductions in force, attrition and consolidations. The reduction in employees was estimated as approximately 4,000 non-agent positions, exclusive of selected hires to staff new initiatives, across all employment grades and categories by the end of 2000, or approximately 10% of the Company's non-agent work force.

    As a result of the cost reduction program, Allstate established a $69 million restructuring liability during the fourth quarter of 1999 for certain employee termination costs and qualified exit costs. The employee termination costs accrued as part of the restructuring reserve primarily reflected severance and the incremental cost of enhanced post-retirement benefits. The exit costs accrued primarily related to lease termination and post-exit rent expenses.

    The following table illustrates the inception to date change in the restructuring liability at December 31, 2000:

(in millions)	Employee Costs	Exit Costs	Total
Balance at December 31, 1999	$59	$10	$69
Net adjustments to the liability	1	15	16
Payments applied against the liability	(47)	(6)	(53)
Incremental post-retirement benefits classified with OPEB liability	(6)	–	(6)

Balance at December 31, 2000	$7	$19	$26

    The payments applied against the restructuring liability for employee costs primarily reflect severance. Payments applied for exit costs generally have consisted of post-exit rent expenses and contract termination penalties. Increases in the liability incurred during the year are due to estimates of additional severance and other exit costs.

    As of December 31, 2000, 2,300 non-agent employees have been involuntarily terminated and approximately 1,800 non-agent positions have been eliminated through net attrition pursuant to the restructuring plan. As of December 31, 2000, 2,400 agents have terminated their agency relationship with the Company at their election pursuant to the plan to reorganize exclusive agents to a single independent contractor program.

    An additional $59 million of pretax restructuring related costs ($38 million after-tax), net of related non-cash settlement and curtailment accounting gains as required under SFAS No. 88 and SFAS No. 106 on Allstate's retirement plans in the amount of $168 million, were expensed as incurred during 2000. The gross expenses recognized primarily consisted of agent separation and reorganization costs, retention bonuses and termination costs not qualifying for accrual at the time of the restructuring plan adoption.

    The non-cash retirement plans' settlement and curtailment gains, as required under GAAP, were recorded in 2000 in connection with the reorganization of agents to a single independent contractor program, and the termination of non-agent employees. The $168 million accounting gain includes a settlement gain of $7 million resulting from the accelerated recognition of deferred net actuarial gains that arose due to the favorable investment experience and demographic changes in the retirement plans and a curtailment gain of $161 million due to the accelerated recognition of unrecognized prior service cost and the reduction in the projected benefit obligation as a result of agents separating from the Company.

    As a result of agent separations relating to the agent reorganization plan, the pension plan made benefit payments of approximately $480 million to terminating agents.

    The Company does not anticipate that further charges related to the restructuring program will be material to its Consolidated financial statements.

12.  Commitments and Contingent Liabilities

Leases

    The Company leases certain office facilities and computer equipment. Total rent expense for all leases was $396 million, $370 million and $292 million in 2000, 1999 and 1998, respectively.

    Minimum rental commitments under noncancelable operating leases with an initial or remaining term of more than one year as of December 31, 2000 are as follows:

(in millions)
2001	$292
2002	201
2003	114
2004	75
2005	55
Thereafter	132

$869

California earthquake authority

    Allstate participates in the CEA which is a privately-financed, publicly-managed state agency created to provide insurance coverage for earthquake damage. Insurers selling homeowners insurance in California are required to offer earthquake insurance to their customers either through their company or participation in the CEA. The Company's homeowners policies continue to include coverages for losses caused by explosions, theft, glass breakage and fires following an earthquake, which are not underwritten by the CEA.

    Should losses arising from an earthquake cause a deficit in the CEA, additional funds needed to operate the CEA would be obtained through assessments on participating insurance companies, payments received under reinsurance agreements and bond issuances funded by future policyholder assessments. Participating insurers are required to pay an assessment, not to exceed $2.18 billion, if the capital of the CEA falls below $350 million. Participating insurers are required to pay a second assessment, not to exceed $1.46 billion, if aggregate CEA earthquake losses exceed $6.18 billion or the capital of the CEA falls below $350 million. At December 31, 2000, the CEA's capital balance was approximately $772 million. If the CEA assesses its member insurers for any amount, the amount of future assessments on members is reduced by the amounts previously assessed. To date, the CEA has not assessed member insurers beyond the initial assessment paid by participating insurers in 1996. The authority of the CEA to assess participating insurers for the first assessment expires when it has completed twelve years of operation. All future assessments on participating CEA insurers are based on their CEA insurance market share as of December 31 of the preceding year. As of December 31, 1999, the Company had 25% of the CEA market share. Allstate does not expect its CEA market share to materially change, and therefore does not expect its portion of these additional contingent assessments, if any, to exceed $545 million, as the likelihood of an event exceeding the CEA claims paying capacity of $6.18 billion is remote.

Florida hurricane assessments

    In Florida, the Company is subject to assessments from the FHCF (see Note 7), which has the authority to issue bonds to pay its obligations to participating insurers. The bonds issued by the FHCF are funded by assessments on all property and casualty premiums written in the state, except accident and health insurance. These assessments are limited to 4% in the first year of assessment, and up to a total of 6% for assessments in the second and subsequent years. Insurers may recoup assessments immediately through increases in policyholder rates. A rate filing or any portion of a rate change attributable entirely to an assessment is deemed approved when made with the State of Florida Department of Insurance (the "Department"), subject to the Department's statutory authority to review the "adequacy" of any rate at any time.

    In addition to direct hurricane losses, the Company is also subject to assessments from the Florida Windstorm Underwriting Association ("FWUA") and the Florida Residential Property and Casualty Joint Underwriting Association ("FRPCJUA"), which provide coverage for catastrophic losses to property owners unable to obtain coverage in the private market. These organizations levy regular assessments on participating companies if the deficit in the calendar year is less than or equal to 10% of Florida property premiums industry-wide for that year. An insurer may recoup a regular assessment through a surcharge to policyholders subject to a cap on the amount that can be charged in any one year. If the deficit exceeds 10%, the FWUA and/or FRPCJUA will fund the deficit through the issuance of bonds. The costs of these bonds are then funded through a regular assessment in the first year following the deficit and emergency assessments in subsequent years. Companies are required to collect the emergency assessments directly from the policyholder and remit these monies to the organizations as they are collected. Participating companies are obligated to purchase any unsold bonds issued by the FWUA and/or FRPCJUA. The insurer must file any recoupment surcharge with the Florida Department of Insurance ("the Department") at least 15 days prior to imposing the surcharge on any policies. The surcharge may be used automatically after the expiration of the 15 days, unless the Department has notified the insurer in writing that any of its calculations are incorrect.

    While the statutes are designed so that the ultimate cost is borne by the policyholders, the exposure to assessments and the availability of recoveries may not offset each other in the financial statements due to timing and the possibility of policies not being renewed in subsequent years.

Shared markets

    As a condition of its license to do business in various states, the Company is required to participate in mandatory property-liability shared market mechanisms or pooling arrangements including reinsurance, which provide various insurance coverages to individuals or other entities that otherwise are unable to purchase such coverage voluntarily provided by private insurers. Underwriting results related to these organizations, which tend to be adverse to the Company, have been immaterial to the results of operations.

Guaranty funds

    Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, for certain obligations of insolvent insurance companies to policyholders and claimants. The Company's expenses related to these funds have been immaterial.

PMI runoff support agreement

    The Company has certain limited rights and obligations under a capital support agreement ("Runoff Support Agreement") with PMI Mortgage Insurance Company ("PMI"), the primary operating subsidiary of PMI Group (see Note 3). Under the Runoff Support Agreement, the Company would be required to pay claims on PMI policies written prior to October 28, 1994 if PMI fails certain financial covenants and fails to pay such claims. In the event any amounts are so paid, the Company would receive a commensurate amount of preferred stock or subordinated debt of PMI Group or PMI. The Runoff Support Agreement also restricts PMI's ability to write new business and pay dividends under certain circumstances. Management does not believe this agreement will have a material adverse effect on results of operations, liquidity or financial position of the Company.

Regulation

    The Company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have varied and have included efforts to adversely influence and restrict premium rates, restrict the Company's ability to cancel policies, impose underwriting standards and expand overall regulation. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Legal proceedings

    Allstate and plaintiffs' representatives have agreed to settle certain civil suits filed in California, including a class action, now styled Ruth Sherman et al. v. Allstate Insurance Co., (Los Angeles County Superior Court Case No. BC 187659), related to the 1994 Northridge, California earthquake. On June 11, 1999, the Court entered an order approving the class action settlement. This order was appealed by certain objectors to the settlement in the Sherman Class Action on August 6, 1999, and that appeal is pending. The plaintiffs in these civil suits challenged licensing and engineering practices of certain firms that Allstate retained and alleged that Allstate systematically pressured engineering firms to improperly alter their reports to reduce the loss amounts paid to some insureds with earthquake claims. The settlement class in the litigation comprised approximately 11,500 Allstate insureds who had homeowner claims based on losses attributable to the earthquake that were adjusted with the assistance of Allstate retained engineers. The settlement agreement calls for a review of the claims of qualifying class members, who request to participate, by independent structural/geotechnical engineers and independent claims adjusters. Depending upon the results of this independent review, participating class members may receive further payments for their claims. Approximately 3,000 members of the settlement class indicated an interest in participating in the independent review process, and it is anticipated that approximately 2,400 of these insureds will be cleared for independent review pursuant to the settlement. As of December 31, 2000, initial site assessments for 1,173 claims had been conducted by the independent engineers and adjusters as part of the independent review process, which is ongoing. Payments totaling $944,753 had been made on 77 claims, of which 52 are now closed. The Company has insufficient information at this time to determine its ultimate financial exposure under this class settlement; however, in the opinion of management, the ultimate financial exposure in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

    In April of 1998, the Federal Bureau of Investigation executed search warrants at three Allstate offices for documents relating to the handling of certain claims for losses resulting from the Northridge earthquake. The Company cooperated with the investigation, which was directed by the United States Attorney's Office for the Central District of California. In January of 2001, counsel for the Company was advised that the government has terminated its investigation without any charges or any action being taken against the Company. This investigation led to the indictment of several independent vendors—two independent adjusters, a contractor, and personnel from two engineering companies—for frauds they committed against Allstate and others in connection with Northridge claims. Additionally, one independent contractor was tried and convicted of mail and wire fraud and awaits sentencing.

    For the past several years, the Company has been distributing to certain PP&C claimants documents regarding the claims process and the role that attorneys may play in that process. Suits challenging the use of these documents have been filed against the Company, including purported class action suits. In addition to these suits, the Company has received inquires from states' attorneys general, bar associations and departments of insurance. In certain states, the Company has continued to use these documents after agreeing to make certain modifications. In a suit brought by the Pennsylvania Attorney General, the trial court ruled that some aspects of these communications are misleading under Pennsylvania's consumer protection laws; however, that court has not yet determined whether to impose financial penalties upon Allstate. The Company is vigorously defending its rights to use these documents. The outcome of these disputes is currently uncertain.

    There are currently a number of state and nationwide putative class action lawsuits pending in various state and federal courts seeking actual and punitive damages from Allstate alleging breach of contract and fraud because of its specification of after-market (non-original equipment manufacturer) replacement parts in the repair of insured vehicles. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Plaintiffs in these suits allege that after-market parts are not "of like kind and quality" as required by the insurance policies. The lawsuits are in various stages of development. The Company is vigorously defending these lawsuits. The outcome of these disputes is currently uncertain.

    The Company has pending several state and nationwide class action lawsuits in various state and federal courts seeking actual and punitive damages from Allstate alleging breach of contract and fraud for failing to pay inherent diminished value to insureds under a collision, comprehensive, or uninsured motorist property damage provision of an auto policy. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Inherent diminished value is defined by plaintiffs as the difference between the market value of the insured automobile before an accident and the market value after repair. Plaintiffs allege that they are entitled to the payment of inherent diminished value under the terms of the contract. These lawsuits are in various stages of development. A class has been certified in only one case, a multi-state class action. The Company is vigorously defending these lawsuits. The outcome of these disputes is currently uncertain.

    There are a number of state and nationwide class action lawsuits pending in various state courts challenging the legal propriety of Allstate's medical bill review processes on a number of grounds, including, among other things, the manner in which Allstate determines reasonableness and necessity. Only one statewide class action has been certified, on a conditional basis. These lawsuits, which to a large degree mirror similar lawsuits filed against other carriers in the industry, allege these processes result in a breach of the insurance policy as well as fraud. The Company denies those allegations and is vigorously defending both its processes and these lawsuits. The outcome of these disputes is currently uncertain.

    Three nationwide and two statewide class actions are pending against Allstate which challenge Allstate's use of certain automated database vendors in valuing total loss automobiles. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Plaintiffs allege that flaws in these databases result in valuations to the detriment of insureds. The plaintiffs are seeking actual and punitive damages. The lawsuits are in various stages of development and Allstate is vigorously defending them, but the outcome of these disputes is currently uncertain.

    Allstate has been defending various lawsuits involving worker classification issues. Examples of these lawsuits include two class actions, filed after Allstate's reorganization of its California agent programs in 1996, relating to the classification of California exclusive agents as independent contractors. Among other things, the plaintiffs in these two class actions sought a determination that they had been treated as employees notwithstanding agent contracts that specify that they are independent contractors for all purposes. In both of these class actions, the court determined that the agents are independent contractors. The court's determination lead to the dismissal of one suit and settlement of the other suit for a non-material amount. This settlement is subject to court approval. Another example is a class action relating to the worker classification of staff working in agencies. In this putative class action, plaintiffs seek damages under the Employee Retirement Income Security Act and Racketeer Influenced and Corrupt Organizations Act alleging that 10,000 agency secretaries were terminated as employees by Allstate and rehired by agencies through outside staffing vendors for the purpose of avoiding the payment of employee benefits. Allstate is vigorously defending these and various other worker classification lawsuits. The outcome of these disputes is currently uncertain.

    Various other legal and regulatory actions are currently pending that involve Allstate and specific aspects of its conduct of business. At this time, based on their present status, it is the opinion of management that the ultimate liability, if any, in one or more of these other actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company. Like other members of the insurance industry, the Company is the target of an increasing number of class action lawsuits and other types of litigation. This litigation is based on a variety of issues including insurance and claim settlement practices and the Northridge earthquake.

13.  Income Taxes

    A consolidated federal income tax return is filed by the Company and its eligible domestic subsidiaries. Tax liabilities and benefits realized by the consolidated group are allocated as generated by the respective entities. Tax liabilities and benefits of ineligible domestic subsidiaries are computed separately based on taxable income of the individual subsidiary, and reported on separate federal tax returns.

    Prior to June 30, 1995, the Company was a subsidiary of Sears, Roebuck & Co. ("Sears") and, with its eligible domestic subsidiaries, was included in the Sears consolidated federal income tax return and federal income tax allocation agreement. Effective June 30, 1995, the Company and Sears entered into a new tax sharing agreement, which governs their respective rights and obligations with respect to federal income taxes for all periods during which the Company was a subsidiary of Sears, including the treatment of audits of tax returns for such periods.

    The Internal Revenue Service ("IRS") has completed its review of the Company's federal income tax returns through the 1993 tax year. Any adjustments that may result from IRS examinations of tax returns are not expected to have a material impact on the financial position, liquidity or results of operations of the Company.

    The components of the deferred income tax assets and liabilities at December 31, are as follows:

(in millions)	2000	1999
Deferred assets
Discount on loss reserve	$487	$531
Unearned premium reserve	552	565
Life and annuity reserve	657	606
Other postretirement benefits	248	231
Other assets	344	348

Total deferred assets	2,288	2,281
Deferred liabilities
Deferred policy acquisition costs	(1,258)	(1,086)
Unrealized net capital gains	(1,060)	(736)
Pension	(130)	(101)
Other liabilities	(188)	(147)

Total deferred liabilities	(2,636)	(2,070)

Net deferred asset (liability)	$(348)	$211

    Although realization is not assured, management believes it is more likely than not that the deferred tax assets, net of valuation allowances, will be realized based on the assumption that certain levels of income will be achieved. The Company has established valuation allowances for deferred tax assets of certain international operations, due to a lack of evidence that such assets would be realized. The total amount of the valuation allowance reducing deferred tax assets was $79 million and $58 million at December 31, 2000 and 1999, respectively.

    The components of Income tax expense for the year ended December 31, are as follows:

(in millions)	2000	1999	1998
Current	$569	$967	$1,429
Deferred	226	181	(7)

Total Income tax expense	$795	$1,148	$1,422

    The Company paid income taxes of $340 million, $1.06 billion and $1.34 billion in 2000, 1999 and 1998, respectively. The Company had a current income tax liability of $241 million and $97 million at December 31, 2000 and 1999, respectively.

    A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the year ended December 31, is as follows:

	2000	1999	1998
Statutory federal income tax rate	35.0%	35.0%	35.0%
Tax-exempt income	(10.0)	(7.7)	(6.1)
Dividends received deduction	(0.8)	(0.6)	(0.7)
Other	1.9	2.7	1.8

Effective income tax rate	26.1%	29.4%	30.0%

    Prior to January l, 1984, ALIC and certain other life insurance subsidiaries included in the Allstate Financial segment were entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 2000, approximately $105 million, will result in federal income taxes payable of $37 million if distributed by these companies. No provision for taxes has been made as the Company's affected subsidiaries have no plan to distribute amounts from this account. No further additions to the account have been permitted since 1983.

14.  Statutory Financial Information

    The following table reconciles consolidated Net income for the year ended December 31, and Shareholders' equity at December 31, as reported herein in conformity with GAAP with total statutory net income and capital and surplus of Allstate's domestic insurance subsidiaries, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

	Net income			Shareholders' equity
(in millions)	2000	1999	1998	2000	1999
Balance per GAAP	$2,211	$2,720	$3,294	$17,451	$16,601
Parent company and undistributed net income of certain subsidiaries	104	97	(76)	1,771	670
Unrealized gain/loss on fixed income securities	–	–	–	(2,168)	(114)
Deferred policy acquisition costs	(361)	(254)	(312)	(4,221)	(3,747)
Deferred income taxes	233	152	(26)	338	(161)
Employee benefits	(266)	(69)	27	219	263
Financial statement impact of acquisitions/dispositions	(11)	(152)	256	(977)	(918)
Reserves and non-admitted assets	88	36	92	522	181
Other	203	(201)	129	(57)	108

Balance per statutory accounting practices	$2,201	$2,329	$3,384	$12,878	$12,883

Balances by major business type:
Property-Liability	$1,869	$2,012	$2,998	$10,141	$10,132
Allstate Financial	332	317	386	2,737	2,751

Balance per statutory accounting practices	$2,201	$2,329	$3,384	$12,878	$12,883

    The Property-Liability statutory capital and surplus balances above exclude wholly-owned subsidiaries included in the Allstate Financial segment.

Permitted statutory accounting practices

    AIC and each of its domestic property-liability and Allstate Financial subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the insurance department of the applicable state of domicile. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Certain domestic subsidiaries of the Company follow permitted statutory accounting practices which differ from those prescribed by regulatory authorities. The use of such permitted statutory accounting practices does not have a significant impact on statutory surplus or statutory net income.

    The NAIC has approved a January 1, 2001 implementation date for newly developed statutory accounting principles ("codification"). However, each company must adhere to the implementation date adopted by their state of domicile. Certain states have not adopted certain provisions of codification, and in some instances are approving permitted practices including interpretations. Several states continue to review codification requirements to align existing state laws and regulations as necessary. The implementation of codification is currently estimated to increase the surplus of AIC by $863 million, including an estimated increase in the surplus of Allstate Life Insurance Company of $44 million. The increase is primarily the result of the requirement to recognize net statutory deferred tax assets for temporary differences reversing within the succeeding twelve-month period. The NAIC has established a formal maintenance process to develop and propose new guidance, as well as ongoing clarification and interpretation of issues. The impact of any future changes will be recorded as they are approved by the NAIC.

Dividends

    The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company, receipt of dividends from AIC and other relevant factors. The payment of shareholder dividends by AIC without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months.

    In the twelve-month period beginning January 1, 2000, AIC paid dividends of $655 million which was less than the maximum amount allowed under Illinois insurance law without the approval of the Illinois Department of Insurance ("IL Department") based on 1999 formula amounts. Based on 2000 AIC statutory net income, the maximum amount of dividends AIC will be able to pay without prior IL Department approval at a given point in time during 2001 is $1.69 billion, less dividends paid during the preceding twelve months measured at that point in time.

Risk-based capital

    The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. At December 31, 2000, RBC for each of the Company's domestic insurance subsidiaries was significantly above levels that would require regulatory actions.

15.  Benefit Plans

Pension and other postretirement plans

    Defined benefit pension plans cover most domestic full-time and certain part-time employees, as well as Canadian full-time employees, and certain part-time employees. Benefits under the pension plans are based upon the employee's length of service and eligible annual compensation. The Company's funding policy for the pension plans is to make annual contributions in accordance with accepted actuarial cost methods.

    The Company also provides certain health care and life insurance benefits for retired employees. Qualified employees may become eligible for these benefits if they retire in accordance with the Company's established retirement policy and are continuously insured under the Company's group plans or other approved plans for ten or more years prior to retirement. The Company shares the cost of the retiree medical benefits with retirees based on years of service, with the Company's share being subject to a 5% limit on annual medical cost inflation after retirement. The Company's postretirement benefit plans currently are not funded. The Company has the right to modify or terminate these plans.

    The components of net periodic cost/(benefit) for all plans for the year ended December 31, are as follows:

	Pension benefits			Postretirement benefits
(in millions)	2000	1999	1998	2000	1999	1998
Service cost	$125	$155	$155	$12	$14	$18
Interest cost	222	245	237	54	49	48
Expected return on plan assets	(331)	(358)	(267)	–	–	–
Amortization of prior service costs	(5)	(6)	(5)	(1)	(2)	–
Amortization of unrecognized transition obligation	2	(2)	(8)	–	–	–
Settlement (gain)/loss	–	(43)	–	–	–	–
Special termination benefits	–	–	–	–	6	–
Recognized net actuarial loss (gain)	(13)	2	26	(2)	(3)	–
Curtailment (gain)	(152)	–	–	(11)	–	–

Net periodic cost (benefit)	$(152)	$(7)	$138	$52	$64	$66

    The non-cash settlement and curtailment gains for pension benefits and postretirement benefits were recorded in 2000, as required, in connection with the reorganization of agents to a single independent contractor program and the termination of non-agent employees. As a result of agent separations relating to the agent reorganization plan, the pension plan made benefit payments of approximately $480 million to terminating agents.

    The decrease in net periodic pension benefit cost in 2000 and 1999 was primarily due to continued strong investment returns on plan assets, which have been mostly due to favorable returns on equity securities. Net periodic pension benefit cost may include settlement charges or benefits as a result of retirees selecting lump sum distributions. Settlements are expected to increase in the future if the number of eligible participants deciding to receive distributions and the amount of their benefits increases.

    The special termination benefits included in net periodic other post-retirement cost in 1999 reflect the incremental cost of lowering the minimum eligible retirement age requirements for certain agent programs. This action is part of the Company's 1999 restructuring plan (see Note 11). In 1999, these special termination benefits were classified in the Company's restructuring reserve. In 2000, they have been reclassified into the Company's postretirement benefit obligation.

    The Company calculates benefit obligations based upon actuarial methodologies using the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans.

    The changes in benefit obligations for all plans for the year ended December 31, are as follows:

	Pension benefits		Postretirement benefits
(in millions)	2000	1999	2000	1999
Change in benefit obligation
Benefit obligation, beginning of year	$2,969	$3,413	$691	$702
Service cost	125	155	12	14
Interest cost	222	245	54	49
Participant contributions	–	–	14	8
Plan amendments	–	–	–	9
Actuarial (gain) loss	395	(479)	77	(48)
Curtailment gain	(135)	–	(10)	–
Benefits paid	(763)	(419)	(53)	(44)
Settlement gain (loss)	–	53	–	–
Translation adjustment	–	1	–	1

Benefit obligation, end of year	$2,813	$2,969	$785	$691

    Pension plan assets at December 31, 2000 and 1999 comprise primarily equity securities and long-term corporate and U.S. government obligations. The Company's other postretirement benefit plans currently are not funded.

    The change in pension plan assets for the year ended December 31, are as follows:

	Pension benefits
(in millions)	2000	1999
Change in plan assets
Fair value of plan assets, beginning of year	$3,786	$3,761
Actual return on plan assets	457	405
Employer contribution	26	38
Benefits paid	(763)	(419)
Translation adjustment	–	1

Fair value of plan assets, end of year	$3,506	$3,786

    Benefits paid include lump sum distributions, a portion of which may trigger settlement accounting treatment.

    The plans' funded status, which are calculated as the difference between the projected benefit obligation and plan assets for pension benefits, and the difference between the accumulated benefit obligation and plan assets for other postretirement benefits, are as follows:

	Pension benefits		Postretirement benefits
(in millions)	2000	1999	2000	1999
Funded status	$693	$817	$(785)	$(691)
Unamortized prior service cost	(2)	(20)	(19)	(23)
Unamortized transition obligation	4	6	–	–
Unrecognized net actuarial (gain)/loss	(311)	(593)	14	(63)

Prepaid (accrued) benefit cost	$384	$210	$(790)	$(777)

    The $282 million change in the unrecognized net actuarial gain in 2000 reflects a higher discount rate assumption used in determining the projected benefit obligation. Allstate amortizes its excess unrecognized net actuarial gains over the average remaining service period of active employees expected to receive benefits. Included in the prepaid benefit cost of the pension benefits are plans with aggregate accumulated benefit obligations in excess of the aggregate fair value of plan assets in the amount of $58 million and $48 million for 2000 and 1999, respectively.

    Assumptions used in the determination of the projected pension benefit obligation and plan assets at December 31, which were based on an October 31 measurement date, were:

	2000	1999	1998
Weighted average discount rate	8.25%	8.00%	7.25%
Rate of increase in compensation levels	4.00–5.00	4.00–5.00	4.00–5.00
Expected long-term rate of return on plan assets	9.50	9.50	9.50

    The weighted average health care cost trend rate used in measuring the accumulated postretirement benefit cost was 5.70% for 2000, gradually declining to 5.00% in 2002 and remaining at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.25% and 8.00% in 2000 and 1999, respectively. Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health care plans.

    A one percentage-point increase in assumed health care cost trend rates would increase the total of the service and interest cost components of net periodic benefit cost of other postretirement benefits, and the accumulated postretirement benefit obligation by $4 million and $21 million, respectively. A one percentage-point decrease in assumed health care cost trend rates would decrease the total of the service and interest cost components of net periodic benefit cost of other postretirement benefits and the accumulated postretirement benefit obligation by $7 million and $63 million, respectively.

Profit sharing plans

    Employees of the Company and its domestic subsidiaries, with the exception of AHL, are also eligible to become members of The Savings and Profit Sharing Fund of Allstate Employees ("Allstate Plan"). The Company contributions are based on the Company's matching obligation and performance. The Allstate Plan includes an ESOP to pre-fund a portion of the Company's anticipated contribution. In connection with the Allstate Plan, the Company has a note from the ESOP with a current principal balance of $154 million. The ESOP note has a fixed interest rate of 7.9% and matures in 2019.

    The Company's defined contribution to the Allstate Plan was $62 million, $80 million and $168 million in 2000, 1999 and 1998, respectively.

    These amounts were reduced by the ESOP benefit computed for the year ended December 31, as follows:

(in millions)	2000	1999	1998
Interest expense recognized by ESOP	$13	$17	$21
Less dividends accrued on ESOP shares	(25)	(23)	(22)
Cost of shares allocated	14	30	38

	2	24	37
Reduction of defined contribution due to ESOP	61	79	167

ESOP benefit	$(59)	$(55)	$(130)

    Net profit sharing expense relating to the Allstate Plan was $3 million, $25 million and $38 million for 2000, 1999 and 1998, respectively.

    The Company contributed $44 million, $60 million and $45 million to the ESOP in 2000, 1999 and 1998, respectively. At December 31, 2000, total committed to be released, allocated and unallocated ESOP shares were 1.6 million, 16.9 million and 20.5 million, respectively.

    Allstate also has profit sharing plans for eligible employees of its Canadian insurance subsidiaries as well as for employees of AHL. Profit sharing expense for these plans is not significant.

16. Equity Incentive Plans

    The Company has equity incentive plans which provide the Company the authority to grant nonqualified stock options, incentive stock options, and restricted or unrestricted shares of the Company's stock to certain employees and directors of the Company. A maximum of 41.1 million shares of common stock were reserved for issuance under the plans, subject to adjustment in accordance with the plans' terms. At December 31, 2000 and 1999, 5.7 million and 12.2 million shares, respectively, remained available for future issuance under these plans. To date, the Company has not issued incentive stock options or unrestricted shares. During 2000, the Company issued 1.4 million shares of restricted stock to employees under the plan. The restricted shares vest 50 percent after two years and 50 percent after four years. The Company records compensation expense for the restricted shares over the vesting period and as of December 31, 2000 the unamortized cost of the restricted shares is included in Deferred compensation expense as a component of Shareholders' equity.

    Options are granted under the plans at exercise prices equal to the fair value of the Company's common stock on the applicable grant date. Effective with the 1999 acquisition of AHL, fixed stock options of Allstate were exchanged for options outstanding under the previously outstanding AHL plan. The basis for the option exchange was equal to the share conversion ratio pursuant to the merger agreement. The options granted under the Allstate plans vest ratably over a three or four-year period. The options granted may be exercised when vested and will expire ten years after the date of grant.

    The change in stock options for the year ended December 31, was as follows:

(number of shares in thousands)	2000	Weighted average exercise price	1999	Weighted average exercise price	1998	Weighted average exercise price
Beginning balance	20,380	$27.32	14,297	$24.29	13,533	$18.92
Granted	5,981	26.08	6,155	35.22	2,862	42.64
AHL options exchanged	–	–	1,284	15.00	–	–
Exercised	(3,260)	14.12	(1,095)	14.56	(1,993)	45.64
Canceled or expired	(801)	34.23	(261)	38.21	(105)	34.41

Ending balance	22,300	28.67	20,380	27.32	14,297	24.29

Exercisable	11,303	$26.90	11,646	$21.03	9,678	$17.46

Weighted average fair value (at grant date) for options granted during the year	$6.21		$9.70		$12.25

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2000, 1999 and 1998; dividend yield of 1.6%, 1.7% and 1.3%, respectively; volatility factor of 30%; risk-free interest rate of 5.11%, 5.99% and 5.33%, respectively; and expected life of six years.

    Information on the range of exercise prices for options outstanding as of December 31, 2000 is as follows:

(number of shares in thousands)	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at 12/31/2000	Weighted average exercise price	Weighted average remaining contractual life	Number exercisable at 12/31/2000	Weighted average exercise price
$ 6.11–$17.04	4,627	$14.02	4.20 years	4,479	$13.99
$17.50–$27.91	7,092	25.27	8.72 years	1,205	22.17
$28.69–$39.50	7,874	35.54	7.97 years	3,755	36.00
$40.09–$50.72	2,707	42.61	7.38 years	1,864	42.63

	22,300	28.67	7.35 years	11,303	26.90

    The Company has adopted the financial disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" with respect to its employee plan. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its employee equity incentive plans. Accordingly, no compensation cost has been recognized for its employee plan as the exercise price of the options equals the market price at the grant date. Furthermore, no compensation cost was recognized on the exchange of AHL fixed stock options for Allstate replacement options in 1999 since these options are not considered to be new option grants for measurement purposes.

    The effect of recording compensation cost for the Company's employee stock-based compensation plan based on SFAS No. 123's fair value method would have reduced net income and earnings per share by the following pro forma amounts:

(in millions except per share data)	2000	1999	1998
Net income:
As reported	$2,211	$2,720	$3,294
Pro forma	2,184	2,702	3,281
Earnings per share—basic:
As reported	2.97	3.40	3.96
Pro forma	2.94	3.38	3.94
Earnings per share—diluted:
As reported	2.95	3.38	3.94
Pro forma	2.92	3.36	3.92

17. Business Segments

    Allstate management is organized around products and services, and this structure is considered in the identification of its four reportable segments. These segments and their respective operations are as follows:

  Personal Property and Casualty ("PP&C") sells principally private passenger auto and homeowners insurance in the United States and Canada. Revenues generated outside the United States were immaterial with respect to PP&C's total revenues for the years ended December 31, 2000, 1999 and 1998. The Company evaluates the results of this segment based upon premium growth and underwriting results.

  Discontinued Lines and Coverages consists of business no longer written by Allstate, including results from environmental, asbestos and other mass tort exposures, the mortgage pool insurance business exited in 1999, and certain commercial and other business in run-off. This segment also includes the historical results of the commercial and reinsurance businesses sold in 1996. The Company evaluates the results of this segment based upon underwriting results.

  Allstate Financial markets a broad line of life insurance, investment and group pension and retirement products in the United States and other countries. Life insurance products primarily include traditional life, including term and whole-life, and interest-sensitive life insurance. Investment products consist of fixed annuity products, including indexed, market value adjusted and structured settlement annuities, as well as variable annuities. Revenues generated outside the United States were immaterial with respect to Allstate Financial total revenues for the years ended December 31, 2000, 1999 and 1998. The Company evaluates the results of this segment based upon invested asset growth, face amounts of policies in force and net income.

  Corporate and Other comprises holding company activities and certain non-insurance operations.

    PP&C and Discontinued Lines and Coverages together comprise Property-Liability. The Company does not allocate Property-Liability investment income, realized capital gains and losses, or assets to the PP&C and Discontinued Lines and Coverages segments. Management reviews assets at the Property-Liability, Allstate Financial, and Corporate and Other levels for decision-making purposes.

    The accounting policies of the business segments are the same as those described in Note 2. The effects of certain intersegment transactions are excluded from segment performance evaluation and therefore eliminated in the segment results.

    Summarized revenue data for each of the Company's business segments for the year ended December 31, are as follows:

(in millions)	2000	1999	1998
Revenues
Property-Liability
Premiums earned
PP&C	$21,868	$20,103	$19,307
Discontinued Lines and Coverages	3	9	–

Total premiums earned	21,871	20,112	19,307
Net investment income	1,814	1,761	1,723
Realized capital gains and losses	506	948	806

Total Property-Liability	24,191	22,821	21,836
Allstate Financial
Premiums and contract charges	2,205	1,623	1,519
Net investment income	2,715	2,260	2,115
Realized capital gains and losses	(40)	193	325

Total Allstate Financial	4,880	4,076	3,959
Corporate and Other
Net investment income	104	91	52
Realized capital gains and losses	(41)	(29)	32

Total Corporate and Other	63	62	84

Consolidated Revenues	$29,134	$26,959	$25,879

    Summarized financial performance data for each of the Company's reportable segments for the year ended December 31, are as follows:

(in millions)	2000	1999	1998
Income from operations before income taxes and other items
Property-Liability
Underwriting income (loss)
PP&C	$187	$576	$1,355
Discontinued Lines and Coverages	(14)	(49)	(51)

Total underwriting income	173	527	1,304
Net investment income	1,814	1,761	1,723
Realized capital gains and losses	506	948	806
Gain on disposition of operations	–	10	38

Property-Liability income from operations before income taxes and equity in net income of unconsolidated subsidiary	2,493	3,246	3,871
Allstate Financial
Premiums and contract charges	2,205	1,623	1,519
Net investment income	2,715	2,260	2,115
Realized capital gains and losses	(40)	193	325
Contract benefits	3,190	2,578	2,415
Operating costs and expenses	970	751	695

Allstate Financial income from operations before income taxes	720	747	849
Corporate and Other
Net investment income	104	91	52
Realized capital gains and losses	(41)	(29)	32
Operating costs and expenses	229	148	108
Gain on disposition of operations	–	–	49

Corporate and Other income (loss) from operations before income taxes and dividends on preferred securities	(166)	(86)	25

Consolidated income from operations before income taxes and other items	$3,047	$3,907	$4,745

    Additional significant financial performance data for each of the Company's reportable segments for the year ended December 31, are as follows:

(in millions)	2000	1999	1998
Amortization of deferred policy acquisition costs
PP&C	$3,008	$2,908	$2,644
Allstate Financial	450	374	377

Consolidated	$3,458	$3,282	$3,021

Income tax expense
Property-Liability	$630	$934	$1,121
Allstate Financial	251	262	299
Corporate and Other	(86)	(48)	2

Consolidated	$795	$1,148	$1,422

    Interest expense is primarily incurred in the Corporate and Other segment. Capital expenditures for long-lived assets are generally made in the PP&C segment. A portion of these long-lived assets are utilized by entities included in the Allstate Financial and Corporate and Other segments, and accordingly, are charged expenses in proportion to their use.

    Summarized data for total assets and investments for each of the Company's reportable segments as of December 31, are as follows:

At December 31,	2000	1999	1998
(in millions)
Assets
Property-Liability	$42,721	$41,416	$41,662
Allstate Financial	61,136	53,200	44,947
Corporate and Other	951	3,503	1,082

Consolidated	$104,808	$98,119	$87,691

Investments
Property-Liability	$32,956	$32,943	$33,733
Allstate Financial	40,254	34,444	31,765
Corporate and Other	1,273	2,258	1,027

Consolidated	$74,483	$69,645	$66,525

18. Other Comprehensive Income

    The components of other comprehensive income on a pretax and after-tax basis for the year ended December 31, are as follows:

	2000			1999			1998
(in millions)	Pretax	Tax	After- tax	Pretax	Tax	After- tax	Pretax	Tax	After- tax
Unrealized capital gains and losses:
Unrealized holding gains (losses) arising during the period	$1,337	$(468)	$869	$(1,507)	$527	$(980)	$1,195	$(418)	$777
Less: reclassification adjustment for realized net capital gains included in net income	397	(139)	258	993	(348)	645	929	(325)	604

Unrealized net capital gains (losses)	940	(329)	611	(2,500)	875	(1,625)	266	(93)	173
Unrealized foreign currency translation adjustments:
Unrealized foreign currency translation adjustments arising during the period	(46)	16	(30)	22	(8)	14	(3)	1	(2)
Less: reclassification adjustment for net translation gains/losses included in net income	–	–	–	–	–	–	–	–	–

Unrealized foreign currency translation adjustments	(46)	16	(30)	22	(8)	14	(3)	1	(2)

Other comprehensive income	$894	$(313)	$581	$(2,478)	$867	$(1,611)	$263	$(92)	$171

19. Quarterly Results (unaudited)

	First quarter		Second quarter		Third quarter		Fourth quarter
(in millions except per share data)	2000	1999	2000	1999	2000	1999	2000	1999
Revenues	$7,286	$6,807	$7,183	$6,592	$7,445	$6,551	$7,220	$7,009
Net income	561	1,035	459	770	644	490	547	425
Earnings per share
Basic	.73	1.27	.62	.96	.87	.63	.75	.54
Diluted	.73	1.27	.61	.95	.87	.62	.74	.54

Independent Auditors' Report

TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF THE ALLSTATE CORPORATION:

    We have audited the accompanying Consolidated Statements of Financial Position of The Allstate Corporation and subsidiaries as of December 31, 2000 and 1999, and the related Consolidated Statements of Operations, Comprehensive Income, Shareholders' Equity and Cash Flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Allstate Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Chicago, Illinois
February 23, 2001

The Allstate Corporation
Proxy Card/Voting Instruction Form
Solicited on Behalf of the Board of Directors

    The undersigned hereby authorizes Warren L. Batts, Edward A. Brennan, James M. Denny, H. John Riley, Jr. and Joshua I. Smith to vote all shares of common stock of The Allstate Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 15, 2001 and at any adjournments thereof. The authority conferred by this Proxy Card/Voting Instruction Form shall be exercised by a majority of these persons present and acting at the meeting or, if only one of them is present, by that person. Each such person has the authority to designate a substitute to act for him. These persons are authorized to vote such shares on the matters shown, and in the manner directed, on the reverse hereof and in their discretion on any other matters that may properly come before the meeting.

    With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held on behalf of the undersigned in The Savings and Profit Sharing Fund of Allstate Employees, the undersigned directs The Northern Trust Company as Trustee to vote all such shares on the matters shown, and in the manner directed, on the reverse hereof and in its discretion on any other matters that may properly come before the meeting. The Trustee will vote all unallocated shares and those votable shares for which instructions were not received timely (which will be considered unvoted) as follows: if the Trustee receives timely voting instructions for at least 50% of the votable shares, then the Trustee shall vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions were received, unless to do so would be inconsistent with the Trustee's duties. If the Trustee receives voting instructions with regard to less than 50% of the votable shares, the Trustee shall vote all unvoted and unallocated shares in its sole discretion. The Trustee will not use discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

    Election of Directors

    Nominees: (1) F. Duane Ackerman, (2) James G. Andress, (3) Warren L. Batts, (4) Edward A. Brennan, (5) James M. Denny, (6) W. James Farrell, (7) Ronald T. LeMay, (8) Edward M. Liddy, (9) Michael A. Miles, (10) H. John Riley, Jr., (11) Joshua I. Smith, (12) Judith A. Sprieser and (13) Mary Alice Taylor.

Except as specified on the reverse side, the shares represented by this Proxy Card/Voting Instruction Form will be voted FOR all nominees listed above, FOR Items 2 and 3 and AGAINST Items 4 and 5.

    PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE

(Continued and to be signed on reverse side.)

/*\FOLD AND DETACH HERE/*\

/x/	Please mark your votes as in this example.	2469

The Board of Directors recommends a Vote "FOR" all Nominees for Director and "FOR" Items 2 and 3 and "AGAINST" Items 4 and 5.

The Board of Directors recommends a vote FOR all Nominees listed and FOR Items 2 and 3.									The Board of Directors recommends a vote AGAINST Items 4 and 5.

		FOR	WITHHELD			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Election of Directors (See Reverse Side)	/ /	/ /	2.	Appointment of Deloitte & Touche LLP as independent auditors for 2001.	/ /	/ /	/ /	4.	Provide cumulative voting for Board of Directors.	/ /	/ /	/ /
For, except vote withheld from the following Nominee(s):				3.	Approval of The Allstate Corporation 2001 Equity Incentive Plan.	/ /	/ /	/ /	5.	Endorse CERES Principles.	/ /	/ /	/ /

									The undersigned acknowledges receipt of The Allstate Corporation's 2000 Annual Report and Notice of Annual Meeting and Proxy Statement dated March 26, 2001. The undersigned hereby revokes any instructions previously given to vote the shares represented by this Proxy Card/Voting Instruction Form.
									Please sign exactly as name appears hereon. Joint Owners should each sign. Where applicable, indicate official position or representative capacity.

									SIGNATURE(S) DATE

/*\FOLD AND DETACH HERE/*\

The Allstate Corporation stockholders can now vote their shares over the telephone or the Internet. This eliminates the need to return the proxy card/voting instruction form.

To vote your shares over the telephone or the Internet you must have your proxy card and Social Security Number available. The Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or over the Internet. These systems can be accessed 24 hours a day, seven days a week up until the day prior to the meeting.

1.
To vote over the telephone:
On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683).

2.
To vote over the Internet:
Log on to the Internet and go to the web site http://www.eproxyvote.com/all.

Your vote over the telephone or the Internet is effective in the same manner as if you marked, signed, dated and returned your proxy card/voting instruction form.

If you choose to vote your shares over the telephone or the Internet, there is no need for you to mail back your proxy card/voting instruction form.

    Your vote is important. Thank you for voting.

QuickLinks

Notice of Annual Meeting and Proxy Statement
Table of Contents
Proxy and Voting Information
Item 1 Election of Directors
Nominees
Meetings of the Board and Board Committees
Functions of Board Committees
Compensation Committee Interlocks and Insider Participation
Directors' Compensation and Benefits
Security Ownership of Directors and Executive Officers
Security Ownership of Certain Beneficial Owners
Item 2 Ratification of Appointment of Independent Public Accountants
Item 3 Approval of The Allstate Corporation 2001 Equity Incentive Plan
Item 4 Stockholder Proposal on Cumulative Voting
Item 5 Stockholder Proposal Relating to CERES Principles
Executive Compensation
Option/SAR Grants in 2000
Option Exercises in 2000 and Option Values on December 31, 2000
Long-Term Executive Incentive Compensation Plan
Pension Plans
Change of Control Arrangements
Audit Committee Report
Stock Performance Graph
Section 16(a) Beneficial Ownership Reporting Compliance
Certain Transactions
Stockholder Proposals for Year 2002 Annual Meeting
Proxy Solicitation
Appendix A
The Allstate Corporation 2001 Equity Incentive Plan
Appendix B
Audit Committee Charter
Appendix C
Executive Officers
Appendix D
11-Year Summary of Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Consolidated Statements of Operations
Consolidated Statements of Comprehensive Income
Consolidated Statements of Financial Position
Consolidated Statements of Shareholders’ Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
Independent Auditors' Report